     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 DAN RIVER INC.
             (Exact name of registrant as specified in its charter)

           GEORGIA                             2211                           58-1854637
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
              of                   Classification Code Number)          Identification Number)
incorporation or organization)

                              2291 MEMORIAL DRIVE
                            DANVILLE, VIRGINIA 24541
                                 (804) 799-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)
                             ---------------------

                            HARRY L. GOODRICH, ESQ.
                                 DAN RIVER INC.
                              2291 MEMORIAL DRIVE
                            DANVILLE, VIRGINIA 24541
                                 (804) 799-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:

               JOHN J. KELLEY III                                 LIZANNE THOMAS
                KING & SPALDING                             JONES, DAY, REAVIS & POGUE
              191 PEACHTREE STREET                             303 PEACHTREE STREET
          ATLANTA, GEORGIA 30303-1763                       SUITE 3500, SUNTRUST PLAZA
                 (404) 572-4600                            ATLANTA, GEORGIA 30308-3242
                                                                  (404) 521-3939

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.
                             ---------------------

     If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                        AMOUNT TO         PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES          BE              OFFERING PRICE           AGGREGATE           REGISTRATION
        TO BE REGISTERED              REGISTERED(1)         PER SHARE(2)        OFFERING PRICE(2)          FEE(2)
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value....       4,800,000              $17.38              $83,424,000             $24,611
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) This amount is based upon the maximum number of shares anticipated to be issued pursuant to an Agreement and Plan of Merger dated as of June 28, 1998 between the Registrant and The Bibb Company.
(2) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the book value as of July 8, 1998 of the securities to be received by the Registrant in exchange for the securities registered hereby.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 DAN RIVER INC.
                              2291 MEMORIAL DRIVE
                            DANVILLE, VIRGINIA 24541

                             ---------------------

                                                                   July   , 1998

Dear Shareholder:

     You are invited to attend an important Special Meeting of the shareholders
of Dan River Inc. ("Dan River") to be held on                ,                ,
1998, at 10:00 a.m., local time at the offices of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 28, 1998 between Dan River and The Bibb Company ("Bibb"), which provides for the acquisition of Bibb by Dan River (the "Merger Agreement"), and the issuance of shares of Class A Common Stock, par value $.01, of Dan River (the "Dan River Class A Common Stock") in connection therewith. Pursuant to the Merger Agreement, Bibb would be merged with and into Dan River (the "Merger"). Dan River would be the surviving corporation in the Merger. If the Merger is consummated, each outstanding share of Common Stock, par value $.01, of Bibb (the "Bibb Common Stock") (other than treasury shares, shares held by Dan River and dissenting shares) will be converted into the right to receive, at the election of the holder thereof, 0.84615 shares of Dan River Class A Common Stock or cash in an amount equal to $16.50 (the "Merger Consideration"). Elections may be prorated in order that the total number of stock election shares and cash election shares will each equal 50% of the total outstanding shares of Bibb Common Stock immediately prior to the effective time of the Merger. The accompanying Joint Proxy Statement/Prospectus contains additional information regarding the proposed acquisition of Bibb by Dan River.

     The Merger Agreement and the Merger have been adopted and approved by the Boards of Directors of Bibb and Dan River. The Merger Agreement and the issuance of shares of Dan River Class A Common Stock in connection therewith are subject to the approval by the holders of two thirds of the voting power of the outstanding Dan River Class A Common Stock and Class B Common Stock, par value $.01, of Dan River (the "Dan River Class B Common Stock" and together with the Dan River Class A Common Stock, the "Dan River Common Stock") entitled to vote at the Special Meeting voting together. In addition, the Merger Agreement is subject to the approval of a majority of the total votes cast by holders of outstanding shares of Bibb Common Stock entitled to vote thereon. The Dan River Board of Directors has received a written opinion dated June 22, 1998 of Bowles Hollowell Conner & Co., to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to Dan River. A copy of such opinion is attached to the Joint Proxy Statement/ Prospectus as Annex B and should be read carefully in its entirety.

     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF DAN RIVER AND ITS SHAREHOLDERS, HAS ADOPTED AND APPROVED THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF DAN RIVER CLASS A COMMON STOCK IN CONNECTION THEREWITH AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF CLASS A COMMON STOCK OF DAN RIVER IN CONNECTION THEREWITH.

     Details of the background and reasons for the proposed Merger appear in and are explained in the accompanying Joint Proxy Statement/Prospectus. Additional information regarding Bibb and Dan River also is set forth in the Joint Proxy Statement/Prospectus and incorporated therein by reference to other documents.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING EITHER IN PERSON OR BY PROXY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                          Sincerely,

                                          Joseph L. Lanier, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

                                 DAN RIVER INC.
                              2291 MEMORIAL DRIVE
                            DANVILLE, VIRGINIA 24541

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON           , 1998

                             ---------------------

     Notice is hereby given that a Special Meeting of shareholders of Dan River
Inc. ("Dan River") will be held on           ,           , 1998 at 10:00 a.m.,
local time, at the offices of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia, for the following purposes:

          (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 28, 1998 between Dan River and The Bibb Company ("Bibb"), which provides for the acquisition of Bibb, and the issuance of shares of Dan River Class A Common Stock in connection therewith. If the Merger Agreement is approved, Bibb would be merged with and into Dan River (the "Merger"). The terms of the Merger are described in the accompanying Joint Proxy Statement/Prospectus.

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on           , 1998
as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof. A list of shareholders entitled to vote at the Special Meeting will be available at the Special Meeting for examination by any shareholder.

     Your attention is directed to the Joint Proxy Statement/Prospectus submitted with this Notice.

                                          By order of the Board of Directors

                                          Harry L. Goodrich
                                          Secretary
Danville, Virginia
          , 1998

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                THE BIBB COMPANY
                        100 GALLERIA PARKWAY, SUITE 1750
                             ATLANTA, GEORGIA 30339

                                                                   July   , 1998

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of The Bibb Company ("Bibb") to be held at the offices of
     , Atlanta, Georgia at 10:00 a.m., local time, on           , 1998.

     At the Special Meeting, you will be asked to consider and take action upon a proposal to approve an Agreement and Plan of Merger dated as of June 28, 1998 (the "Merger Agreement") between Bibb and Dan River Inc. ("Dan River") pursuant to which, among other things, (a) Bibb will merge with and into Dan River (the "Merger") and (b) each outstanding share of common stock, $.01 par value per share, of Bibb (the "Bibb Common Stock") (other than treasury shares, shares held by Dan River and dissenting shares) will be converted into the right to receive, at the election of the holder thereof, 0.84615 shares of Dan River Class A Common Stock or cash in an amount equal to $16.50 (the "Merger Consideration"). Elections may be prorated in order that the total number of stock election shares and cash election shares will each equal 50% of the total outstanding shares of Bibb Common Stock immediately prior to effective time of the Merger.

     The Merger Agreement and the Merger have been adopted and approved by the Board of Directors of Bibb and Dan River. The Merger Agreement is subject to the approval of a majority of the total votes cast by holders of outstanding shares of Common Stock of Bibb entitled to vote thereon. In addition, the Merger Agreement and the issuance of shares of Dan River Class A Common Stock in connection therewith are subject to the approval by the holders of two thirds of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock of Dan River (the "Dan River Common Stock") entitled to vote at the Dan River Special Meeting voting together. Details of the foregoing matter are set forth in the accompanying Joint Proxy Statement/Prospectus which you are urged to review carefully. A copy of the Merger Agreement is also attached to the Joint Proxy Statement/Prospectus as Appendix A. The Board of Directors of Bibb has received a written opinion of Houlihan Lokey Howard & Zukin Capital to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Bibb Common Stock. A copy of such opinion is attached to the Joint Proxy Statement/Prospectus as Annex C and should be read carefully in its entirety.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED AND APPROVED THE MERGER PROPOSAL BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BIBB AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Details of the background and reasons for the proposed Merger appear in and are explained in the accompanying Joint Proxy Statement/Prospectus. Additional information regarding Bibb and Dan River also is set forth in the Joint Proxy Statement/Prospectus and incorporated therein by reference to other documents.

     It is important that you vote your shares whether or not you plan to attend the Special Meeting. To be sure your vote is counted, we urge you to carefully review the Joint Proxy Statement/Prospectus and to vote your shares as you choose. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. You may revoke and change your proxy vote at any time prior to the Special Meeting, and any such signed, dated and submitted proxy will supersede any earlier proxy submitted by you. If you attend the Special Meeting and wish to vote in person, the ballot that you submit at the Special Meeting will supersede your proxy.

     Thank you for your cooperation.

                                          Very truly yours,

                                          MICHAEL L. FULBRIGHT
                                          Chairman, President and Chief
                                          Executive Officer

                                THE BIBB COMPANY
                        100 GALLERIA PARKWAY, SUITE 1750
                             ATLANTA, GEORGIA 30339

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 1998

                             ---------------------

     Notice is hereby given that a Special Meeting of stockholders of The Bibb
Company ("Bibb") will be held on           ,           , 1998 at 10:00 a.m.,
local time, at the offices of                , for the following purposes:

          (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 28, 1998 between Dan River Inc. ("Dan River") and Bibb (the "Merger Agreement") pursuant to which, among other things, (a) Bibb will merge with and into Dan River (the "Merger") and (b) each outstanding share of common stock, $.01 par value per share (the "Common Stock"), of Bibb will be converted into the right to receive, at the election of the holder thereof, 0.84615 shares of Dan River Class A Common Stock or cash in an amount equal to $16.50 (the "Merger Consideration"), subject to proration; and

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on           , 1998
as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof. For a period of at least ten days prior to the meeting a list of stockholders entitled to vote at the Special Meeting will be available at the offices of Bibb, 100 Galleria Parkway, Suite 1750, Atlanta, Georgia 30339, for examination by any stockholder.

     The Board of Directors of Bibb (the "Bibb Board") has approved the merger proposal by unanimous vote of all directors present and has determined that the Merger is fair to, and in the best interests of, Bibb and its stockholders. Accordingly, the Bibb Board recommends that you vote FOR approval of the Merger Agreement.

     Details of the proposed Merger and other important information concerning Bibb and Dan River are more fully described in the accompanying Joint Proxy Statement/Prospectus. Whether or not you plan to attend the Special Meeting, you are urged to study the Joint Proxy Statement/Prospectus carefully and then to complete, sign and date the enclosed proxy.

                                          By order of the Board of Directors,

                                          Charles R. Tutterow
                                          Vice President, Chief Financial
                                          Officer and Secretary
Atlanta, Georgia
          , 1998

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             JOINT PROXY STATEMENT

DAN RIVER INC.                                                THE BIBB COMPANY
SPECIAL MEETING OF                                            SPECIAL MEETING OF
  SHAREHOLDERS                                                STOCKHOLDERS
TO BE HELD ON AUGUST     ,                                    TO BE HELD ON AUGUST     ,
  1998                                                        1998

                                 DAN RIVER INC.
                                   PROSPECTUS

                  ____________ SHARES OF CLASS A COMMON STOCK

                             ---------------------

     This Joint Proxy Statement/Prospectus is being furnished to shareholders of Dan River Inc. ("Dan River") and to stockholders of The Bibb Company ("Bibb") in connection with the solicitation of proxies on behalf of the Board of Directors of Dan River for use at the special meeting of shareholders of Dan River (the "Dan River Special Meeting") and by the Bibb Board of Directors for use at the special meeting of stockholders of Bibb (the "Bibb Special Meeting" and together with the Dan River Special Meeting, the "Special Meetings"), each to be held on
August   , 1998 and at any adjournments thereof.

     At the Dan River Special Meeting, shareholders of Dan River will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 28, 1998, pursuant to which Bibb would be merged with and into Dan River (the "Merger"), and the issuance of shares of Class A Common Stock, par value $.01 per share, of Dan River ("Dan River Class A Common Stock") in connection therewith. At the Bibb Special Meeting, stockholders of Bibb will be asked to consider and vote on a proposal to approve the Merger Agreement. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated herein by reference.

     If the Merger is consummated, each outstanding share of common stock, par value $.01 per share, of Bibb (the "Bibb Common Stock") (other than treasury shares, shares held by Dan River and dissenting shares) will be converted into, at the election of the holder thereof, cash or shares of Dan River Class A Common Stock, subject to proration as more fully described herein (the "Merger Consideration"). This Joint Proxy Statement/Prospectus and the form of proxy for the Special Meeting will first be sent to shareholders of Dan River and
stockholders of Bibb on or about           , 1998.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Dan River relating to the issuance of shares of Dan River Class A Common Stock to stockholders of Bibb pursuant to the terms of the Merger Agreement. Dan River has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Dan River Class A Common Stock to be issued in connection with the Merger.

THE SHARES OF DAN RIVER CLASS A COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The date of this Joint Proxy Statement/Prospectus is           , 1998.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     THIS JOINT PROXY STATEMENT/PROSPECTUS AND OTHER STATEMENTS MADE FROM TIME TO TIME BY DAN RIVER INC. AND THE BIBB COMPANY OR THEIR REPRESENTATIVES CONTAIN STATEMENTS WHICH MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, IN U.S.C.A. SECTIONS 77Z-2 AND 78U-5 (SUPP. 1996). THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF DAN RIVER INC. AND THE BIBB COMPANY AND MEMBERS OF THEIR RESPECTIVE MANAGEMENT TEAMS, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT OF DAN RIVER INC. AND THE BIBB COMPANY THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED HEREIN UNDER THE HEADING "RISK FACTORS" AND THOSE FACTORS SET FORTH FROM TIME TO TIME IN REPORTS OF DAN RIVER INC. AND THE BIBB COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. DAN RIVER INC. AND THE BIBB COMPANY UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE FORWARD-LOOKING STATEMENTS TO REFLECT CHANGED ASSUMPTIONS, THE OCCURRENCE OF UNANTICIPATED EVENTS OR CHANGES TO FUTURE OPERATING RESULTS OVER TIME.

                             AVAILABLE INFORMATION

     Both Dan River and Bibb are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by Dan River and Bibb can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of documents electronically filed with the Commission also may be obtained at the Commission's Internet address at "http://www.sec.gov". Shares of Dan River Class A Common Stock are listed on the New York Stock Exchange ("NYSE") and copies of documents filed with the Commission can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Shares of Bibb Common Stock are listed on the American Stock Exchange ("AMEX") and certain material as to Bibb can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006-1881.

     Dan River has filed with the Commission the Registration Statement under the Securities Act. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information relating to Dan River and the shares of Dan River Class A Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER OF DAN RIVER CLASS A COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DAN RIVER, BIBB OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE DAN RIVER CLASS A COMMON STOCK IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SUCH DAN RIVER CLASS A COMMON STOCK SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Dan River are incorporated by reference into this Joint Proxy Statement/Prospectus:

          (i) Dan River's Annual Report on Form 10-K for the fiscal year ended January 3, 1998 filed on March 24, 1998;

          (ii) Dan River's Quarterly Report on Form 10-Q for the quarter ended April 4, 1998 filed on May 6, 1998;

          (iii) Dan River's Current Report on Form 8-K filed on July 7, 1998;

          (iv) Dan River's Current Report on Form 8-K/A Amendment No. 1 filed on April 18, 1997; and

          (v) The description of the Dan River Class A Common Stock included in Dan River's Registration Statement on Form 8-A dated September 26, 1997.

     The following documents previously filed with the Commission by Bibb are incorporated by reference into this Joint Proxy Statement/Prospectus:

          (i) Bibb's Annual Report on Form 10-K for the fiscal year ended January 3, 1998 filed on April 1, 1998;

          (ii) Bibb's Quarterly Report on Form 10-Q for the quarter ended April 4, 1998 filed on May 18, 1998;

          (iii) Bibb's Current Report on Form 8-K filed on July 6, 1998; and

          (iv) The description of the Bibb Common Stock included in Bibb's Registration Statement on Form 10, filed on October 15, 1997.

     In addition, all documents filed by Dan River or Bibb pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM, IN THE CASE OF DAN RIVER, DAN RIVER INC., 2291 MEMORIAL DRIVE, DANVILLE, VIRGINIA 24541, TELEPHONE NUMBER (804) 799-7122 AND, IN THE CASE OF BIBB, THE BIBB COMPANY, 100 GALLERIA PARKWAY, SUITE 1750, ATLANTA, GEORGIA 30339, TELEPHONE NUMBER (770) 644-7000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY SUCH REQUEST
SHOULD BE MADE BY           , 1998.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus except as so modified or superseded.

     All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Dan River has been supplied by Dan River and all such information relating to Bibb has been supplied by Bibb.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    i
Available Information.......................................    i
Incorporation of Certain Documents by Reference.............   ii
Summary.....................................................    1
  The Parties...............................................    1
     Dan River Inc..........................................    1
     The Bibb Company.......................................    1
  The Special Meetings......................................    1
     Dan River Special Meeting..............................    1
     The Bibb Special Meeting...............................    2
  The Merger................................................    3
     Terms of the Merger Agreement..........................    3
     Effective Time of the Merger and Exchange of
      Certificates..........................................    6
     Opinions of Financial Advisors.........................    6
     Recommendation of the Dan River Board of Directors.....    6
     Recommendation of the Bibb Board of Directors..........    7
     Regulatory Approvals Required..........................    7
     Accounting Treatment...................................    7
     Certain Federal Income Tax Consequences................    7
     Appraisal Rights.......................................    7
     Interests of Certain Persons in the Merger.............    7
  Markets and Market Prices.................................    8
  Comparative Per Share Information.........................    9
  Selected Historical Financial Data of Dan River...........   10
  Selected Historical Financial Data of Bibb................   12
  Summary Unaudited Pro Forma Combined Financial Data of Dan
     River..................................................   14
  Pro Forma Capitalization of Dan River.....................   15
Risk Factors................................................   16
  Stock Price Fluctuations..................................   16
  Status of Merger as Tax-Free Reorganization...............   16
  Loss of Rights by Bibb Stockholders.......................   16
  Termination Payments if Merger Fails to Occur.............   16
  Cyclical Nature of Textile Industry.......................   17
  Intense Competition.......................................   17
  Possible Adverse Effect of Fluctuations in Price and
     Availability of Cotton.................................   17
  Substantial Capital Requirements..........................   18
  Possible Adverse Effect of Government Policy and Import
     Regulations............................................   18
  Substantial Leverage; Ability to Service Debt.............   18
  Potential Unforeseen Environmental Liabilities or Costs...   19
The Special Meetings........................................   20
  Dan River Special Meeting.................................   20
  The Bibb Special Meeting..................................   21
The Merger..................................................   22
  Background of the Merger..................................   22
  Terms of the Merger Agreement.............................   25
  Effective Time of the Merger and Exchange of
     Certificates...........................................   30
  Opinion of Dan River's Financial Advisor..................   30
  Recommendation of the Dan River Board of Directors........   35
  Opinion of Bibb's Financial Advisor.......................   35

                                                              PAGE
                                                              ----
  Valuation of Bibb.........................................   36
  Valuation of Dan River....................................   37
  Valuation of Dan River Post-Merger........................   37
  Fairness of Consideration.................................   38
  Assessment of Bibb's Strategic Alternatives to the
     Merger.................................................   38
  Recommendation of the Bibb Board of Directors.............   39
  Reasons for the Merger....................................   40
  Regulatory Approvals Required.............................   42
  Certain Federal Income Tax Consequences...................   42
  Resale of Dan River Class A Common Stock..................   44
  Comparison of Rights of Holders of Dan River Class A
     Common Stock
     and Bibb Common Stock..................................   44
  Appraisal Rights..........................................   50
  Interests of Certain Persons in the Merger................   53
Unaudited Pro Forma Combined Financial Information of Dan
  River.....................................................   55
Unaudited Pro Forma Combined Balance Sheet as of April 4,
  1998......................................................   56
Notes to Unaudited Pro Forma Combined Balance Sheet.........   57
Unaudited Pro Forma Combined Statement of Income
  (Pre-Merger)
  for the year ended January 3, 1998........................   59
Unaudited Pro Forma Combined Statement of Income (Merger)
  for the year ended January 3, 1998........................   60
Unaudited Pro Forma Combined Statement of Income
  for the three months ended April 4, 1998..................   61
Experts.....................................................   62
Legal Matters...............................................   62
Shareholder Proposals.......................................   62

Annex A: Agreement and Plan of Merger
Annex B: Fairness Opinion of Bowles, Hollowell, Conner & Co.
Annex C: Fairness Opinion of Houlihan Lokey Howard & Zukin Capital
Annex D: Section 262 of the Delaware General Corporation Law

                                    SUMMARY

     The following is a summary of certain information contained, or incorporated by reference, elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere, or incorporated by reference in, this Joint Proxy Statement/Prospectus.

                                  THE PARTIES

DAN RIVER INC.

     Founded in 1882, Dan River is a leading manufacturer and marketer of textile products for the home fashions and apparel fabrics markets. Dan River designs, manufactures and markets a coordinated line of value-added home fashions products consisting of packaged bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton-blend apparel fabrics and believes that it is the leading supplier, based on net sales, of men's dress shirting fabrics in North America.

THE BIBB COMPANY

     Since its founding in 1876, Bibb and its predecessors have been engaged in the manufacturing and marketing of textile products. Bibb is a vertically integrated textile manufacturer that buys basic raw materials, such as cotton, synthetic fibers, yarns, chemicals, and dyes, and converts them primarily into finished textile goods ready for marketing. Bibb's principal products include: sheets and pillowcases; quilted and non-quilted bedspreads, comforters, slumberbags, draperies and other bedding accessories; and specially-treated engineered yarns and fabrics for industrial uses, primarily high-pressure automobile hoses and conveyor belts. Bibb is a leading domestic manufacturer and marketer of juvenile licensed bedding products, sheets to the hospitality market, and reinforcing hose yarn.

                              THE SPECIAL MEETINGS

DAN RIVER SPECIAL MEETING

     Time, Date, Place and Purpose.  The Dan River Special Meeting will be held
on                ,           , 1998 at 10:00 a.m. local time, at the offices of
King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia. At the Dan River Special Meeting, holders of Dan River Class A Common Stock and Class B Common Stock, par value $.01, of Dan River (the "Dan River Class B Common Stock" and together with the Dan River Class A Common Stock, the "Dan River Common Stock") will be asked to consider and vote upon a proposal to approve the Merger Agreement and the issuance of shares of Dan River Class A Common Stock in connection therewith. A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by this reference.

     Record Date and Shares Entitled to Vote.  Only holders of record of shares
of Dan River Common Stock at the close of business on           , 1998 (the "Dan
River Record Date") are entitled to notice of and to vote at the Dan River
Special Meeting. As of such date, there were                shares of Dan River
Class A Common Stock issued and outstanding held by approximately holders of record and 2,062,070 shares of Dan River Class B Common Stock issued and outstanding and held by eight holders of record. Each holder of record of Dan River Class A Common Stock on the Dan River Record Date is entitled to one vote per share on any matter that may properly come before the Dan River Special Meeting. Each holder of record of Dan River Class B Common Stock on the Dan River Record Date is entitled to 4.39 votes per share on any matter that may properly come before the Dan River Special Meeting. With respect to all matters that properly may come before the Dan River Special Meeting, holders of shares of Dan River Class A Common Stock and Dan River Class B Common Stock will vote together as a single voting group.

     Vote Required; Security Ownership of Management. The presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of Dan River Common Stock as of the Dan River Record Date is necessary to constitute a quorum for the transaction of business at the Dan River Special Meeting. The affirmative vote of the holders of two thirds of the voting power of the outstanding Dan River Common Stock entitled to vote at the Dan River Special Meeting is necessary to approve the Merger Agreement and the issuance of shares of Dan River Class A Common Stock in connection therewith. As of the Dan River Record Date, the executive officers and directors of Dan River beneficially owned an aggregate of 2,473,270 shares of Dan River Common Stock or approximately 13% of the shares of Dan River Common Stock then outstanding, and representing approximately 37% of the voting power of Dan River Common Stock.

     Solicitation and Revocation of Proxies. A form of proxy is enclosed with this Joint Proxy Statement/ Prospectus. All shares of Dan River Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement, the issuance of shares of Dan River Class A Common Stock in connection therewith and, in the discretion of the proxy holder, as to any other matter which may properly come before the Dan River Special Meeting. See "The Special Meetings -- Dan River Special Meeting -- Solicitation and Revocation of Proxies."

     Any Dan River shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the Secretary of Dan River prior to the Dan River Special Meeting, at Dan River's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Dan River Special Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Dan River Special Meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

THE BIBB SPECIAL MEETING

     Time, Date, Place and Purpose.  The Bibb Special Meeting will be held on
          , 1998 at 10:00 a.m., local time, at the offices of                .
At the Bibb Special Meeting, holders of Bibb Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference.

     Record Date and Shares Entitled to Vote.  Only holders of record of shares
of Bibb Common Stock at the close of business on                (the "Bibb
Record Date") are entitled to notice of and to vote at the Bibb Special Meeting.
As of the Bibb Record Date, there were                shares of Bibb Common
Stock issued and outstanding held by approximately                holders of
record. Holders of record of Bibb Common Stock on the Bibb Record Date are entitled to one vote per share on any matter that may properly come before the Bibb Special Meeting.

     Vote Required; Security Ownership of Management. The presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of Bibb Common Stock as of the Bibb Record Date is necessary to constitute a quorum for the transaction of business at the Bibb Special Meeting. The affirmative vote of a majority of the total votes cast by holders of outstanding shares of Bibb Common Stock entitled to vote at the Bibb Special Meeting is necessary to approve the Merger Agreement. As of the Record Date, the executive officers and directors of Bibb beneficially owned an aggregate of
               shares of Bibb Common Stock (not including                shares
of Bibb Common Stock issuable upon the exercise of options outstanding under the Bibb Option Plans (as hereinafter defined) held by such persons), or
approximately                % of the shares of Bibb Common Stock then
outstanding.

     Solicitation and Revocation of Proxies. A form of proxy is enclosed with this Joint Proxy Statement/ Prospectus. All shares of Bibb Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the Bibb Special Meeting. See "The Special Meetings -- Bibb Special Meeting -- Solicitation and Revocation of Proxies."

     Any Bibb stockholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the Secretary of Bibb prior to the Bibb Special Meeting, at Bibb's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Bibb Special Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Bibb Special Meeting will not revoke a stockholder's proxy unless such stockholder votes in person.

                                   THE MERGER

TERMS OF THE MERGER AGREEMENT

     General. The Merger Agreement provides that, following approval of the Merger Agreement by the stockholders of Bibb and the approval of the Merger Agreement and the issuance of Dan River Class A Common Stock in connection therewith by the shareholders of Dan River and the satisfaction or waiver of the other conditions to the Merger, Bibb will be merged with and into Dan River at the Effective Time (as hereinafter defined) in accordance with the Georgia General Business Corporation Code ("GBCC") and the General Corporation Law of the State of Delaware (the "DGCL"). Dan River will be the surviving corporation in the Merger. As a result of the Merger, the separate corporate existence of Bibb will cease.

     Merger Consideration. Upon consummation of the Merger, each outstanding share of Bibb Common Stock (other than treasury shares, shares held by Dan River and dissenting shares) will be converted into the right to receive cash or shares of Dan River Class A Common Stock. See "The Merger -- Terms of the Merger Agreement -- Merger Consideration." Each Bibb stockholder will have the opportunity to indicate, on a form of election (the "Form of Election"), whether such stockholder wishes to make a Stock Election, a Cash Election or a Non-Election (as such terms are defined below) for each share of Bibb Common Stock held by such stockholder. The allocations of cash and/or shares of Dan River Class A Common Stock that a stockholder of Bibb may receive will depend upon (i) the stated preference of the Bibb stockholder on the Form of Election and (ii) the proration procedures to be applied if the Cash Election Shares exceed the Cash Election Number or the Stock Election Shares exceed the Stock Election Number (as such terms are defined below).

     Stockholders of Bibb who make an effective "Stock Election" will receive (subject to the proration procedures described below), for each share of Bibb Common Stock for which such election is made, 0.84615 shares of Dan River Class A Common Stock (the "Exchange Ratio"). Stockholders of Bibb who make an effective "Cash Election" will receive (subject to the proration procedures described below) for each share of Bibb Common Stock for which such election is made, in cash, an amount equal to $16.50 (the "Cash Consideration"). If a holder of Bibb Common Stock has no preference as to consideration and makes a "Non-Election," such stockholder shall receive 0.84615 shares of Dan River Class A Common Stock, $16.50 in cash or a combination thereof, determined as set forth below.

     In the event that the aggregate number of shares of Bibb Common Stock covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number, (i) each Bibb stockholder making an effective Cash Election or making a Non-Election will receive, for each share of Bibb Common Stock with respect to which such election is made, cash in the amount of $16.50 and (ii) each Bibb stockholder making an effective Stock Election will receive, for each share of Bibb Common Stock for which a Stock Election has been made, (x) a number of shares of Dan River Class A Common Stock equal to the product of the Exchange Ratio and a fraction (the "Stock Fraction"), the numerator of which is the Stock Election Number and the denominator of which is the total number of Stock Election Shares, and (y) cash in an amount equal to the product of (A) $16.50 and (B) a fraction equal to one minus the Stock Fraction. The "Stock Election Number" is equal to 50% of the number of shares of Bibb Common Stock outstanding immediately prior to the Effective Time.

     In the event that the aggregate number of shares of Bibb Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, (i) each Bibb stockholder making an effective Stock Election or making a Non-Election will receive, for each share of Bibb Common Stock with respect to which such election is made, 0.84615 shares of Dan River Class A Common Stock and (ii) each stockholder making a Cash Election will receive, for each share of Bibb Common Stock for which a Cash Election has been made or deemed to have been made, (x) cash in an amount equal to the product of $16.50 and a fraction (the "Cash Fraction"), the numerator of which is the Cash Election Number and the denominator of which is the total number of Cash Election Shares, and (y) a number of shares of Dan River Class A Common Stock equal to the product of the Exchange Ratio and a fraction equal to one minus the Cash Fraction. The "Cash Election Number" is equal to 50% of the number of shares of Bibb Common Stock outstanding immediately prior to the Effective Time less the number of shares of Bibb Common Stock with respect to which appraisal rights are exercised and the number of shares of Bibb Common Stock to be exchanged for cash in lieu of fractional shares.

     In the event the number of Stock Election Shares does not exceed the Stock Election Number and the number of Cash Election Shares does not exceed the Cash Election Number, stockholders of Bibb who make a Non-Election will receive cash and Dan River Class A Common Stock on a proportionate basis so that the Stock Election Number and the Cash Election Number equal their respective percentages of shares of Bibb Common Stock outstanding as closely as possible.

     No fractional shares of Dan River Class A Common Stock will be issued pursuant to the Merger. In lieu of the issuance of any fractional shares of Dan River Class A Common Stock, a cash payment determined in accordance with Section 2.2(f) of the Merger Agreement will be paid to holders in respect of any fractional share of Dan River Class A Common Stock that otherwise would be issuable.

     Election Procedures. Concurrently with the mailing of this Joint Proxy Statement/Prospectus, a Form of Election will be mailed to each holder of record of Bibb Common Stock on the Bibb Record Date. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the close of business on the last business day prior to the Effective Time and must be accompanied by the certificates representing the shares of Bibb Common Stock as to which the election is made (or by an appropriate guarantee of delivery of such certificates). If a holder of Bibb Common Stock does not submit a Form of Election which is received by the Exchange Agent prior to the close of business on the last business day prior to the Effective Time (the "Election Deadline"), such Bibb stockholder will be deemed to have made a Non-Election.

     The Merger Agreement provides that Forms of Election once submitted to the Exchange Agent are irrevocable. If a Bibb stockholder properly completes, signs and submits a Form of Election to the Exchange Agent with such stockholder's certificates representing the shares of Bibb Common Stock as to which such election is made (or appropriate guarantees of delivery therefor) and the Merger is consummated, each share of Bibb Common Stock covered by such Form of Election will be exchanged for the Merger Consideration as indicated on the Form of Election and in accordance with the Merger Agreement. Once a Bibb stockholder has so delivered a Form of Election, such stockholder's share certificates representing the shares of Bibb Common Stock as to which such election is made will not be returned unless the Merger fails to be consummated. See "The
Merger -- Terms of the Merger Agreement -- Election Procedures."

     Options to Purchase Bibb Common Stock. The Merger Agreement provides that, except as described below, in the case of any option, or part of any option, to purchase Bibb Common Stock under Bibb's 1997 Omnibus Stock Incentive Plan (the "Omnibus Plan") that at the Effective Time would under the terms of such option (after giving effect to any accelerated vesting caused by the Merger) still constitute an "incentive stock option," each option (or part of any option) to purchase Bibb Common Stock under the Omnibus Plan, that certain employment agreement by and between Bibb and Michael L. Fulbright (the "Fulbright Agreement") and Bibb's Non-Employee Director Stock Plan (the "Director Plan" and together with the Omnibus Plan and the Fulbright Agreement hereinafter collectively referred to as the "Bibb Option Plans") which is outstanding and unexercised (whether or not then exercisable or vested) will be canceled by Bibb and, in consideration of such cancellation, each holder of such an option will receive cash and shares of Dan River Class A Common Stock. At the Effective Time, Dan River shall assume the Omnibus Plan and other options thereunder (or parts thereof) to purchase Bibb Common Stock. Each such assumed option shall be converted into an outstanding and exercisable option to purchase Dan River Class A Common Stock in accordance with the terms of the Omnibus Plan and each such assumed option. See "The Merger -- Terms of the Merger -- Options to Purchase Bibb Common Stock."

     Registration Rights. The Merger Agreement provides that promptly following the Closing Date, Dan River will file a registration statement (a "Shelf Registration Statement") with the Commission that covers all of the Dan River Class A Common Stock issued to certain stockholders of Bibb pursuant to the Merger (the "Registrable Stock"). In addition, if Dan River at any time proposes to register any of the Class A Common Stock under the Securities Act for sale to the public, Dan River will promptly give written notice to all such stockholders of its intention to effect such registration and will include the Registrable Stock in such registration (a "Piggyback Registration"). See "The
Merger -- Terms of the Merger Agreement -- Registration Rights."

     Rights Plan. In September 1997, the Bibb Board of Directors adopted a stockholder rights plan and in connection therewith entered into a Rights Agreement, dated September 30, 1997, between Bibb and American Stock Transfer & Trust Company as rights agent (the "Bibb Rights Agreement"). See "The
Merger -- Comparison of Rights of Holders of Dan River Class A Common Stock and Bibb Common Stock -- Rights Plan." The Bibb Board of Directors has approved and Bibb has entered into an amendment to the Bibb Rights Agreement to provide that neither the approval, execution or delivery of the Merger Agreement, the announcement thereof, nor the consummation of the transactions contemplated thereby will result in the Bibb Rights being exercised, distributed or triggered.

     Conditions to the Merger. In addition to approval of the Merger Agreement by the shareholders of Dan River and the stockholders of Bibb and certain customary conditions, consummation of the Merger is subject to the satisfaction or waiver of, among others, the following conditions: (i) that Bibb be in compliance with the tangible net worth covenant under its senior credit facility; (ii) that Dan River and Bibb shall have received the written opinion of King & Spalding and Jones, Day, Reavis & Pogue ("Jones Day"), respectively, concerning certain federal income tax consequences of the Merger; (iv) that certain regulatory approvals shall have been granted; and (v) that the Registration Statement covering the shares of Dan River Class A Common Stock into which shares of Bibb Common Stock will be converted in the Merger shall be effective. See "The Merger -- Terms of the Merger Agreement -- Conditions to the Merger."

     Amendment. The Merger Agreement may be amended before adoption of the Merger Agreement by the Bibb stockholders and the Dan River shareholders with respect to any of the terms contained therein and, without further approval of such stockholders and shareholders, may be amended after such approvals, except as otherwise provided by law. Any amendment to the Merger Agreement must be in writing and signed by the parties to the Agreement.

     Termination. The Merger Agreement may be terminated (i) by mutual agreement by Dan River and Bibb, (ii) by Dan River or Bibb if, without any material breach by such terminating party of its obligations under the Merger Agreement, the Effective Time shall not have occurred on October 15, 1998 or on or before November 30, 1998 if certain conditions are met, (iii) by Dan River or Bibb if a court shall have issued a final nonappealable order, injunction, decree, judgment or ruling or taken any other action restraining, enjoining or prohibiting the Merger, (iv) by Bibb, if, it shall have received an Acquisition Proposal (as hereinafter defined), and the Bibb Board of Directors determines that failure to accept such Acquisition Proposal would result in a breach by the Bibb Board of Directors of its fiduciary duties under applicable law, (v) Bibb, if the Merger Agreement has not been approved by the holders of two thirds of the voting power of the outstanding shares of Dan River Common Stock entitled to vote at the Dan River Special Meeting or (vi) Dan River, if the Merger Agreement has not been approved by a majority of the total votes cast by holders of outstanding shares of Bibb Common Stock entitled to vote at the Bibb Special Meeting. See "The Merger -- Terms of the Merger Agreement -- Termination."

     Fees and Expenses. Bibb may be required to pay the Fee (as hereinafter defined) if the Merger Agreement is terminated (i) by Dan River or Bibb if, without any material breach by such terminating party of its obligations under the Merger Agreement, the Effective Time shall not have occurred on October 15, 1998 or on or before November 30, 1998 if certain conditions are met, including that Bibb enters into an agreement with respect to a Third Party Acquisition (as hereinafter defined) or a superior Third Party

Acquisition occurs within six months of such termination; (ii) by Dan River or Bibb if the Bibb stockholders do not approve the Merger Agreement and an Acquisition Proposal shall have been publicly disclosed; (iii) by Bibb if, the Bibb Board of Directors accepts another Acquisition Proposal; or (iv) by Dan River if, the Bibb Board of Directors, among other things, withdraws, modifies or amends in an adverse manner its approval or recommendation of the Merger Agreement. See "The Merger -- Terms of the Merger Agreement -- Fees and Expenses."

     No Solicitation. The Merger Agreement provides that Bibb and its officers, directors, employees, representatives and agents shall cease any existing discussions or negotiations with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, Bibb or any business combination with or involving any third party. It further provides that Bibb may furnish information and access to other parties and participate in discussions and negotiate with such other parties concerning an Acquisition Proposal (as hereinafter defined) only if certain conditions are met. See "The Merger -- Terms of the Merger Agreement -- No Solicitation."

EFFECTIVE TIME OF THE MERGER AND EXCHANGE OF CERTIFICATES

     Effective Time of the Merger. The Merger will become effective upon the filing of certificates of merger with the Secretary of State of the State of Georgia and with the Secretary of State of the State of Delaware (the "Effective Time").

     Exchange of Bibb Stock Certificates. Promptly after the Effective Time, the Exchange Agent will pay the holder of each certificate representing shares of Bibb Common Stock surrendered to the Exchange Agent the Merger Consideration multiplied by the number of shares of Bibb Common Stock formerly represented by such certificate, and such certificate will forthwith be canceled. See "The Merger -- Terms of the Merger Agreement -- Effective Time of the Merger and Exchange of Certificates -- Exchange of Bibb Stock Certificates."

OPINIONS OF FINANCIAL ADVISORS

     Dan River's Financial Advisor. Bowles Hollowell Conner & Co. ("Bowles Hollowell") has delivered a written opinion, dated June 22, 1998, to the Dan River Board of Directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to Dan River. The full text of the written opinion of Bowles Hollowell, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "The Merger -- Opinion of Dan River's Financial Advisor."

     Bibb's Financial Advisor. Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") has delivered a written opinion, dated June 26, 1998, and has reconfirmed its opinion as of the date of mailing of this Joint Proxy Statement/Prospectus, to the Bibb Board of Directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair from a financial point of view, to the stockholders of Bibb. The full text of the written opinion of Houlihan Lokey, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to the Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "The Merger -- Opinion of Bibb's Financial Advisor."

RECOMMENDATION OF THE DAN RIVER BOARD OF DIRECTORS

     THE DAN RIVER BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF DAN RIVER AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF DAN RIVER CLASS A COMMON STOCK IN CONNECTION THEREWITH AND RECOMMENDS THAT DAN RIVER SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF DAN RIVER CLASS A COMMON STOCK IN CONNECTION THEREWITH.

RECOMMENDATION OF THE BIBB BOARD OF DIRECTORS

     THE BIBB BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BIBB AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT BIBB STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

REGULATORY APPROVALS REQUIRED

     Under the Merger Agreement, the obligations of both Dan River and Bibb to consummate the Merger are conditioned upon receipt of all required regulatory approvals (with limited exceptions). Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the waiting period has expired or been terminated. Pursuant to the HSR Act, Dan River and Bibb each filed a notification and report form with the FTC and the Antitrust Division for review in connection with the Merger on July 2, 1998 and July 1, 1998, respectively.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is a condition to the consummation of the Merger that Dan River receive an opinion from its counsel, King & Spalding, based upon certain customary factual representations by Bibb and Dan River, that the Merger will constitute a reorganization described in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") and that Bibb receive such an opinion from its counsel, Jones Day, that the Merger will constitute a reorganization under
Section 368(a)(1) of the Code.

     In accordance with those opinions, no gain or loss generally will be recognized by a holder of Bibb Common Stock who exchanges such stock solely for Dan River Class A Common Stock pursuant to the Merger. Holders of Bibb Common Stock who receive solely cash in exchange for such shares will recognize gain or loss on such exchange. Holders of Bibb Common Stock who receive a combination of Dan River Class A Common Stock and cash in exchange for their shares will recognize gain up to the amount of cash received, but will not recognize any loss on such exchange. Holders of Bibb Common Stock may also recognize gain or loss by reason of cash received in lieu of fractional shares. See "The
Merger -- Certain Federal Income Tax Consequences."

APPRAISAL RIGHTS

     Holders of Dan River Common Stock are not entitled to appraisal rights under the Georgia Business Corporation Code (the "GBCC") in connection with the Merger. Stockholders of Bibb who (i) do not vote in favor of the Merger, (ii) deliver a written demand for an appraisal with Bibb before the vote is taken on the Merger, and (iii) have otherwise properly complied with the Section 262 of the DGCL, will be entitled to appraisal rights. See "The Merger -- Appraisal Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, Bibb stockholders should be aware that certain executive officers of Bibb have certain interests that may present them with potential conflicts of interest with respect to the Merger. See "The
Merger -- Interests of Certain Persons in the Merger."

                           MARKETS AND MARKET PRICES

     Dan River Class A Common Stock is listed on the NYSE under the symbol
"DRF." As of the Dan River Record Date, there were approximately        holders
of record of Dan River Class A Common Stock. Bibb Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "BIB". As of the Bibb Record
Date, there were approximately        holders of record of Bibb Common Stock.

     The following table sets forth for the calendar quarter indicated the high and low closing prices per share of Dan River Class A Common Stock and Bibb Common Stock as reported on the NYSE and AMEX, respectively. Since December 29, 1995, no cash dividends have been declared or paid on the Dan River Class A Common Stock or on the Bibb Common Stock.

                                                                 DAN RIVER
                                                                  CLASS A         BIBB COMMON
                                                                COMMON STOCK         STOCK
                                                              ----------------   --------------
                                                               HIGH      LOW      HIGH     LOW
                                                              -------   ------   ------   -----
1997:
Third Quarter(1)............................................   --           --   $ 7.75   $7.75
Fourth Quarter..............................................  $16.56    $15.00     8.38    6.25
1998:
First Quarter...............................................  $19.00    $14.75   $10.63   $7.25

---------------

(1) Prior to November 20, 1997, the date of completion of Dan River's initial public offering of its Class A Common Stock, there was no established public market for the Dan River Class A Common Stock. Prior to October 4, 1997, the last day of the third quarter of the 1997 fiscal year of Bibb, there was no established public market for the Bibb Common Stock.

     On (i) June 26, 1998, the last trading date prior to the public
announcement of the Merger and (ii)           , 1998, the last trading day
before mailing this Joint Proxy Statement/Prospectus, the closing sale price of Dan River Class A Common Stock, as reported on the NYSE, was $17.75 and
$          per share, respectively. On such dates, the closing sale price of
Bibb Common Stock, as reported on the AMEX, was $13.81 and $          ,
respectively.

                       COMPARATIVE PER SHARE INFORMATION

     The following table sets forth certain per share information for Dan River and Bibb on both historical and pro forma combined bases (giving effect to the Merger using the "purchase" method of accounting) and certain information on an equivalent pro forma combined basis for each share of Bibb Common Stock.

                                                                    PER SHARE OF COMMON STOCK
                                                           -------------------------------------------
                                                           INCOME (LOSS)
                                                               FROM
                                                            CONTINUING       CASH      (END OF PERIOD)
                                                            OPERATIONS     DIVIDENDS     BOOK VALUE
                                                           -------------   ---------   ---------------
Dan River -- Historical
  Year ended January 3, 1998.............................     $ 0.89           --          $ 8.80
  Three months ended April 4, 1998.......................     $ 0.28           --          $ 9.09
Dan River -- Pro forma combined
  Year ended January 3, 1998.............................     $ 0.26           --          $   --
  Three months ended April 4, 1998.......................     $ 0.17           --          $10.63
Bibb -- Historical
  Year ended January 3, 1998.............................     $(0.74)          --          $ 5.77
  Three months ended April 4, 1998.......................     $ 0.01           --          $ 5.79
Bibb -- Equivalent pro forma combined per Bibb share(1)
  Year ended January 3, 1998.............................     $ 0.22           --          $   --
  Three months ended April 4, 1998.......................     $ 0.14           --          $ 9.00

---------------

(1) Equivalent pro forma combined per share information for Bibb is determined by multiplying the pro forma combined amounts by the Exchange Ratio (.84615) to represent equivalent per share amounts to stockholders of Bibb.

                SELECTED HISTORICAL FINANCIAL DATA OF DAN RIVER

     The selected historical financial data presented below for each of the five fiscal years in the period ended January 3, 1998 has been derived from the audited consolidated financial statements of Dan River filed with the Commission. The selected historical financial data for the three months ended April 4, 1998 and March 29, 1997 has been derived from unaudited condensed consolidated financial statements of Dan River filed with the Commission and, in the opinion of Dan River, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

     The selected historical financial data presented below should be read in conjunction with Dan River's historical consolidated financial statements and the notes thereto which are incorporated herein by reference.

     Dan River and its previous parent and sole shareholder, Braelan Corp. ("Braelan"), were organized in 1989 to acquire and operate Dan River Holding Company and subsidiaries. On December 29, 1995, Braelan was merged with and into Dan River. Selected historical financial data for periods prior to the merger of Dan River and Braelan have been restated to reflect the combination.

                SELECTED HISTORICAL FINANCIAL DATA OF DAN RIVER

                                         (UNAUDITED)
                                         THREE MONTHS
                                            ENDED
                                     --------------------                       FISCAL YEAR
                                     APRIL 4,   MARCH 29,   ----------------------------------------------------
                                       1998       1997      1997(1)      1996       1995       1994       1993
                                     --------   ---------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales..........................  $120,943   $105,736    $476,448   $379,567   $384,801   $371,534   $317,566
Cost of sales......................    94,898     85,587     372,165    307,383    306,879    297,460    259,148
Gross profit.......................    26,045     20,149     104,283     72,184     77,922     74,074     58,418
Selling, general and administrative
  expenses.........................    13,901     11,861      54,231     45,673     44,860     43,908     38,550
Other operating costs, net(2)......        --         --       7,012       (428)     8,972      1,534      3,039
Operating income...................    12,144      8,288      43,040     26,939     24,090     28,632     16,829
Other income (expense), net........       280         40        (290)       485        241        144        505
Interest expense...................     3,820      5,085      21,135     18,168     21,941     20,419     12,691
Income before extraordinary
  items............................     5,402      1,993      13,264      5,686        258      3,525      2,171
Extraordinary item(3)..............        --         --        (243)        --         --         --        348
Net income.........................     5,402      1,993      13,021      5,686        258      3,525      2,519
Redeemable preferred stock
  dividends........................        --         --          --         --         --         --      2,091
Net income applicable to common
  stock............................     5,402      1,993      13,021      5,686        258      3,525        428
Earnings per share -- basic:
  Income before extraordinary
    item...........................      0.29       0.14        0.90       0.40       0.02       0.31       0.01
  Net income per share -- basic....      0.29       0.14        0.89       0.40       0.02       0.31       0.04
Earnings per share -- diluted:
  Income before extraordinary
    item...........................      0.28       0.14        0.89       0.40       0.02       0.31       0.01
  Net income per
    share -- diluted...............      0.28       0.14        0.88       0.40       0.02       0.31       0.04
BALANCE SHEET DATA (END OF PERIOD):
Working capital....................  $124,286   $102,317    $123,604   $ 93,291   $109,763   $103,973   $ 94,040
Total assets.......................   399,540    391,101     392,295    321,050    330,944    329,902    289,384
Convertible junior subordinated
  notes............................        --         --          --         --         --     25,220     21,485
Total debt, including current
  maturities.......................   139,271    223,859     143,756    169,468    179,703    196,436    170,066
Common stock subject to put
  rights...........................        --         --          --      9,726      7,000      7,000      7,000
Shareholders' equity...............   171,163     78,894     165,830     77,898     73,702     46,810     42,493

---------------

(1) Fiscal year 1997 (ended January 3, 1998) represents a 53-week period. All other fiscal years presented represent a 52-week period.
(2) Other Operating Costs, Net includes various non-recurring charges and credits, the most significant of which relate to fixed asset writedowns, plant closure costs and a discontinued product line.
(3) The extraordinary item in fiscal year 1993 represented the gain, net of related income taxes, from the early retirement of certain of Dan River's credit facilities and term loans out of the proceeds from the issuance and sale of $120 million original principal amount of Dan River's 10 1/8% Senior Subordinated Notes due 2003 (the "Dan River Senior Subordinated Notes").

                   SELECTED HISTORICAL FINANCIAL DATA OF BIBB

     The selected historical financial data presented below for each of the five fiscal years in the period ended January 3, 1998 has been derived from the audited financial statements of Bibb filed with the Commission. The selected historical financial data for the three months ended April 4, 1998 and March 29, 1997 has been derived from unaudited condensed financial statements of Bibb filed with the Commission and, in the opinion of Bibb, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

     Bibb is a successor to The Bibb Company, a Delaware corporation ("Old Bibb"), as a result of the merger of Old Bibb with and into Bibb on September 27, 1996 in connection with consummation of a plan of reorganization (the "Bibb Plan of Reorganization") filed under chapter 11 of title 11 of the United States Code, 11 U.S.C. sec.sec. 101 et seq. (the "Bankruptcy Code") on July 3, 1996. On September 12, 1996, the Bankruptcy Court issued an order confirming the Plan of Reorganization. The Plan of Reorganization was consummated on September 27, 1996 (the "Reorganization Date").

     Information for periods subsequent to September 28, 1996 was prepared under the principles of fresh start reporting and is not comparable to information for prior periods. Operations for the discontinued apparel and napery businesses of Bibb subsequent to September 28, 1996 are shown below results from continuing operations and excludes the results of the terry business. The selected historical financial data presented below should be read in conjunction with Bibb's historical financial statements and the notes thereto which are incorporated herein by reference.

                   SELECTED HISTORICAL FINANCIAL DATA OF BIBB

                                    (UNAUDITED)
                                    THREE MONTHS                     THREE           NINE
                                       ENDED                         MONTHS         MONTHS
                                --------------------    FISCAL       ENDED           ENDED                 FISCAL YEAR
                                APRIL 4,   MARCH 29,     YEAR     DECEMBER 28,   SEPTEMBER 28,   --------------------------------
                                  1998       1997      1997(1)        1996           1996          1995        1994        1993
                                --------   ---------   --------------------------------------------------------------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales.....................  $ 56,825   $ 58,932    $248,836     $ 63,937   |    $262,392      $ 389,998   $ 459,192   $487,892
Cost of sales.................    48,958     54,258     222,620       57,252   |     239,724        366,040     432,235    410,713
Gross profit..................     7,867      4,674      26,216        6,685   |      22,668         23,958      26,957     77,179
Selling and administrative                                                     |
  expenses....................     5,682      5,453      23,306        7,428   |      26,002         34,538      41,765     43,134
Nonrecurring charges..........        --         --       4,133           --   |          --             --          --         --
Management fees to                                                             |
  affiliate(2)................        --         --          --           --   |       1,993          3,368       4,000      4,000
Operating profit (loss).......     2,185       (779)     (1,223)        (743)  |      (5,327)       (15,540)    (18,808)    30,045
Interest expense..............     1,740        974       4,743        1,074   |      16,001         27,926      26,379     25,605
Loan fee amortization and                                                      |
  related expense.............       334        274       1,270          235   |       1,928          2,486       1,795      1,847
Other income (expense)........        --        (95)       (162)        (109)  |       3,319         (1,639)       (934)     2,493
Income (loss) before                                                           |
  discontinued operations,                                                     |
  reorganization and                                                           |
  extraordinary items.........       111     (2,122)     (7,398)      (2,161)  |     (19,937)       (47,591)    (47,916)     5,086
Reorganization and                                                             |
  extraordinary items(3)(4)...        --         --          --           --   |     118,148             --          --       (738)
Loss from discontinued                                                         |
  operations(5)...............        --        (69)    (20,948)        (379)  |          --             --          --
Net income (loss)(6)..........       111     (2,191)    (28,346)      (2,540)  |      98,211        (47,591)    (47,916)     4,348
Net income (loss) per share                                                    |
  (basic and diluted)(7)......      0.01      (0.22)      (2.82)       (0.25)  |          --             --          --
BALANCE SHEET DATA (END OF                                                     |
  PERIOD):                                                                     |
Working capital...............  $ 64,393   $ 75,277    $ 67,868     $106,902   |    $     --      $(191,131)  $(140,375)  $ 70,102
Total assets..................   181,760    187,165     169,351      232,700   |          --        198,638     228,171    238,104
Total debt, less current                                                       |
  maturities..................    79,555     52,826      74,898       84,093   |          --             --      11,000    175,353
Stockholders' equity                                                           |
  (deficit)...................    58,208     84,192      58,097       85,848   |          --        (90,627)    (42,125)     5,499

---------------

(1) Fiscal year 1997 (ended January 3, 1998) represents a 53-week period. All other fiscal years presented represent a 52-week period.
(2) Prior to February 1, 1996, pursuant to a management services agreement dated April 1, 1989 (the "Management Services Agreement"), between Bibb and The NTC Group, Inc. ("NTC"), NTC received fees equal to 2% of Bibb's average month-end equity book value plus interest-bearing debt. Pursuant to the Restructuring Agreement among Bibb and its creditors (the "Restructuring Agreement"), during the period between February 1, 1996 and the Reorganization Date, NTC was entitled to receive management fees under the Management Services Agreement equal to $0.1 million per month. Pursuant to the Bibb Plan of Reorganization, $1.8 million of accrued management fees were forgiven by NTC as of September 28, 1996, and the Management Services Agreement was terminated.
(3) In connection with the Bibb Plan of Reorganization, reorganization items were recorded for professional fees and expenses in the amount of $1.4 million and for adjustments to certain accounts to reflect fair value in the amount of $7.9 million.
(4) In conjunction with the Bibb Plan of Reorganization, a gain of $111.7 million on the extinguishment of debt was recorded.
(5) Discontinued operations charges of $20.9 million and $0.4 million, were recorded in fiscal year 1997 and the fourth quarter of 1996, respectively, as a result of the sale of the napery business to Mount Vernon Mills, Inc., and Bibb's intent to exit the apparel business.
(6) Prior to September 28, 1996, Bibb was an "S" corporation under the Code. Because all items of income, expense and credit of an "S" corporation generally pass through to its stockholders, Bibb did not pay federal income taxes or certain state and local income taxes during the period it was an "S" Corporation. Effective September 28, 1996, Bibb became a "C" corporation under the Internal Revenue Code and became ineligible to pass through items of income, expense and credit to its stockholders. For the three months ended December 28, 1996, and fiscal year ended January 3, 1998, there was no income tax expense nor benefit recorded.
(7) Per share amounts are not provided for Bibb for periods ended prior to the three-month period ended December 28, 1996 because they are not meaningful due to the implementation of fresh start reporting and the substantial change in the number of shares outstanding subsequent to the consummation of the Bibb Plan of Reorganization.

        SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF DAN RIVER

     On February 3, 1997 Dan River acquired substantially all of the assets of The New Cherokee Corporation ("Cherokee"). On November 20, 1997 Dan River completed an initial public offering of its Class A Common Stock.

     The following unaudited pro forma combined financial data of Dan River gives effect to (i) the acquisition of Cherokee, the initial public offering of Class A Common Stock and the Merger and financing thereof as if they had occurred on the first day of the 1997 fiscal year, in the case of the Statement of Income Data for the year ended January 3, 1998, (ii) the Merger and financing thereof as if they had occurred on the first day of the period presented, in the case of the Statement of Income Data for the three months ended April 4, 1998 and (iii) the Merger and the financing thereof as if they had occurred at April 4, 1998, in the case of the Balance Sheet Data. The unaudited pro forma combined financial data does not purport to reflect the financial position or results of operations that actually would have resulted had the above transactions occurred as of the dates indicated or to project the results of operations for any future period. The unaudited pro forma combined financial data should be read in conjunction with the historical financial statements of Dan River, Cherokee and Bibb and in each case the notes thereto which are incorporated herein by reference. See "Unaudited Pro Forma Combined Financial Data Information of Dan River," "Selected Historical Financial Data of Dan River" and "Selected Historical Financial Data of Bibb."

                                                                         PRO FORMA
                                                              -------------------------------
                                                              THREE MONTHS
                                                                  ENDED         YEAR ENDED
                                                              APRIL 4, 1998   JANUARY 3, 1998
                                                              -------------   ---------------
                                                                      (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales...................................................    $177,768         $734,494
Cost of sales...............................................     143,856          601,941
Gross profit................................................      33,912          132,553
Selling, general and administrative expenses................      18,958           75,786
Amortization of goodwill....................................         794            3,176
Other operating costs, net..................................          --           11,145
Operating income............................................      14,160           42,446
Other income (expense), net.................................         280             (445)
Interest expense............................................       7,665           29,977
Income from continuing operations...........................       3,973            6,147
BALANCE SHEET DATA (END OF PERIOD):
Working capital.............................................    $193,604
Total assets................................................     678,518
Total debt, including current maturities....................     316,522
Shareholders equity.........................................     246,603

     The pro forma combined financial data above does not include the impact of certain merger-related cost savings initiatives that Dan River intends to implement. The additional cost savings, which are expected to total $15.5 million (pre-tax) on an annual basis, include:

     - reduced selling, general and administrative expense, principally from the elimination of overlapping administrative functions;

     - manufacturing cost savings from certain plant alignment and capacity utilization synergies, and manufacturing practices expected to result in improved operating efficiencies;

     - cost savings relating to manufacturing techniques and specifications; and

     - savings expected to be realized through volume purchasing of certain raw materials, such as polyester and packaging materials.

     The projected cost savings are based on estimates and assumptions believed to be reasonable by management. Due to the inherent uncertainty associated with such estimates and assumptions, there can be no assurance that these cost savings will actually be realized.

                     PRO FORMA CAPITALIZATION OF DAN RIVER

     The following table sets forth the historical capitalization of each of Dan River and Bibb as of April 4, 1998 and the pro forma capitalization of Dan River adjusted to give effect to the Merger and the financing thereof, as if the Merger and the financing thereof had occurred at April 4, 1998.

     The following table should be read in conjunction with the historical consolidated financial statements of Dan River and the historical financial statements of Bibb and in each case the notes thereto which are incorporated herein by reference. See "Unaudited Pro Forma Combined Financial Information of Dan River," "Selected Historical Financial Data of Dan River" and "Selected Historical Financial Data of Bibb."

                                                         HISTORICAL               PRO FORMA
                                                    --------------------   ------------------------
                                                    DAN RIVER     BIBB     ADJUSTMENTS     COMBINED
                                                    ---------   --------   -----------     --------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Current maturities of long-term debt..............  $    198    $  5,363    $ (5,363)(1)   $    198
                                                    ========    ========    ========       ========
LONG-TERM DEBT:
  Senior subordinated notes.......................  $120,000    $     --    $     --       $120,000
  New debt........................................        --          --     177,251 (1)    177,251
  Line of credit..................................        --      54,871     (54,871)(1)         --
  Term loan.......................................        --      16,652     (16,652)(1)         --
  Working capital facility........................    14,500          --          --         14,500
  Capital lease obligations.......................        --       7,745      (7,745)(1)         --
  Other long-term debt............................     4,573         287        (287)(1)      4,573
                                                    --------    --------    --------       --------
          Total long-term debt....................   139,073      79,555      97,696        316,324
                                                    --------    --------    --------       --------
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, authorized
     50,000,000 shares, no shares issued (Dan
     River historical); $.01 par value, authorized
     5,000,000 shares, no shares issued (Bibb
     historical); $.01 par value, authorized
     50,000,000 shares, no shares issued (as
     adjusted)....................................        --          --          --             --
  Common stock, Class A, $.01 par value,
     authorized 175,000,000 shares, issued and
     outstanding 16,774,086 shares (Dan River
     historical); $.01 par value, authorized
     175,000,000 shares, issued and outstanding
     21,134,731 shares (as adjusted)..............       168          --          44(2)         212
  Common stock, Class B, $.01 par value,
     authorized 35,000,000 shares, issued and
     outstanding 2,062,070 shares (Dan River
     historical, and as adjusted).................        21          --          --             21
  Common stock, $.01 par value, 25,000,000 shares
     authorized issued and outstanding 10,061,576
     shares (Bibb historical): no shares
     authorized (as adjusted).....................        --         101        (101)(2)         --
  Additional paid-in capital......................   139,140      88,882     (13,486)(2)    214,536
  Retained earnings (deficit).....................    31,834     (30,775)     30,775 (2)     31,834
                                                    --------    --------    --------       --------
          Total shareholders' equity..............   171,163      58,208      17,232        246,603
                                                    --------    --------    --------       --------
          Total capitalization....................  $310,236    $137,763    $114,928       $562,927
                                                    ========    ========    ========       ========

---------------

(1) Reflects (i) the refinancing of all Bibb outstanding indebtedness and (ii) additional financing to fund the cash portion of the buyout of Bibb outstanding Common Stock and stock options, and other transaction costs. The new debt is expected to be provided by a combination of bank financing and a public debt issuance, or solely though bank financing.
(2) Reflects (i) the elimination of Bibb's equity as a result of the Merger and
    (ii) the issuance of 4,360,645 shares of Dan River Class A Common Stock in connection with the Merger which results in additional paid-in capital of $75.4 million.

                                  RISK FACTORS

     In considering whether to approve the Merger Agreement, the Dan River shareholders and the Bibb stockholders should carefully consider, in addition to the other information in this Joint Proxy Statement/ Prospectus, the following matters.

STOCK PRICE FLUCTUATIONS

     The relative stock prices of Dan River Class A Common Stock and the Bibb Common Stock at the Effective Time of the Merger may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof and the date on which the Dan River shareholders and the Bibb stockholders vote on the Merger Agreement due to changes in the business, operations and prospects of Dan River or Bibb, market assessments of the likelihood that the Merger will be consummated and the timing hereof, general market and economic conditions and other factors.

     The Exchange Ratio was fixed at 0.84615 at the time of execution of the Merger Agreement by the parties and is not subject to adjustment. Any increase or decrease of the market price of the Dan River Class A Common Stock will correspondingly increase or decrease the value of Merger Consideration to be received by Bibb stockholders pursuant to the Merger.

     Further, there can be no assurance as to the trading volume or price of the Dan River Class A Common Stock after the Merger. Events outside the control of Dan River which could adversely affect the market value of Dan River's assets, as well as the market value of Dan River Class A Common Stock, may occur during the period from the date of this Joint Proxy Statement/Prospectus to the date the Merger is consummated or thereafter. All of the Dan River Class A Common Stock to be issued to the Bibb stockholders, other than affiliates of Bibb, in connection with the Merger will be freely tradeable. Sales of a substantial number of shares of Dan River Class A Common Stock by current Bibb stockholders following consummation of the Merger, or the perception that such sales could occur, could adversely affect the market price for Dan River Class A Common Stock after the Merger.

STATUS OF MERGER AS TAX-FREE REORGANIZATION

     Counsel to each of Dan River and Bibb are of the opinion that the Merger will qualify as a tax-free reorganization under Section 368(a)(1) of the Code, which generally means that the receipt of Dan River Class A Common Stock by a Bibb stockholder in exchange for his or her Bibb Common Stock will not be a taxable event. If the Merger were to fail to qualify as a tax-free reorganization, each Bibb stockholder would recognize gain or loss equal to the difference between such stockholder's tax basis in the Bibb Common Stock and the sum of the fair market value of Dan River Class A Common Stock (if any) plus the amount of cash (if any) received in the Merger. In addition, Bibb would be treated as recognizing taxable gain or loss at the corporate level on the transfer of its assets in the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

LOSS OF RIGHTS BY BIBB STOCKHOLDERS

     The rights of the holders of Bibb Common Stock are presently governed by the DGCL, the Bibb Charter (as hereinafter defined) and the Bibb Bylaws (as hereinafter defined). After consummation of the merger, the rights of the holders of Bibb Common Stock that is converted to Dan River Class A Common Stock will be governed by the GBCC, the Dan River Charter (as hereinafter defined) and the Dan River Bylaws (as hereinafter defined). Certain differences may reduce certain existing rights of Bibb stockholders. See "The Merger -- Comparison of Rights of Holders of Dan River Class A Common Stock and Bibb Common Stock."

TERMINATION PAYMENTS IF MERGER FAILS TO OCCUR

     No assurance can be given that the Merger will be consummated. The Merger Agreement provides for the payment by Bibb of a termination fee of $5,230,000 if the Merger is terminated by Bibb or Dan River under certain circumstances. The obligation to make such payment may adversely affect the ability of Bibb to engage in another transaction in the event the Merger is not consummated and may have an adverse impact on the financial condition of Bibb. See "The Merger -- Terms of Merger Agreement -- Termination" and "The Merger -- Terms of Merger Agreement -- Fees and Expenses."

CYCLICAL NATURE OF TEXTILE INDUSTRY

     Domestic demand for textile products tends to vary with the business cycle of the U.S. economy. In addition, the popularity, supply and demand for particular textile products may change significantly from year to year based upon prevailing fashion trends and other factors. These factors historically have contributed to fluctuations in the sales and profitability of certain textile products and in Dan River's results of operations. A decline in the demand for textile products, an increase in the supply of textile products due to expansion of capacity within the textile industry, changes in fashion trends or deteriorating economic conditions could have a material adverse effect on Dan River's results of operations and financial condition.

INTENSE COMPETITION

     The textile industry is highly competitive. Dan River sells its products primarily to domestic customers and competes with large, vertically integrated textile manufacturers as well as numerous smaller companies specializing in limited segments of the market. Competitors are both domestic and foreign, and include a number of companies that are larger in size and have greater financial resources than Dan River. Increases in domestic capacity and imports of foreign-made textile and apparel products are a significant source of competition for many domestic textile manufacturers, including Dan River. Competition in the form of imported textile and apparel products, pricing strategies of domestic competitors and the proliferation of newly styled fabrics competing for fashion acceptance have been factors affecting Dan River's business environment. The primary competitive factors in the textile industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. To the extent that one or more of Dan River's competitors gains an advantage with respect to any key competitive factor, Dan River's business could be materially adversely affected. In addition, import protections afforded to foreign textile manufacturers could make Dan River's products less competitive and have a material adverse effect on Dan River's results of operations and financial condition.

POSSIBLE ADVERSE EFFECT OF FLUCTUATIONS IN PRICE AND AVAILABILITY OF COTTON

     The primary raw material used by Dan River is cotton. Prior to 1991, from time to time, domestic cotton prices exceeded world prices, which created a competitive disadvantage for Dan River and other domestic textile manufacturers, which are required by law to purchase substantially all of their cotton from domestic sources. The U.S. government has taken legislative action to improve the price imbalance, but there can be no assurance that this will continue to be the case. To the extent that U.S. cotton prices exceed world cotton prices, Dan River's competitiveness may be materially adversely affected. U.S. cotton prices are also affected by general economic conditions as well as the demand for U.S. cotton in world markets and may increase or decrease depending on other market variables at the time. Prevailing cotton prices significantly impact Dan River's results of operations, and price increases could have a material adverse effect on Dan River's results of operations and financial condition. In connection with its purchase of cotton, Dan River generally covers open order requirements, which average approximately three months of production, through direct purchases and hedging transactions, and Dan River may shorten or lengthen that period in accordance with its perception of the direction of cotton prices. There can be no assurance that such transactions will not result in higher costs to Dan River or will protect Dan River from fluctuations in cotton prices. Further, since cotton is an agricultural product, its supply and quality are subject to forces of nature. Any material shortage or interruption in the supply, variations in the quality of cotton by reason of weather, infestations or any other factor that would result in an increase in the cost of cotton could have a material adverse effect on Dan River's results of operations and financial condition.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The textile manufacturing industry is capital intensive. In order to maintain their competitive position, textile manufacturers, including Dan River, must continually modernize their manufacturing processes, plants and equipment, which can involve substantial capital investments. Over the last five fiscal years, Dan River has made capital improvements of approximately $150 million. Dan River expects to invest approximately $35 million during fiscal 1998 in capital improvements designed to reduce manufacturing costs, enhance manufacturing flexibility and improve product quality and responsiveness to customers. Dan River generally finances its capital improvements with cash from operations, vendor financing and borrowings under its credit facilities. To the extent these sources of funds are insufficient to meet Dan River's ongoing capital improvements requirements, Dan River may be required to seek alternative sources of financing or curtail or delay capital spending plans. There can be no assurance that such financing will be available when needed or, if available, that it will be on terms acceptable to Dan River. Failure to make capital improvements necessary to continue modernizing Dan River's manufacturing operations and reduce costs could adversely affect Dan River's competitive position and have a material adverse effect on Dan River's results of operations and financial condition.

POSSIBLE ADVERSE EFFECT OF GOVERNMENT POLICY AND IMPORT REGULATIONS

     The domestic textile market is subject to various U.S. governmental policies affecting raw material costs and product supply. In addition, the policies of foreign governments may, directly or indirectly, affect the domestic market. Because U.S. textile companies are generally prohibited from importing cotton, Dan River must purchase substantially all of its cotton in the domestic market. Prior to 1991, from time to time, price imbalances between world and domestic cotton prices existed. A series of U.S. legislative initiatives has resulted in the reduction of Dan River's effective cotton costs to near world levels. Because the availability and cost of cotton are affected by U.S. agricultural policies, Dan River may experience increased cotton costs that cannot be entirely passed on to its customers. The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation. In view of the labor cost advantages and the number of foreign producers of textile products that compete with certain of Dan River's products, substantial elimination of import protection for domestic textile manufacturers could have a material adverse effect on Dan River's business. In January 1995, a multilateral trade organization, the World Trade Organization ("WTO"), was established to replace the General Agreement on Tariffs and Trade ("GATT"). This new body has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a 10-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: tops and yarns, fabrics, made-up textile products and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make Dan River's products less competitive against low cost imports from developing countries.

     NAFTA, which was entered into by Canada, Mexico and the United States and became effective on January 1, 1994, has created the world's largest free-trade zone. The agreement contains safeguards that were sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. There can be no assurance that the removal of these barriers to trade will not have a material adverse effect on Dan River's results of operations and financial condition.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     Following consummation of the Merger, Dan River will have substantial indebtedness and significant debt service requirements. As of April 4, 1998, pro forma for the Merger, Dan River's total indebtedness would have been approximately $316.5 million. The degree to which Dan River is leveraged will have important consequences, including the following: (i) the ability of Dan River to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired; (ii) a substantial portion of Dan River's cash flow from operations will be required to be dedicated to the payment of principal and interest on its indebtedness thereby reducing funds available for other purposes; (iii) Dan River's flexibility in planning for or reacting to changes in market conditions may be limited; and (iv) Dan River may be more vulnerable in the event of a downturn in its business. Following the
consummation of the Merger, approximately $          million in aggregate
borrowings will be outstanding under the then existing Dan River credit facility (the "Credit Facility") and available borrowings thereunder will be $
million. All borrowings under the Credit Facility will mature on           .

     The ability of Dan River to meet its debt service obligations will depend on the future operating performance and financial results of Dan River, which will be subject in part to factors beyond the control of Dan River. Although management believes that Dan River's cash flow will be adequate to meet its interest and principal payments, there can be no assurance that Dan River will continue to generate earnings in the future sufficient to cover its fixed charges. If Dan River is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the Credit Facility or from other sources, it may be required to refinance all or a portion of its existing debt or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which Dan River could realize therefrom. In addition, the terms of the Credit Facility and the indenture governing the Dan River Senior Subordinated Notes restrict Dan River's ability to sell assets and the use of the proceeds therefrom.

     If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, Dan River were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all of such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under such indebtedness. In addition, such holders could proceed against their collateral (if any).

POTENTIAL UNFORESEEN ENVIRONMENTAL LIABILITIES OR COSTS

     Dan River is subject to various federal, state and local environmental laws and regulations limiting the discharge of pollutants and the storage, handling and disposal of a variety of substances, including some substances which contain constituents considered hazardous under environmental laws. Dan River's dyeing and finishing operations result in the discharge of substantial quantities of wastewater and emissions to the atmosphere. Dan River's operations also are governed by laws and regulations relating to workplace safety and worker health which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. Treatment costs of air emissions and wastewater discharges, as well as other costs of environmental compliance, have increased moderately over the past several years. There can be no assurance that compliance with environmental or health and safety laws and regulations will not materially adversely affect Dan River's operations in the future. In addition, Dan River cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with any such environmental or health and safety laws or regulations.

                              THE SPECIAL MEETINGS

DAN RIVER SPECIAL MEETING

     Time, Date, Place and Purpose.  The Dan River Special Meeting will be held
on                ,           , 1998, at 10:00 a.m., local time, at the offices
of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia. At the Dan River Special Meeting, holders of Dan River Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement and the issuance of shares of Dan River Class A Common Stock in connection therewith.

     Record Date and Shares Entitled to Vote. Only holders of record of shares of Dan River Common Stock at the close of business on the Dan River Record Date are entitled to notice of and to vote at the Dan River Special Meeting. As of
such date, there were                shares of Dan River Class A Common Stock
issued and outstanding held by approximately                holders of record
and 2,062,070 shares of Dan River Class B Common Stock issued and outstanding and held by eight holders of record. Each holder of record of Dan River Class A Common Stock on the Dan River Record Date is entitled to one vote per share on any matter that may properly come before the Dan River Special Meeting. Each holder of record of Dan River Class B Common Stock on the Dan River Record Date is entitled to 4.39 votes per share on any matter that may properly come before the Dan River Special Meeting. With respect to all matters that properly may come before the Dan River Special Meeting, holders of shares of Dan River Class A Common Stock and Dan River Class B Common Stock will vote together as a single voting group.

     Vote Required; Security Ownership of Management. The presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of Dan River Common Stock as of the Dan River Record Date is necessary to constitute a quorum for the transaction of business at the Dan River Special Meeting. The affirmative vote of the holders of two-thirds of the voting power of the outstanding Dan River Common Stock entitled to vote at the Dan River Special Meeting is necessary to approve the Merger Agreement and the issuance of shares of Dan River Class A Common Stock in connection therewith. Abstentions and broker nonvotes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Dan River Special Meeting (assuming, with respect to broker nonvotes, that the beneficial owner has granted the nominee discretion to vote on at least one matter). Abstentions and broker nonvotes with respect to the proposal to approve the Merger Agreement and the issuance of shares of Dan River Class A Common Stock in connection therewith have the effect of votes against such proposal at the Dan River Special Meeting.

     As of the Dan River Record Date, the executive officers and directors of Dan River beneficially owned an aggregate of 2,473,270 shares of Dan River Common Stock or approximately 13% of the shares of Dan River Common Stock then outstanding, and representing approximately 37% of the voting power of the Dan River Common Stock.

     Solicitation and Revocation of Proxies. A form of proxy is enclosed with this Joint Proxy Statement/ Prospectus. All shares of Dan River Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement, the issuance of shares of Dan River Class A Common Stock in connection therewith and, in the discretion of the proxy holder, as to any other matter which may properly come before the Dan River Special Meeting.

     Any Dan River shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the Secretary of Dan River prior to the Dan River Special Meeting, at Dan River's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Dan River Special Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Dan River Special Meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

     The cost of soliciting proxies will be borne by Dan River. Proxies may be solicited by personal interview, mail and telephone. In addition, Dan River may reimburse brokerage firms and other persons representing beneficial owners of shares of Dan River Common Stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Dan River's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

THE BIBB SPECIAL MEETING

     Time, Date, Place and Purpose.  The Bibb Special Meeting will be held on
          , 1998 at 10:00 a.m., local time, at the offices of                .
At the Bibb Special Meeting, holders of Bibb Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement.

     Record Date and Shares Entitled to Vote. Only holders of record of shares of Bibb Common Stock at the close of business on the Bibb Record Date are entitled to notice of and to vote at the Bibb Special Meeting. As of the Bibb
Record Date, there were                shares of Bibb Common Stock issued and
outstanding held by approximately                holders of record. Holders of
record of Bibb Common Sock on the Bibb Record Date are entitled to one vote per share on any matter that may properly come before the Bibb Special Meeting.

     Vote Required; Security Ownership of Management. The presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of Bibb Common Stock as of the Bibb Record Date is necessary to constitute a quorum for the transaction of business at the Bibb Special Meeting. The affirmative vote of a majority of the total votes cast by holders of outstanding shares of Bibb Common Stock entitled to vote at the Bibb Special Meeting is necessary to approve the Merger Agreement. Abstentions and broker nonvotes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Bibb Special Meeting (assuming, with respect to broker nonvotes, that the beneficial owner has granted the nominee discretion to vote on at least one matter). Abstentions and broker nonvotes with respect to the proposal to approve the Merger Agreement will not count as either votes for or against such proposal at the Bibb Special Meeting.

     As of the Bibb Record Date, the executive officers and directors of Bibb
beneficially owned an aggregate of      shares of Bibb Common Stock (not
including      shares of Bibb Common Stock issuable upon the exercise of options outstanding under the Bibb Option Plans held by such persons), or approximately
   % of the shares of Bibb Common Stock then outstanding.

     Solicitation and Revocation of Proxies. A form of proxy is enclosed with this Joint Proxy Statement/ Prospectus. All shares of Bibb Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the Bibb Special Meeting.

     Any Bibb stockholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the Secretary of Bibb prior to the Bibb Special Meeting, at Bibb's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Bibb Special Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Bibb Special Meeting will not revoke a stockholder's proxy unless such stockholder votes in person.

     The cost of soliciting proxies will be borne by Bibb. Proxies may be solicited by personal interview, mail and telephone. In addition, Bibb may reimburse brokerage firms and other persons representing beneficial owners of shares of Bibb Common Stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Bibb's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In late 1993 and early 1994, Joseph L. Lanier, Jr., Chairman and Chief Executive Officer of Dan River and Thomas C. Foley, then Chairman of Bibb, had preliminary discussions concerning Dan River's possible interest in acquiring Bibb. On August 19, 1994, Dan River and Bibb exchanged confidentiality letters and exchanged limited confidential information. These discussions terminated in the spring of 1995, when Mr. Foley indicated that Bibb was not interested at that time in pursuing a transaction.

     On July 3, 1996, Bibb filed for bankruptcy pursuant to a Restructuring Agreement which provided for a Plan of Reorganization (the "Bibb Plan of Reorganization"), which was confirmed by the Bankruptcy Court on September 12, 1996. On September 27, 1996, Bibb emerged from bankruptcy.

     In early 1997, subsequent to Bibb's emergence from bankruptcy, Mr. Lanier contacted Michael L. Fulbright, President and Chief Executive Officer of Bibb, and again indicated an interest in acquiring Bibb, but no substantive discussions took place. On February 11, 1997, Mr. Fulbright and Mr. Lanier met in Atlanta to discuss generally the advantages of a possible transaction between the two companies, including the possibility of a merger. While these discussions did not lead to any definitive action or proposals at that time, the parties agreed to continue periodic discussions regarding a possible transaction. Following a telephone conversation between Mr. Fulbright and Mr. Lanier on June 3, 1997, Mr. Fulbright forwarded to Mr. Lanier a draft confidentiality and standstill agreement to be executed between the two companies prior to the exchange of information. Mr. Lanier advised Mr. Fulbright that at the time Dan River would not be able to give substantive attention to a possible acquisition and the parties did not execute such a confidentiality and standstill agreement at that time.

     On June 25, 1997, Bibb executed an engagement letter with Prudential Securities Incorporated ("Prudential") whereby Bibb engaged Prudential for advice regarding the implementation of a shareholder rights plan. On September 30, 1997, Bibb's Board of Directors adopted and Bibb entered into the Bibb Rights Agreement. The engagement letter with Prudential contemplated that Bibb and Prudential would negotiate an engagement for Prudential to serve as Bibb's financial advisor in the event of an unsolicited offer to acquire Bibb.

     In January 1998, Mr. Fulbright held discussions with the officers of several public textile companies to discuss a possible business combination or other strategic transaction with Bibb. On January 15, 1998, Mr. Fulbright and the Chairman and Chief Executive Officer of a public textile company ("Company No. 1") met in Atlanta, Georgia. On January 20, 1998, Mr. Fulbright and the President and Chief Executive Officer of a second public textile company ("Company No. 2") met in Atlanta. On January 22, 1998, Mr. Fulbright and the Executive Vice President and Chief Financial Officer of a third public textile company ("Company No. 3") met in Atlanta. In addition, Mr. Fulbright held discussions with two additional parties regarding their possible interest in acquiring Bibb's engineered products division.

     Soon after these discussions, Bibb and each of the textile companies executed confidentiality and standstill agreements whereby the parties agreed to exchange information and to refrain from making unsolicited proposals regarding Bibb. On January 23, 1998, Bibb and Company No. 2 executed a confidentiality and standstill agreement. On January 27, 1998, Bibb and Company No. 1 executed a confidentiality and standstill agreement. On February 2, 1998, Bibb and Company No. 3 executed a confidentiality and standstill agreement.

     On January 26, 1998, Franklin Resources, Inc. a stockholder of Bibb ("Franklin"), filed a Schedule 13D with the Commission stating its view that the Rights Plan was not in the best interests of the stockholders of Bibb and its intention to communicate with the management, directors and stockholders of Bibb to discuss actions to cause Bibb to repeal the declaration of Bibb Rights (as defined herein) pursuant to the Bibb Rights Agreement and to encourage Bibb to pursue a strategic sale, merger or other business combination.

     Following the execution of the confidentiality and standstill agreements with Company No. 1 and Company No. 3, Mr. Fulbright met with the senior management of each of these companies and provided business and financial due diligence information on Bibb. On February 4, 1998, Mr. Fulbright and Charles R. Tutterow, Bibb's Chief Financial Officer, met in Atlanta with the Chief Executive Officer of Company No. 1. On February 10, 1998, Mr. Fulbright met in North Carolina with the Chief Executive Officer, Chief Operating Officer, Executive Vice President and Chief Financial Officer of Company No. 3. In the course of these discussions, Mr. Fulbright indicated that interest levels at a per share price for Bibb Common Stock below the mid-teens would be unacceptable. On February 18, 1998, Mr. Fulbright requested the return of the information provided to Company No. 3.

     In January 1998, Mr. Fulbright and Mr. Lanier resumed discussions regarding a possible transaction between Bibb and Dan River. On January 20, 1998, Mr. Lanier forwarded to Mr. Fulbright a revised draft confidentiality and standstill agreement. Mr. Fulbright, Mr. Lanier, Richard L. Williams and Barry F. Shea met on February 3, 1998, in Atlanta, to discuss further their respective businesses and the possibility of a transaction between Bibb and Dan River. By letter dated February 13, 1998, Mr. Lanier requested comprehensive due diligence materials from Bibb. Following negotiations on the scope of a confidentiality and standstill agreement, on February 17, 1998, Bibb and Dan River executed a confidentiality and standstill agreement which permitted "confidential proposals" to be made to Bibb for a limited period of time. That same day, Mr. Fulbright and Messrs. Williams, Shea, Harry L. Goodrich and Thomas L. Muscalino of Dan River met in Atlanta to discuss business and financial due diligence, and Mr. Fulbright provided certain non-public financial information on Bibb to Dan River. On February 18, 1998, Dan River requested additional financial information on Bibb in order to formulate a valuation range for a proposal to be made to Bibb.

     Consistent with the provisions of the confidentiality and standstill agreement to which it was subject, on March 5, 1998, Dan River presented a proposal to Bibb pursuant to which Bibb would be merged into Dan River or a wholly-owned subsidiary of Dan River. On March 12, 1998, Mr. Fulbright responded to the March 5, 1998 proposal. In this response, Mr. Fulbright agreed that a combination of Dan River and Bibb provided strategic and tactical benefits but concluded that the valuation range per share offered by Dan River was unacceptable. Mr. Lanier indicated to Mr. Fulbright that Dan River would not be able to justify a more favorable valuation unless certain additional information was made available to Dan River concerning Bibb's operations and prospects.

     On March 11, 1998, Mr. Fulbright requested the return of the materials provided to Company No. 1 under the confidentiality and standstill agreement in the event that Company No. 1 was not willing to pursue discussions regarding a transaction in accordance with the terms of the confidentiality and standstill agreement between the parties. On March 23, 1998, Company No. 1 returned to Bibb materials that had been provided to it. Because there had been no discussions between Bibb and Company No. 2 for over two months, on April 14, 1998, Mr. Fulbright requested the return of the information previously provided to Company No. 2 pursuant to the confidentiality and standstill agreement between the parties.

     On April 3, 1998, Mr. Goodrich, the Vice President, Secretary and General Counsel of Dan River, representatives of King & Spalding, counsel for Dan River, representatives of Jones Day, counsel for Bibb, and Mr. Tutterow, the Vice President, Chief Financial Officer and Secretary of Bibb, held a telephone conference call to discuss business, legal and financial due diligence information on Bibb. Shortly thereafter, on April 6, 1998, Mr. Fulbright, Mr. Lanier and other officers of Dan River met in New York City to discuss valuation ranges and to exchange further due diligence information between the parties.

     By letter dated April 13, 1998, to Mr. Lanier, Mr. Fulbright presented Bibb's analysis of certain merger considerations to Dan River. On April 15, 1998, Mr. Lanier submitted a revised proposal to Bibb, providing for a price of $16 per share of Bibb Common Stock, which would be paid 50% to 60% in cash and 40% to 50% in Dan River Class A Common Stock.

     By letter dated May 6, 1998, Mr. Fulbright returned the due diligence information provided to Bibb by Dan River and requested the destruction of the due diligence information provided to Dan River by Bibb. By letter dated May 7, 1998, Mr. Lanier reiterated his proposal to Mr. Fulbright for the merger of Dan River and Bibb for an aggregate merger consideration valued at $16 per share of Bibb Common Stock.

     On May 12, 1998, the Board of Directors of Bibb authorized Mr. Fulbright to engage Houlihan Lokey to provide financial advisory services to Bibb in connection with the possible transaction with Dan River, and in particular, to advise Bibb, if so requested, about the adequacy of any consideration offered in connection with such business combination and to evaluate the fairness of any such proposal. In addition, the Board asked Houlihan Lokey to assess whether it would be in the best interest of Bibb to seek a transaction for the engineered products division of Bibb (the "EPD") separate from a transaction involving Bibb. In the course of its analysis, Houlihan Lokey advised that it was unlikely that a separate transaction for the EPD would maximize stockholder value.

     On June 2, 1998, Mr. Fulbright and Mr. Lanier met in Atlanta and discussed further the possibility of a business combination between Bibb and Dan River, and discussed specifically valuation issues for such transaction. On June 4, 1998, the Bibb Board of Directors authorized Mr. Fulbright to continue negotiations with Dan River regarding a business combination between the two companies. On June 8, 1998, the Dan River Board of Directors met and authorized Mr. Lanier to proceed with negotiations with Bibb for a business combination on terms involving merger consideration of $16.50 per share of Bibb Common Stock. On the same date, Mr. Fulbright forwarded an outline of such a business combination to Mr. Lanier which would include merger consideration consisting of approximately half cash and half Dan River Class A Common Stock. On June 11, 1998, the Bibb Board of Directors met, reviewed the pricing and structure of the proposed merger, and instructed Mr. Fulbright to negotiate a definitive agreement on that basis.

     Bibb's and Dan River's management proceeded with due diligence and commenced discussions concerning the terms of the proposed transaction, including negotiation of definitive transaction agreements. Throughout the month of June, the parties continued their due diligence investigations, and senior management of Dan River and Bibb and their legal representatives negotiated the terms of the Merger Agreement. During the same period, representatives of Jones Day, at the request of Bibb's management, had several conversations with representatives of Dan River regarding valuation, structure and timing of a potential transaction. In particular, the parties negotiated the circumstances giving rise to the break-up fee, the minimum market value of Dan River Class A Common Stock at which Bibb would be required to go forward with the transaction, and the nature of certain conditions precedent to closing, particularly with respect to any material adverse change in Bibb's business after execution of the Merger Agreement. Mr. Fulbright and Mr. Lanier agreed that the parties would proceed with a transaction on the basis of an Exchange Ratio of .84615 of a share of Dan River Class A Common Stock per share of Bibb Common Stock or $16.50 per share in cash, or a combination thereof, subject to the requirement that the total number of shares of Bibb Common Stock that will be converted into Dan River Class A Common Stock will equal 50% of the outstanding shares of Bibb Common Stock prior to the Merger. It was further agreed that the merger qualify as a tax-free reorganization under the Code.

     In the afternoon of June 22, 1998, a special meeting of the Dan River Board of Directors was held which also was attended by representatives of Bowles Hollowell and King & Spalding. A representative of King & Spalding summarized the fiduciary duties to which the directors were subject in their deliberations and under which their actions would be reviewed and described for the directors the significant terms of the Merger Agreement. A representative of Bowles Hollowell presented the Dan River Board of Directors with its financial analyses on a merger between Dan River and Bibb. The Dan River Board of Directors approved the Merger and the Merger Agreement and authorized Mr. Lanier to complete negotiation of and execute the Merger Agreement with Bibb.

     On the morning of June 23, 1998, a special meeting of the Bibb Board of Directors was held, which also was attended by representatives of Houlihan Lokey and Jones Day and Mr. Tutterow. A representative of Jones Day summarized the fiduciary duties to which the directors were subject in their deliberations and under which their actions would be reviewed, and also presented the Board with a report on certain outstanding issues in the Merger Agreement, including the circumstances under which the parties could terminate the Merger Agreement, the material adverse effect condition, the Exchange Ratio, and the tax-free nature of the transaction. (The Bibb Board of Directors previously had been furnished with a full copy of the most current draft of the Merger Agreement, and had reviewed with counsel a summary of significant terms of the Merger Agreement.) A representative of Houlihan Lokey presented its financial analysis of a merger between Bibb and Dan River. Following a discussion among the board members, the Bibb Board of Directors asked Mr. Fulbright to continue negotiations with Dan River regarding, among other things, the break-up fee, Exchange Ratio, the material adverse effect condition, and the tax-free status of the transaction as set forth in the draft Merger Agreement presented to the Bibb Board of Directors. Between June 24 and June 26, Mr. Fulbright and Mr. Lanier held several telephone conversations during which these issues were discussed, and representatives of Jones Day continued negotiations of the Merger Agreement with representatives of King & Spalding.

     Special meetings of the Bibb Board of Directors were held on June 24, 1998 and June 25, 1998, at which meetings Mr. Fulbright and Mr. Tutterow and representatives of Jones Day updated the board on the status of negotiations of the Merger Agreement with Dan River.

     At a special meeting of the Bibb Board of Directors held on Friday afternoon, June 26, 1998, a representative of Jones Day again summarized the fiduciary duties to which the members of the Bibb Board of Directors were subject. A representative of Houlihan Lokey reviewed with the Bibb Board of Directors the financial analyses performed by Houlihan Lokey in connection with the proposed merger and rendered to the Bibb Board of its oral opinion (which opinion was confirmed by delivery of a written opinion dated June 26, 1998) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the Bibb stockholders. A discussion among the members of the Bibb Board of Directors present at the meeting then ensued regarding these matters, as well as the resolution of certain issues in the Merger Agreement. After further deliberation, the members of the Bibb Board of Directors present (Mr. Irwin Gold, a Bibb director, was not present at the meeting) unanimously approved the Merger Agreement with Dan River and authorized Mr. Fulbright to execute the Merger Agreement.

     On Sunday, June 28, 1998, Dan River and Bibb each executed and delivered the Merger Agreement. The execution of the Merger Agreement was announced on the morning of Monday, June 29, 1998, by issuance of press releases by Bibb and Dan River.

     Bibb did not seek the advice of Prudential in connection with its discussions with any of Company No. 1, Company No. 2, Company No. 3 or Dan River, nor did it seek the advice of Houlihan Lokey in connection with any discussions regarding a transaction involving the entire company other than with Dan River.

TERMS OF THE MERGER AGREEMENT

     General. The Merger Agreement provides that, following approval of the Merger Agreement by the stockholders of Bibb and the approval of the Merger Agreement and the issuance of Dan River Class A Common Stock in connection therewith by the shareholders of Dan River and the satisfaction or waiver of the other conditions to the Merger, Bibb will be merged with and into Dan River at the Effective Time in accordance with the GBCC and DGCL. Dan River will be the surviving corporation in the Merger. As a result of the Merger, the separate corporate existence of Bibb will cease.

     Merger Consideration. Upon consummation of the Merger, each outstanding share of Bibb Common Stock (other than treasury shares, shares held by Dan River and dissenting shares) will be converted into the right to receive cash or shares of Dan River Class A Common Stock. Each Bibb stockholder will have the opportunity to indicate, on a Form of Election, whether such stockholder wishes to make a Stock Election, a Cash Election or a Non-Election for each share of Bibb Common Stock held by such stockholder. The allocations of cash and/or shares of Dan River Class A Common Stock that a stockholder of Bibb may receive will depend upon (i) the stated preference of the Bibb stockholder on the Form of Election and (ii) the proration procedures to be applied if the Cash Election Shares exceed the Cash Election Number or the Stock Election Shares exceed the Stock Election Number.

     Stockholders of Bibb who make an effective "Stock Election" will receive (subject to the proration procedures described below), for each share of Bibb Common Stock for which such election is made, 0.84615 shares of Dan River Class A Common Stock. Stockholders of Bibb who make an effective "Cash Election" will receive (subject to the proration procedures described below) for each share of Bibb Common Stock for which such election is made, in cash, an amount equal to $16.50 (the "Cash Consideration"). If a holder of Bibb Common Stock has no preference as to consideration and makes a "Non-Election," such stockholder shall receive 0.84615 shares of Dan River Class A Common Stock, $16.50 in cash or a combination thereof determined as set forth below.

     In the event that the aggregate number of shares of Bibb Common Stock covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number, (i) each Bibb stockholder making an effective Cash Election or making a Non-Election will receive, for each share of Bibb Common Stock with respect to which such election is made, cash in the amount of $16.50 and (ii) each Bibb stockholder making an effective Stock Election will receive, for each share of Bibb Common Stock for which a Stock Election has been made, (x) a number of shares of Dan River Class A Common Stock equal to the product of the Exchange Ratio and a fraction (the "Stock Fraction"), the numerator of which is the Stock Election Number and the denominator of which is the total number of Stock Election Shares, and (y) cash in an amount equal to the product of (A) $16.50 and (B) a fraction equal to one minus the Stock Fraction. The "Stock Election Number" is equal to 50% of the number of shares of Bibb Common Stock outstanding immediately prior to the Effective Time.

     In the event that the aggregate number of shares of Bibb Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, (i) each Bibb stockholder making an effective Stock Election or making a Non-Election will receive, for each share of Bibb Common Stock with respect to which such election is made, 0.84615 shares of Dan River Class A Common Stock and (ii) each stockholder making a Cash Election will receive, for each share of Bibb Common Stock for which a Cash Election has been made or deemed to have been made, (x) cash in an amount equal to the product of $16.50 and a fraction (the "Cash Fraction"), the numerator of which is the Cash Election Number and the denominator of which is the total number of Cash Election Shares, and (y) a number of shares of Dan River Class A Common Stock equal to the product of the Exchange Ratio and a fraction equal to one minus the Cash Fraction. The "Cash Election Number" is equal to 50% of the number of shares of Bibb Common Stock outstanding immediately prior to the Effective Time less the number of shares of Bibb Common Stock with respect to which appraisal rights are exercised and the number of shares of Bibb Common Stock to be exchanged for cash in lieu of fractional shares.

     In the event the number of Stock Election Shares does not exceed the Stock Election Number and the number of Cash Election Shares does not exceed the Cash Election Number, stockholders of Bibb who make a Non- Election will receive cash and Dan River Class A Common Stock on a proportionate basis so that the Stock Election Number and the Cash Election Number equal their respective percentages of shares of Bibb Common Stock outstanding as closely as possible.

     No fractional shares of Dan River Class A Common Stock will be issued pursuant to the Merger. In lieu of the issuance of any fractional shares of Dan River Class A Common Stock, a cash payment determined in accordance with Section 2.2(f) of the Merger Agreement will be paid to holders in respect of any fractional share of Dan River Class A Common Stock that otherwise would be issuable.

     Election Procedures. Concurrently with the mailing of this Joint Proxy Statement/Prospectus, a Form of Election will be mailed to each holder of record of Bibb Common Stock on the Bibb Record Date. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the close of business on the last business day prior to the Effective Time and must be accompanied by the certificates representing the shares of Bibb Common Stock as to which the election is made (or by an appropriate guarantee of delivery of such certificates). If a holder of Bibb Common Stock does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline, such Bibb stockholder will be deemed to have made a Non-Election.

     The Merger Agreement provides that Forms of Election once submitted to the Exchange Agent are irrevocable. If a Bibb stockholder properly completes, signs and submits a Form of Election to the Exchange Agent with such stockholder's certifications representing the shares of Bibb Common Stock as to which such election is made (or appropriate guarantees of delivery therefor) and the Merger is consummated, each share of Bibb Common Stock covered by such Form of Election will be exchanged for the Merger Consideration as indicated on the Form of Election and in accordance with the Merger Agreement. Once a Bibb stockholder has so delivered a Form of Election, such stockholder's share certificates representing the shares of Bibb Common Stock as to which such election is made will not be returned unless the Merger fails to be consummated.

     Options to Purchase Bibb Common Stock. The Merger Agreement provides that, except as described below, in the case of any option, or part of any option, to purchase Bibb Common Stock under the Omnibus Plan that at the Effective Time would under the terms of such option (after giving effect to any accelerated vesting caused by the Merger) still constitute an "incentive stock option," each option (or part of any option) to purchase Bibb Common Stock under the Bibb Option Plans which is outstanding and unexercised (whether or not then exercisable or vested) will be canceled by Bibb and, in consideration of such cancellation, Dan River will pay promptly after the Effective Time to the holder of each such option in respect thereof an amount equal to the product of (a) the Applicable Amount and (b) the number of shares of Bibb Common Stock subject to such option (the "Option Cancellation Consideration"). The term "Applicable Amount" means the excess of (i) $16.50 over (ii) the exercise price of such option. The Option Cancellation Consideration shall consist of a cash component equal to the Option Cancellation Consideration times 0.5 and a stock component that will be the number of shares of Dan River Class A Common Stock (rounded to the next highest whole number in the case of a fractional amount) equal to the product of the Option Cancellation Consideration times 0.5 divided by $19.50.

     At the Effective Time, Dan River shall assume the Omnibus Plan and each option (or part of any option) to purchase Bibb Common Stock under the Omnibus Plan that at the Effective Time would under the terms of such option (after giving effect to any accelerated vesting caused by the Merger) still constitute an "incentive stock option" and that is otherwise described above. Each such assumed option shall be converted into an outstanding and exercisable option to purchase Dan River Class A Common Stock in accordance with the terms of the Omnibus Plan and each such assumed option. Each such option shall constitute an option to acquire, on the same terms and conditions (giving effect to any accelerated vesting caused by the Merger) as were applicable under such assumed option, a number of shares of Dan River Class A Common Stock equal to the number of shares of Bibb Common Stock purchasable pursuant to such option multiplied by the Option Exchange Ratio (as hereinafter defined), at a price per share equal to the per-share exercise price for the shares of Bibb Common Stock purchasable pursuant to such option divided by the Option Exchange Ratio; provided, however, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and provided further, that the number of shares of Dan River Class A Common Stock that may be purchased upon exercise of such option shall not include any fractional share and, upon exercise of such option, a cash payment shall be made for any fractional share based upon the closing price of a share of Dan River Class A Common Stock on the NYSE on the last trading day immediately preceding the date of exercise. The Option Exchange Ratio shall be the quotient determined by dividing the closing price of a share of Bibb Common Stock on the AMEX on the last trading day immediately preceding the Closing Date by the closing price of a share of Dan River Class A Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.

     Registration Rights. The Merger Agreement provides that promptly following the Closing Date, Dan River will file a Shelf Registration Statement with the Commission that covers all of the Registrable Stock to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act; provided, that the Holders of the Registrable Stock shall agree (i) to provide required information requested by Dan River to be included in a registration statement,
(ii) to observe customary "black out" periods during which such Holder will not sell Registrable Stock under the Shelf Registration Statement and (iii) to pay such holders pro rata share of the Commission's filing fee for the Shelf Registration Statement. "Registrable Stock" shall mean the shares of Dan River Class A Common Stock received by the Holders (as hereinafter defined) pursuant to the Merger; provided, further, that Dan River shall be permitted to include shares of Dan River Common Stock held by existing shareholders on the Shelf Registration Statement. The Holders shall mean those stockholders of Bibb which, as of the date of the Merger Agreement, beneficially own ten percent or more of Bibb Common Stock. If Dan River at any time proposes to register any of its Class A Common Stock under the Securities Act for sale to the public, Dan River will promptly give written notice to all Holders of its intention to effect such registration and will include the Registrable Stock in such registration; provided, however, that if the

Piggyback Registration is an underwritten registration, and the managing underwriters advise Dan River that the aggregate number of shares to be included in such registration exceeds the amount that can be sold without adversely effecting the proposed distribution, Dan River may limit the number of shares included in such registration, and holders of registration rights with respect to Dan River Class A Common Stock prior to the Closing Date will have priority over the Holders with respect to the number of shares to be included in the Piggyback Registration. Dan River covenants and agrees that any future grant of "piggyback" registration rights shall be expressly subject and subordinated to the rights of registration of the Holders granted pursuant to the Merger Agreement. The foregoing Dan River obligations shall terminate as of the second anniversary of the Closing Date.

     Rights Plan. In September 1997, the Bibb Board of Directors adopted the Bibb Rights Agreement. See "-- Comparison of Rights of Holders of Dan River Class A Common Stock and Bibb Common Stock -- Rights Plan." The Bibb Board of Directors has approved and Bibb has entered into an amendment to the Bibb Rights Agreement to provide that neither the approval, execution or delivery of the Merger Agreement, the announcement thereof, nor the consummation of the transactions contemplated thereby will result in the Bibb Rights being exercised, distributed or triggered.

     Conditions to the Merger. The obligations of both Dan River and Bibb to consummate the Merger are subject to the satisfaction of the following conditions: (i) the adoption of the Merger Agreement by the shareholders of Dan River and the stockholders of Bibb; (ii) the absence of injunction, writ or preliminary temporary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as provided in the Merger Agreement; provided, however, that the party invoking this condition shall have complied with its obligations under Section 5.9 of the Merger Agreement; (iii) the termination or expiration of the applicable waiting period under the HSR Act; (iv) the effectiveness of the Registration Statement under the Securities Act and the absence of (a) any stop order suspending the effectiveness of the Registration Statement or any proceedings by the Commission (actual or threatened) for such purpose and (b) the absence of any stop order suspending the effectiveness of any qualification or registration of the Dan River Class A Common Stock under the state securities laws by authorities of any such state (actual or threatened) for such purpose; and (v) the shares of Dan River Class A Common Stock to be issued pursuant to the Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     The obligation of Dan River to consummate the Merger is subject to the satisfaction or waiver of the following conditions: (i) Bibb's representations and warranties contained in Article III of the Merger Agreement (except for the representations and warranties contained in Sections 3.8(a), 3.8(b) and 3.15), which representations and warranties shall be deemed for purposes of Section 6.2(b) of the Merger Agreement not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Closing Date, except where the matters in respect of such representations and warranties which are not true and correct, in the aggregate, has not had or would not have a Bibb Material Adverse Effect (as defined in the Merger Agreement), with the same effect as though such representations and warranties were made as of the Closing Date and the representations and warranties contained in Sections 3.8(a), 3.8(b) and 3.15 shall be true and correct as of the date of the Merger Agreement, except where the failure to be so true and correct would not have a Bibb Material Adverse Effect; (ii) Bibb shall have furnished to Dan River a certificate of its appropriate officers as to compliance with certain conditions of the Merger Agreement; (iii) Bibb shall be in compliance with the "Tangible Net Worth" covenant contained in Section 9.14 of the Credit Agreement as of the month end immediately preceding the Closing Date and Bibb's chief financial officer shall certify to such compliance; and (iv) Dan River shall have received a written opinion of King & Spalding prior to the date the Joint Proxy Statement is first mailed to Dan River shareholders and reaffirmed as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code.

     The obligation of Bibb to consummate the Merger also is subject to the satisfaction of the following conditions: (i) Dan River's representations and warranties contained in Article IV of the Merger Agreement (except for the representations and warranties contained in Section 4.8(a) and 4.8(b)), which representations and warranties shall be deemed for purposes of Section 6.3(b) of the Merger Agreement not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had or would not have a Dan River Material Adverse Effect (as defined in the Merger Agreement), with the same effect as though such representations and warranties were made as of the Closing Date and the representations and warranties contained in Sections 4.8(a) and 4.8(b) shall be true and correct as of the date of the Merger Agreement, except where the failure to be so true and correct would not have a Dan River Material Adverse Effect; (ii) Dan River shall have furnished to Bibb a certificate of its appropriate officers as to compliance with certain conditions of the Merger Agreement; and (iii) Bibb shall have received a written opinion of Jones Day prior to the date the Joint Proxy Statement is first mailed to Bibb stockholders and reaffirmed as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code.

     Amendment. The Merger Agreement may be amended before adoption of the Merger Agreement by the Bibb stockholders and the Dan River shareholders with respect to any of the terms contained therein and, without further approval of such stockholders and shareholders, may be amended after such approvals, except as otherwise provided by law. Any amendment to the Merger Agreement must be in writing and signed by the parties to the Merger Agreement.

     Termination. The Merger Agreement may be terminated (i) by mutual written consent of Dan River and Bibb, (ii) by Dan River or Bibb if, without any material breach by such terminating party, the Effective Time shall not have occurred (i) on or before October 15, 1998 or (ii) on or before November 30, 1998 if on or prior to (A) July 10, 1998 Dan River and Bibb have filed the requisite notification report form required under the HSR Act, (B) on or prior to July 10, 1998 Dan River has filed the Registration Statement and (C) the delay in the Effective Time past October 15, 1998, is the result of a review by the Commission, the Antitrust Division or the FTC; (iii) by Dan River or Bibb if any court of competent jurisdiction or other governmental body within the United States shall have issued a final and nonappealable order, injunction, decree, judgment or ruling or taken any other final and nonappealable action restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the party invoking this right shall have complied with its obligations under Section 5.9 of the Merger Agreement; (iv) by Dan River or Bibb if the Merger Agreement shall not have been approved and adopted by the requisite number of Bibb stockholders and Dan River shareholders at the Bibb Special Meeting and the Dan River Special Meeting, respectively; (v) by Bibb, if it shall have received an Acquisition Proposal and shall have advised Dan River in writing that the Bibb Board of Directors, after consultation with and based upon the advice of independent legal counsel, determined in good faith that failure to accept such Acquisition Proposal would result in a breach by the Bibb Board of Directors of its fiduciary duties under applicable law; provided, however, that simultaneously Bibb shall pay Dan River the Fee; and (vi) by Dan River, if the Bibb Board of Directors shall have (1) withdrawn, modified or amended in an adverse manner its approval or recommendation of the Merger Agreement, the Merger or any other transactions contemplated hereby, (2) approved, endorsed or recommended to its stockholders an Acquisition Proposal or (3) resolved to do any of the foregoing.

     Fees and Expenses.  (a) If:

          (i) the Merger Agreement is terminated by Dan River pursuant to
     Section 8.1(b) of the Merger Agreement and (A) Bibb shall have failed to comply in any material respect with any of the material covenants and agreements contained in the Merger Agreement, or (B) there shall have been a willful breach by Bibb of a representation or warranty of Bibb contained in the Merger Agreement as of the date when made (or in the case of any representations and warranties that are made as of a different date, as of such different date) and within 6 months after such termination Bibb enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs that contemplates or includes a direct or indirect consideration (or implicit valuation) for shares of Bibb Common Stock in excess of the per share Merger Consideration;

          (ii) the Merger Agreement is terminated pursuant to Section 8.1(d) of the Merger Agreement because the Merger Agreement shall not have been approved and adopted by the affirmative vote of the requisite number of stockholders of Bibb and at, on or prior to the time of the Bibb Special Meeting an

     Acquisition Proposal shall have been publicly disclosed, publicly proposed or publicly communicated to Bibb; or

          (iii) the Merger Agreement is terminated pursuant to Section 8.1(e) or 8.1(f) of the Merger Agreement;

then Bibb shall pay to Dan River, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with any termination contemplated by Section 8.1(e) of the Merger Agreement, a fee, in cash of $5.23 million (the "Fee"), provided, however, that Bibb in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination.

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of Bibb by merger or similar business combination by any person other than Dan River or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20% or more of the book or fair market value of the consolidated assets of Bibb; or (iii) the acquisition by a Third Party of 20% or more of the outstanding shares of Bibb Common Stock.

     (b) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated hereby.

     No Solicitation. The Merger Agreement provides Bibb and its officers, directors, employees, representatives and agents shall cease any existing discussions or negotiations with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, Bibb or any business combination with or involving any third party. The Merger Agreement further provides that, prior to consummation of the Merger, Bibb may, directly or indirectly, (1) furnish information and access, if solicited, pursuant to a confidentiality agreement including terms and conditions (including a standstill provision) that are no less favorable than the terms and conditions of the confidentiality agreement entered into between Bibb and Dan River, and (2) participate in discussions and negotiate with such person concerning any merger, sale of material portion of the assets, sale of shares of capital stock or similar transaction involving Bibb or a division thereof (an "Acquisition Proposal"), in each case only if such person has submitted a written proposal to the Bibb Board of Directors and the Board by a majority vote determines in good faith, based upon the advice of outside counsel to Bibb, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Bibb Board of Directors shall provide a copy of any such written proposal to Dan River immediately after receipt thereof, shall notify Dan River immediately if any Acquisition Proposal (oral or written) is made and shall, in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any Acquisition Proposal and shall keep Dan River promptly advised of all developments which could reasonably be expected to culminate in the Bibb Board of Directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by the Merger Agreement.

EFFECTIVE TIME OF THE MERGER AND EXCHANGE OF CERTIFICATES

     Effective Time of the Merger. The Merger will become effective upon the filing of certificates of merger with the Secretary of State of the State of Georgia and with the Secretary of State of the State of Delaware.

     Exchange of Bibb Stock Certificates. Promptly after the Effective Time, the Exchange Agent will pay the holder of each certificate representing shares of Bibb Common Stock surrendered to the Exchange Agent the Merger Consideration multiplied by the number of shares of Bibb Common Stock formerly represented by such certificate, and such certificate will forthwith be canceled.

OPINION OF DAN RIVER'S FINANCIAL ADVISOR

     Bowles Hollowell was retained by Dan River to render certain financial advisory services to Dan River in connection with the Merger. In connection with such engagement, Dan River requested that Bowles Hollowell evaluate the fairness, from a financial point of view, to Dan River of the aggregate consideration to be paid by Dan River in the Merger. On June 22, 1998, in connection with the evaluation of the proposed Merger

Agreement by the Dan River Board of Directors, Bowles Hollowell delivered a written opinion to the Dan River Board of Directors to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Consideration was fair, from a financial point of view, to Dan River.

     In arriving at its opinion, Bowles Hollowell reviewed a then-current draft (draft of June 18, 1998) of the Merger Agreement (the "draft Merger Agreement"), the terms of which did not vary materially from the Merger Agreement entered into by the parties thereto on June 28, 1998, and held discussions with management of Dan River and management of Bibb concerning the businesses, operations and prospects of Dan River and Bibb. Bowles Hollowell examined certain publicly available business and financial information relating to Dan River and Bibb as well as certain financial forecasts and other data for Dan River and Bibb which were provided to Bowles Hollowell by the respective managements of Dan River and Bibb, including information relating to certain strategic and operating benefits anticipated from the Merger. Bowles Hollowell reviewed the financial terms of the Merger as set forth in the draft Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Dan River Class A Common Stock and Bibb Common Stock; the historical and projected earnings of Dan River and Bibb; and the capitalization and financial condition of Dan River and Bibb. Bowles Hollowell considered the financial terms of certain other similar transactions recently effected which Bowles Hollowell considered relevant to an analysis of the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Bowles Hollowell considered comparable to those of Dan River and Bibb. Bowles Hollowell also evaluated the estimated impact of the Merger on Dan River's projected earnings per share. Bowles Hollowell noted that its opinion was necessarily based upon information available and financial, stock market and other conditions and circumstances existing and disclosed to Bowles Hollowell as of the date of its opinion.

     In rendering its opinion, Bowles Hollowell assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Bowles Hollowell. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Bowles Hollowell, the managements of Dan River and Bibb advised Bowles Hollowell that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Dan River and Bibb as to the future financial performance of Dan River and Bibb and the strategic and operating benefits anticipated from the Merger. Bowles Hollowell assumed that the Merger will be accounted for using the "purchase" method of accounting in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Bowles Hollowell did not express any opinion as to what the price or value of the Dan River Class A Common Stock actually will be when issued to Bibb stockholders pursuant to the Merger or the price at which the Dan River Class A Common Stock will trade subsequent to the Merger. In addition, Bowles Hollowell did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Dan River or Bibb nor did Bowles Hollowell make any physical inspection of the properties or assets of Dan River or Bibb. Bowles Hollowell was not requested to, and did not, participate in the negotiation of the Merger, nor was Bowles Hollowell asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Dan River or the effect of any other transaction in which Dan River might engage. In addition, although Bowles Hollowell evaluated the Merger Consideration from a financial point of view, Bowles Hollowell was not asked to and did not recommend the specific consideration payable in the Merger.

     THE FULL TEXT OF THE WRITTEN OPINION OF BOWLES HOLLOWELL DATED JUNE 22, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. DAN RIVER SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. BOWLES HOLLOWELL'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED SOLELY FOR THE USE OF THE DAN RIVER BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY DAN RIVER SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE

DAN RIVER SPECIAL MEETING. THE SUMMARY OF THE OPINION OF BOWLES HOLLOWELL SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the Dan River Board of Directors, Bowles Hollowell performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Bowles Hollowell's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Bowles Hollowell did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Bowles Hollowell believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Bowles Hollowell made numerous assumptions regarding certain matters with respect to Dan River, Bibb, industry performance, general business, economic, market and financial conditions and other matters, many of which matters are beyond the control of Dan River and Bibb. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The following is a summary of the material analyses performed and many of the material factors considered by Bowles Hollowell in the preparation of its opinion and reviewed with the Dan River Board of Directors on June 22, 1998.

     Stock Trading History. Bowles Hollowell reviewed the daily trading volume and closing prices of the Bibb Common Stock and Dan River Class A Common Stock for the period from December 15, 1997 to June 19, 1998, the last complete trading day prior to the date that Bowles Hollowell rendered its opinion. During this period, Bibb Common Stock had a high closing price of $13.13, a low closing price of $7.13, and a daily average closing price of $9.32. During the same period, Dan River Class A Common Stock had a high closing price of $21.13, a low closing price of $14.75, and a daily average closing price of $17.52. The closing prices of Bibb Common Stock and Dan River Class A Common Stock on June 19, 1998 were $13.13 and $18.50, respectively.

     Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, including securities analysts' estimates of future financial results, Bowles Hollowell compared certain financial and operating information for Bibb with the corresponding financial and operating information for a group of nine publicly traded companies (the "Comparable Companies") engaged primarily in businesses which Bowles Hollowell deemed to be relevant for the purpose of its analysis. The Comparable Companies included Burlington Industries, Inc., Cone Mills Corp., Crown Crafts, Inc., Dan River Inc., Johnston Industries, Inc., Pillowtex Corp., Springs Industries, Inc., Thomaston Mills, Inc. and WestPoint Stevens, Inc.

     Bowles Hollowell observed that Bibb's financial performance had improved substantially compared to prior years' results since initiation of a capital investment program and Bibb's restructuring pursuant to its voluntary petition (filed in July 1996) for reorganization under Chapter 11 of the United States Bankruptcy Court. Given this significant and ongoing improvement in Bibb's financial performance during 1997 and 1998 and expectations of management for 1999, Bowles Hollowell considered multiples of future projected operating cash flow (defined as operating income plus depreciation and amortization) to be the most relevant valuation statistic. Accordingly, Bowles Hollowell obtained estimates of operating cash flow for the seven of the Comparable Companies for which published securities analysts' reports were available and calculated the adjusted market value (defined as market value of equity plus book value of debt and preferred stock less cash) as a multiple of projected 1998 and 1999 operating cash flow for those Comparable Companies. The multiples based upon projected 1998 operating cash flow ranged from 5.1x to 9.2x with a median of 6.7x. The multiples based upon projected 1999 operating cash flow ranged from 4.5x to 8.5x with a median of 5.6x.

Bowles Hollowell calculated these same multiples for Bibb, based on the adjusted market value of Bibb implied by the Merger, utilizing Bibb management's projections (reviewed by Dan River management) of Bibb's 1998 and 1999 operating cash flow adjusted to reflect manufacturing efficiencies anticipated by Bibb and Dan River management to result from recent Bibb capital expenditures and certain cost savings estimated by Dan River management to be realized as a result of the Merger. Comparable operating cash flow multiples for Bibb, based on the adjusted market value of Bibb implied by the Merger, for 1998 and 1999 were 6.0x and 5.7x, respectively.

     Bowles Hollowell also compared certain financial and operating information for Dan River with the corresponding financial and operating information for the Comparable Companies, excluding Dan River and including Bibb. Specifically, Bowles Hollowell calculated Dan River's adjusted market value using a price of $19.50 for Dan River Class A Common Stock, which is the per share price implied in the Exchange Ratio. Using this Dan River adjusted market value, Bowles Hollowell calculated a multiple of operating cash flow for the latest twelve months and multiples of operating cash flow as projected by securities analysts for 1998 and 1999. These multiples for Dan River were lower than the median of, but within the range of, multiples for the peer group. The implied $19.50 price of Dan River Class A Common Stock as a multiple of earnings per share for the latest twelve months and as a multiple of estimated 1998 and 1999 earnings per share was higher than the median of, but within the range of, multiples for the peer group. The following chart summarizes these multiples.

                                      ADJUSTED MARKET VALUE AS
                                           A MULTIPLE OF:          STOCK PRICE(1) AS A MULTIPLE OF:
                                     --------------------------    --------------------------------
                                     LTM(2)    1998E     1999E      LTM(2)      1998E       1999E
                                     OCF(3)    OCF(3)    OCF(3)     EPS(4)      EPS(4)      EPS(4)
                                     ------    ------    ------    --------    --------    --------
Comparable Companies(5)
  High.............................   18.3x      9.2x      8.5x      33.6x       20.9x       17.4x
  Median...........................    9.2       7.5       6.0       13.7        12.5        10.4
  Low..............................    5.7       5.1       4.5       13.0        11.2         6.9
  Dan River Inc....................    6.1x      5.9x      5.3x      15.0x       14.9x       12.6x

---------------

(1) Stock prices for Comparable Companies are as of the close of trading on June 19, 1998. A price of $19.50 per share of Dan River Class A Common Stock, as implied in the Exchange Ratio, is used for purposes of this analysis.
(2) Latest twelve months.
(3) Operating cash flow.
(4) Earnings per share.
(5) Excluding Dan River and including Bibb.

     Analysis of Selected Comparable Acquisition Transactions. Bowles Hollowell also reviewed merger and acquisition activity in the home textiles industry since 1995. From among the transactions for which sufficient public information was available, Bowles Hollowell deemed the following five acquisitions (the "Comparable Acquisitions") to be relevant to its analysis: (i) the acquisition by Pillowtex Corp. of Fieldcrest Cannon, Inc.; (ii) the acquisition by Johnston Industries, Inc. of Jupiter National, Inc.; (iii) the acquisition by Crown Crafts, Inc. of Red Calliope & Associates, Inc.; (iv) the acquisition by Springs Industries, Inc. of Dundee Mills, Inc.; and (v) the acquisition by Pillowtex Corp. of Beacon Manufacturing Co.

     Bowles Hollowell analyzed adjusted transaction market value (defined as the total consideration paid, including net debt (debt less cash) assumed at closing) as a multiple of operating cash flow for the target company in each of the Comparable Acquisitions. As in the analysis of selected publicly traded comparable companies, Bowles Hollowell considered multiples of projections of future operating cash flow, current as of the announcement date for each transaction, to be the most relevant valuation statistics. The Pillowtex Corp. ("Pillowtex") acquisition of Fieldcrest Cannon, Inc. ("Fieldcrest") was the only Comparable Acquisition for which projections of future operating cash flow were available at the time of announcement of the transaction. Bowles Hollowell calculated the adjusted transaction market value for this transaction as a multiple of Fieldcrest's estimated next fiscal year operating cash flow, obtained from a securities analyst's report published prior to the announcement of the transaction. This multiple was 7.0x, compared to a multiple of 7.9x for Bibb, based on the adjusted transaction market value of Bibb implied by the Merger. Bowles Hollowell also calculated the adjusted transaction market value for Pillowtex's acquisition of Fieldcrest as a multiple of Fieldcrest's estimated next fiscal year operating cash flow plus merger-related cost savings as projected by Pillowtex management at the time of the deal's announcement. For this transaction, the multiple of adjusted transaction market value to next fiscal year operating cash flow plus projected merger-related cost savings was 5.4x. The same multiple for Bibb, based on the adjusted transaction market value of Bibb implied by the Merger and assuming certain merger-related cost savings estimated by Dan River management, was 5.7x.

     Premiums Paid Analysis. Bowles Hollowell reviewed the premiums paid by the acquiring company over the target company's stock price prior to announcement of the transaction in the following three recent textile industry acquisitions that involved publicly traded target companies: (i) the acquisition by Polymer Group, Inc. of Dominion Textile, Inc.; (ii) the acquisition by Pillowtex of Fieldcrest; and (iii) the acquisition by Johnston Industries, Inc. of Jupiter National, Inc. For the purpose of determining the per share price paid for the target company's equity, Bowles Hollowell used the announced value of the transaction.

     Bowles Hollowell calculated the premium per share paid by the acquiror compared to the share price of the target company twenty trading days and one trading day prior to the transaction announcement. The purchase price premiums over the share price twenty trading days prior to announcement ranged from 34.3% to 46.9%, with a median of 34.9%. The purchase price premiums over the share price one trading day prior to announcement ranged from 1.5% to 25.8%, with a median of 20.3%. Bowles Hollowell also reviewed premiums paid for all publicly reported acquisitions of controlling interests in 1997 and 1998 to date, as reported by Securities Data Company. For all reported transactions, the median purchase price premium over the share price twenty trading days prior to announcement was 32.8%, and the median purchase price premium over the share price one trading day prior to announcement was 20.9%. For the purpose of its analysis, Bowles Hollowell assumed $16.50 per share in total consideration to be paid to Bibb shareholders and an announcement date of June 22, 1998. Based on these assumptions, the premium anticipated in the Merger to the closing price of Bibb Common Stock twenty trading days prior to announcement was 41.9%; the premium to the closing price of Bibb Common Stock one trading day prior to announcement was 25.7%.

     Discounted Cash Flow Analysis. Bowles Hollowell also performed discounted cash flow analyses of Bibb and Dan River. These analyses involved discounting the projected unlevered free cash flows (defined as operating cash flow available after working capital, capital spending, and tax requirements) at an appropriate discount rate. Bowles Hollowell utilized financial projections for Bibb and Dan River, both as stand-alone entities, provided by the management of each respective company. In addition, Dan River's management reviewed the projections used to value Bibb. The Bibb projections used in this analysis included certain merger-related cost savings estimated by Dan River's management.

     Bowles Hollowell calculated Dan River's theoretical weighted average cost of capital to be 9.84%. Using discount rates reflecting a weighted average cost of capital ranging from 8.84% to 10.84% and unlevered free cash flow growth rates beyond 2003 ranging from 2% to 4%, Bowles Hollowell calculated the implied values of Bibb Common Stock and Dan River Class A Common Stock. The implied values of Bibb Common Stock ranged from $14.76 to $31.44. The implied values of Dan River Class A Common Stock ranged from $14.65 to $30.51.

     Pro Forma Earnings Analysis. Bowles Hollowell estimated the pro forma financial results for fiscal years 1998 and 1999 of Dan River following the Merger. These pro forma financial results are based on the Merger Consideration. Bowles Hollowell relied upon Dan River management's earnings estimate for 1998 and a securities analyst's earnings estimate for 1999. Bowles Hollowell used the same projections for Bibb's 1998 and 1999 financial performance as were used in its discounted cash flow analysis, including certain cost savings anticipated from the Merger. Bowles Hollowell concluded that the Merger, related financings and the assumed call of Dan River's existing Senior Subordinated Notes with a $7 million premium would be 12.4% dilutive and 6.4% accretive to Dan River's standalone earnings per share for fiscal 1998 and 1999, respectively.

     Pursuant to the terms of Bowles Hollowell's engagement, Dan River has agreed to pay Bowles Hollowell for its services in connection with the Merger an advisory and opinion fee totaling $250,000. Dan River also
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

has agreed to reimburse Bowles Hollowell for reasonable travel and other out-of-pocket expenses incurred by Bowles Hollowell in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Bowles Hollowell and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Bowles Hollowell's engagement.

     As part of its investment banking business, Bowles Hollowell is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, divestitures, leveraged buyouts and private placements of debt and equity. Bowles Hollowell's ultimate parent entity is First Union Corporation. First Union National Bank, an affiliate of Bowles Hollowell and also a subsidiary of First Union Corporation, provides various financial services to Dan River, including loan financing through participation in a syndicated loan facility. Wheat First Union, a division of First Union Corporation, may, in the ordinary course of business, actively trade the equity securities of Dan River for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF THE DAN RIVER BOARD OF DIRECTORS

     THE DAN RIVER BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF DAN RIVER AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF DAN RIVER CLASS A COMMON STOCK IN CONNECTION THEREWITH AND RECOMMENDS THAT DAN RIVER SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF DAN RIVER CLASS A COMMON STOCK IN CONNECTION THEREWITH.

OPINION OF BIBB'S FINANCIAL ADVISOR

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Bibb Board of Directors that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     Bibb retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of the common stock of Bibb in the Merger. At the June 23, 1998 meeting of the Bibb Board of Directors, Houlihan Lokey presented its analysis as hereinafter described and updated the Bibb Board of Directors with respect to the discussions and current state of the transaction. At the June 26, 1998 meeting of the Bibb Board of Directors, Houlihan Lokey presented its oral opinion, and following the meeting delivered its written opinion, that as of such date and based on the matters described therein, the Merger Consideration to be received by the Bibb stockholders is fair from a financial point of view. Houlihan Lokey has also delivered to the Bibb Board of Directors a written opinion dated the date of this Joint Proxy Statement/Prospectus which is substantially identical to its June 26, 1998 opinion.

     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ATTACHED HERETO AS ANNEX C. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. THE BIBB STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

     Houlihan Lokey's opinion to the Bibb Board of Directors addresses only the fairness from a financial point of view of the consideration to be received by the Bibb stockholders in the Merger, and does not constitute a recommendation to the stockholders as to how such stockholder should vote at the Bibb Special Meeting. Houlihan Lokey's opinion does not address Bibb's underlying business decision to effect the Merger.

     In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan, Lokey: (i) reviewed Bibb's annual reports to stockholders and on Form 10-K for the three fiscal years ended January 3, 1998, the quarterly report on Form 10-Q for the quarter ended April 4, 1998, and the results for the month and year to date period ended June 6, 1998; (ii) reviewed Dan River's annual reports to shareholders and on Form 10-K for the three fiscal years ended January 3, 1998, the quarterly report on Form 10-Q for the quarter ended April 4, 1998, and the results for the month and year to date period ended June 6, 1998; (iii) reviewed the Merger Agreement; (iv) met with certain members of the senior management of Bibb and Dan River to discuss the operations, financial condition, future prospects and projected operations and performance of Bibb and Dan River and the combined company; (v) visited certain facilities and offices of Bibb and Dan River; (vi) reviewed a forecast prepared by Dan River's management with respect to Dan River for the years ending approximately December 31, 1998 through 2000 including a recent revision for fiscal 1998; (vii) reviewed a forecast prepared by Bibb's management with respect to Bibb for the years ending approximately December 31, 1998 through 1999; (viii) reviewed a forecast prepared by Bibb's senior management with respect to projected synergies of the combined company based upon fiscal 1998 projections; (ix) reviewed a forecast prepared by Dan River's senior management with respect to projected fiscal 1998 for the combined company including synergies; (x) reviewed the historical market prices and trading volume for the publicly traded securities of Bibb and Dan River; (xi) reviewed publicly available financial data for certain companies that it deemed comparable to Bibb and Dan River, and publicly available prices and premiums paid in other transactions that it considered similar to the Merger; and (xiii) conducted such other studies, analyses and inquiries as it deemed appropriate.

     In assessing the financial fairness of the consideration to be received in the Merger by Bibb's stockholders, Houlihan Lokey; (i) analyzed the reasonableness of the trading value of Bibb's publicly traded equity securities;
(ii) valued the common equity of Bibb using widely accepted valuation methodologies; (iii) analyzed the reasonableness of the trading value of Dan River's publicly traded Class A Common Stock; (iv) valued the common equity of Dan River using the same valuation methodologies; (v) valued the common equity of Dan River after giving effect to the Merger; (vi) analyzed the reasonableness of the consideration being offered in the Merger; and (vii) reviewed the valuation implications to Bibb's stockholders of various alternatives to the Merger.

     Houlihan Lokey's fairness analysis involved: (i) determining an appropriate range of equity value for Bibb and Dan River on a stand-alone basis; (ii) determining the value of Bibb and Dan River on a combined basis, including the potential value of cost savings and margin enhancements ("synergies"); (iii) determining the value of Bibb's interest in Dan River after giving effect to the Merger including the potential value of synergies; and (iv) comparing the value of the cash consideration and the common stock interest in Dan River to be received by the stockholders of Bibb, in the aggregate, to the value of Bibb on a stand-alone basis. To address these issues, Houlihan Lokey applied the following valuation methodologies in assessing the fairness of the consideration to be received by the stockholders of Bibb in the Merger:

VALUATION OF BIBB

     Historical Stock Trading Analysis. As part of its analysis Houlihan Lokey analyzed the trading value of Bibb Common Stock. Houlihan Lokey calculated the implied price/earnings multiples ("P/E"), total invested capital ("TIC") to earnings before interest and taxes multiples ("TIC/EBIT") and total invested capital to earnings before interest, taxes, depreciation and amortization multiples ("TIC/EBITDA") for Bibb based on its latest 12 month results through June 6, 1998 and its projected fiscal years ending 1998 and 1999 earnings per share, EBIT and EBITDA and compared those ratios to comparable publicly traded companies. Houlihan Lokey also analyzed daily closing stock prices and volumes from October 3, 1997 to June 26, 1998. As part of this analysis, Houlihan Lokey also analyzed the amount and nature of equity analyst coverage of Bibb and the comparable public companies.

     Independent Valuation Analysis. In addition to analyzing recent trading activity, Houlihan Lokey applied two valuation approaches to arrive at an independent valuation of Bibb. The first approach, the market multiple approach, involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of Bibb. Earnings and cash flow multiples were calculated for the comparative companies based upon daily trading prices. A comparative risk analysis between Bibb and the public companies formed the basis for the selection of appropriate risk adjusted multiples for Bibb. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which Bibb and other comparative companies are engaged. For purposes of this analysis, Houlihan Lokey selected the following publicly-traded home furnishings and apparel companies: Dan River, Crown Crafts, Inc., Fab Industries, Inc., Galey & Lord, Inc., Guilford Mills, Inc., Pillowtex Corp., Springs Industries, Inc., and WestPoint Stevens, Inc. Houlihan Lokey's market multiple approach yielded a valuation of Bibb's common stock in the range of $11.00 to $13.50 per share.

     In the discounted cash flow approach, projections for Bibb prepared by Bibb's management for fiscal 1998 and 1999 were utilized and served as the basis for projections for fiscal 2000 through 2002 developed by Houlihan Lokey. The projected cash flows were analyzed on a "debt-free" basis (before cash payments to equity and interest-bearing debt investors) in order to develop a value indication for Bibb. A provision for the value of Bibb at the end of the forecast period, or terminal value, was also made. The present value of the interim cash flows and the terminal value was determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to Bibb. Houlihan Lokey's discounted cash flow approach yielded a valuation of Bibb's common stock in the range of $12.90 to $16.88 per share. Based on the market multiple approach and the discounted cash flow approach, Houlihan Lokey concluded that the value of the Bibb Common Stock was reasonably stated in the range of $13.00 to $16.00 per share.

VALUATION OF DAN RIVER

     For purposes of determining the value of Dan River, Houlihan Lokey analyzed the trading value of Dan River Common Stock and employed a market multiple approach and a discounted cash flow approach to arrive at an independent valuation of Dan River.

     Historical Stock Trading Analysis. Houlihan Lokey calculated the implied P/E, TIC/EBIT and TIC/EBITDA multiples for Dan River based on its latest 12 month results through June 6, 1998 and its projected fiscal years ending 1998 and 1999 earnings per share, EBIT and EBITDA and compared those ratios to comparable publicly traded companies. Houlihan Lokey also analyzed daily closing stock prices and volumes from the date of Dan River's initial public offering of Dan River Class A Common Stock on November 20, 1997 to June 26, 1998 and the amount and nature of equity analyst coverage of Dan River and the comparable public companies.

     Independent Valuation Analysis. In performing the market multiple approach for Dan River, Houlihan Lokey utilized the same comparable company analysis it used for Bibb. Houlihan Lokey's market multiple approach yielded a valuation of Dan River Class A Common Stock in the range of $19.00 to $23.00 per share. Houlihan Lokey's discounted cash flow approach yielded a valuation of Dan River Class A Common Stock in the range of $18.60 to $24.44 per share.

     Based on the market multiple approach and the discounted cash flow approach, Houlihan Lokey concluded that the value of Dan River Class A Common Stock was reasonably stated in the range of $19.00 to $23.00 per share.

VALUATION OF DAN RIVER POST-MERGER

     Upon completion of the Merger, the Bibb stockholders will own approximately 19% of the outstanding common stock of Dan River. Houlihan Lokey considered the implied total equity value of Dan River upon completion of the Merger based on using multiples selected from the publicly traded comparables and capitalizing earnings, EBIT and EBITDA levels from: (i) the projected pro forma fiscal 1998 results of the combined company assuming the projected fourth quarter 1998 cost savings and synergies annualized; (ii) the projected, pro forma fiscal 1998 results for the combined company assuming the projected cost savings and synergies for the fourth quarter; and (iii) the projected pro forma fiscal 1999 results for the combined company assuming a full year of the projected cost savings and synergies. The projected results for fiscal 1998 and fiscal 1999 utilized in this analysis were the projections provided to Houlihan Lokey by the respective senior managements of Bibb and Dan River and the projected cost savings and synergies were provided by the senior management of Dan River. In addition, these analyses were adjusted to reflect the purchase accounting of the Merger. These analyses yielded indications of the implied post Merger common equity of Dan River to be reasonably stated at $19.00 to $27.00 per share after giving effect to the common shares to be issued in the Merger.

FAIRNESS OF CONSIDERATION

     Acquisition Premium Analysis. Houlihan Lokey analyzed the acquisition premiums (the difference between the acquisition price and unaffected trading price) paid in recent acquisitions of publicly traded textile related companies that occurred between December 1994 and June 1998 with the most relevant and recent transaction being the acquisition of Fieldcrest Cannon, Inc. by Pillowtex Corp. in September 1997. Based upon the twenty-day average closing trading price of the Dan River Class A Common Stock as of June 26, 1998, the consideration to be received by the common stockholders of Bibb would represent a 28.6 percent premium to the twenty-day average trading price of the common shares of Bibb as of June 26, 1998. This implied premium is significant and is in a fair range with respect to recent strategic acquisitions.

     Comparable Transaction Multiples. Houlihan Lokey analyzed the acquisition multiples paid in publicly disclosed, completed, majority acquisitions of textile companies. This approach involves multiples of earnings, EBIT, EBITDA and revenues. Multiples utilized in this approach were determined through an analysis of transactions involving controlling interests in companies with operations similar to Bibb's principal business operations. Houlihan Lokey's study analyzed nine transactions for public and private companies that were announced and completed between December 1994 and June 1998.

     Houlihan, Lokey advised the Board of Directors of Bibb that none of the transactions reviewed were directly comparable to the Merger although the sale of Fieldcrest Cannon, Inc. in September 1997 was clearly the most relevant transaction. As part of this analysis, Houlihan Lokey calculated the multiples of TIC/Revenues, TIC/EBIT, and TIC/EBITDA. Houlihan, Lokey's analysis indicated that for the acquisitions of companies with available financial information: (i) the TIC/Revenues multiples had a median of 0.63; (ii) the TIC/EBIT multiples had a median of 17.0; and (iii) the TIC/EBITDA multiples had a median multiple of
8.5. The implied TIC/Revenue, TIC/EBIT and TIC/EBITDA multiples for Bibb based on the value of the consideration offered in the Merger ($16.50) as of June 26, 1998 for the Bibb Common Stock are 1.07, 44.9 and 21.2, respectively, utilizing the financial results of Bibb for the latest 12 month period ending April 4, 1998, and are still favorable to the median transaction statistics when projected fiscal 1998 results are utilized. Based on these analyses, Houlihan Lokey concluded that the value of the consideration offered by Dan River in the Merger to the common stockholders of Bibb is reasonable and fair from a financial point of view.

ASSESSMENT OF BIBB'S STRATEGIC ALTERNATIVES TO THE MERGER

     In evaluating the fairness of the consideration to be received by the stockholders of Bibb in the Merger, from a financial point of view, Houlihan Lokey considered the expected value to Bibb stockholders of completing the Merger and certain alternatives to the Merger. With regard to each alternative, Houlihan Lokey's analysis qualitatively considered the valuation implications to Bibb's common stockholders, the probability of successfully completing the alternative, and the cost and time to implement. For purposes of this analysis Houlihan Lokey considered the following strategic alternatives: (i) status quo;
(ii) sale or merger with a strategic buyer; (iii) sale to a financial buyer;
(iv) sale of the business units and (v) the Merger with

Dan River. Houlihan Lokey noted that of the strategic alternatives considered, the consideration to be received in the Merger by the Bibb stockholders is fair from a financial point of view.

     Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Bibb.

     Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Bibb and Dan River, and that there has been no material change in the assets, financial condition, business or prospects of Bibb and Dan River since the date of the most recent financial statements made available to Houlihan Lokey.

     Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Bibb and Dan River and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of Bibb or Dan River. Houlihan Lokey did not express any opinion as to what the price or value of the Dan River Class A Common Stock will be when issued to Bibb stockholders pursuant to the Merger or the price at which the Dan River Class A Common Stock will trade subsequent to the Merger. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Houlihan Lokey at the date of the opinion.

     Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. An affiliate and certain officers of Houlihan, Lokey, Howard & Zukin, Inc. ("HLHZ") own common stock of Bibb, which common shares in the aggregate constitute less than one percent of the total issued and outstanding common shares of Bibb. In addition, Irwin Gold, a Senior Managing Director of HLHZ, is a member of the Bibb Board of Directors.

     Fees and Expenses. Pursuant to an agreement entered into on May 14, 1998, Houlihan Lokey was retained by Bibb to analyze the fairness of the consideration to be received in the Merger by the holders of the Bibb Common Stock from a financial point of view. Bibb has agreed to pay Houlihan Lokey a fee upon the closing of the Merger of 0.4 percent of the Aggregate Purchase Price (as defined in the May 14, 1998 retainer agreement between Houlihan Lokey and Bibb) plus reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. Bibb has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

     In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Houlihan Lokey confirmed the appropriateness of its reliance on the analyses used to render its June 26, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

RECOMMENDATION OF THE BIBB BOARD OF DIRECTORS

     THE BIBB BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BIBB AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT BIBB STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

REASONS FOR THE MERGER

     Dan River's Reasons for the Merger. Dan River's management believes the Merger has the potential to provide significant incremental sales and operating profits to Dan River. Further, it believes significant synergies exist between the operations of Bibb and Dan River which will result in substantial cost savings, and that the Merger will enhance Dan River's manufacturing operations and marketing efforts. Principal reasons for the Merger include the following:

     - The current and prospective economic and competitive environment facing the textile industry generally, including the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term. Dan River's management believes that the increased size of its home fashions business resulting from the Merger will better enable it to compete with large industry participants, and that Dan River will thus become a more important resource to its customers.

     - Dan River expects to derive significant reductions in the combined selling, general and administrative expenses of the two companies and believes that additional savings will result from manufacturing synergies as the operations of the two companies are aligned.

     - The addition of the Bibb manufacturing facilities will not only provide additional flexibility, efficiency and capacity to Dan River's existing operations, but will add several new and important product lines, i.e., juvenile bedding products for sale to department stores, specialty stores and mass merchants; institutional bedding products for sale to hotels, hospitals and the like; and engineered fabrics for sale in the automotive industry and for other industrial applications.

     - While some of Bibb's manufacturing facilities are located in close geographical proximity to Dan River's existing facilities and thus provide potential production efficiencies and cost savings, an additional benefit of the acquisition of the Bibb facilities is to decrease reliance on a single geographical location and thus provide flexibility in response to events which might adversely affect operations at any one location.

     - The Merger is also expected to give the opportunity to obtain additional cost savings through volume purchasing of certain raw materials, such as polyester and packaging materials.

     - The terms of the Merger Agreement, including the proportion of the Merger Consideration payable in cash and stock and Bowles Hollowell's presentation to the Dan River Board of Directors on June 22, 1998 and the opinion of Bowles Hollowell rendered on June 22, 1998, that, as of such date, the Merger Consideration, was fair, from a financial point of view, to Dan River.

     - Dan River's Board of Directors believes, based on the results of the due diligence investigation of Bibb conducted by Dan River's management, that the Merger is in the best interests of Dan River.

     Bibb's Reason for the Merger. In reaching its determination, the Bibb Board consulted with its legal counsel and financial advisor and gave significant consideration to a number of factors, including without limitation, the factors referred to below. In view of the wide variety of factors bearing on its decision, the Bibb Board did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the factors it considered in reaching its decision.

     The material factors considered by the Bibb Board of Directors were:

     - The familiarity of the Bibb Board of Directors with and review of Bibb's business, operations, financial condition and earnings on an historical and a prospective basis, and, specifically, the potential financial improvements and strategic implications which will result from the Merger.

     - The premium of the Merger Consideration to the historical market prices for the Bibb Common Stock, including the fact that the Merger Consideration represents a premium of approximately 55% over the market price of the Bibb Common Stock at the time the Bibb Board of Directors began to consider alternatives to increase and maximize the value of the Bibb Common Stock in early 1998. The Merger Consideration per share of Bibb Common Stock represented a premium 28.6% over the twenty-day average closing trading price per share of Bibb Common Stock as of June 26, 1998, the last full trading day prior to the public announcement by Dan River and Bibb of the execution of the Merger Agreement.

     - The process conducted by Bibb's management and its financial advisors in exploring and determining the potential value which could be realized by Bibb's stockholders in a business combination transaction including (a) the contacts between Bibb and certain selected textile companies which were determined to be the most likely companies to be both interested in and financially and otherwise capable of engaging in a business combination transaction with Bibb and (b) the fact that each of such selected textile companies which expressed interest in a business combination transaction with Bibb was afforded an opportunity to submit a proposal for such a transaction. (See "-- Background of the Merger").

     - The knowledge of and review by the Bibb Board of Directors, based in part on presentations by its financial advisors and Bibb's management, of (a) the business, operations, financial condition and earnings of Dan River on an historical and a prospective basis and of the combined company on a proforma basis and (b) the historical stock price performance of the Dan River Class A Common Stock, the resulting relative interests of Bibb's stockholders and Dan River's shareholders in the common equity of the combined company, the potential for increased earnings for Bibb stockholders as shareholders of the combined company, and Dan River's market capitalization.

     - The current and prospective economic and competitive environment facing the textile industry generally, including the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term. In this regard, the Bibb Board of Directors noted that the combined company resulting from the Merger likely would possess the financial resources and economies of scale necessary to compete more effectively in the textile industry in the future.

     - The presentation to the Bibb Board of Directors on June 26, 1998 and the opinion of Houlihan Lokey rendered on June 26, 1998, that, as of such date, the Merger Consideration pursuant to the Merger Agreement was fair from a financial point of view to the holders of Bibb Common Stock (See "-- Opinion of Bibb's Financial Advisor").

     - The anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined company from the Merger, and the significant experience of the senior management of Dan River in the consummation of significant acquisition transactions and its proven record of achieving cost savings, operating efficiencies and revenue enhancements in connection with the integration of acquired companies.

     - The expectation that the stock consideration to be issued in the Merger will be tax-free for federal income tax purposes to Bibb's stockholders (See "-- Certain Federal Income Tax Consequences").

     - The terms of the Merger Agreement, including without limitation the form of consideration, and Bibb's ability, under certain circumstances, to terminate the Merger Agreement to accept an acquisition proposal deemed by the Bibb directors to be superior to the Merger upon payment of the Fee to Dan River, recognizing that the Fee was a condition to Dan River's willingness to enter into the Agreement.

     - The following additional factors which contributed to the conclusion of the Bibb Board of Directors that the Merger is in the best interests of Bibb and its stockholders:

      (A) the results of the due diligence investigation of Dan River conducted by Bibb's management;

      (B) the assessment of the Bibb Board of Directors, with the assistance of counsel, concerning the likelihood that Dan River would obtain all regulatory approvals required for the merger (See "-- Regulatory Approvals Required"); and

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

      (C) the general impact that the Merger could be expected to have on the constituencies served by Bibb, including its customers, employees and communities including that the combined company could be expected to offer a more extensive range of products to Bibb's existing customers.

REGULATORY APPROVALS REQUIRED

     Under the Merger Agreement, the obligations of both Dan River and Bibb to consummate the Merger are conditioned upon receipt of all required regulatory approvals (with certain exceptions). Other than as discussed below, Dan River and Bibb believe that no such regulatory and other approvals are required.

     Under the HSR Act, the Merger may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and the waiting period has expired or been terminated. Pursuant to the HSR Act, Dan River and Bibb each filed a notification and report form with the FTC and the Antitrust Division in connection with the Merger on July 2, 1998 and July 1, 1998, respectively.

     Notwithstanding the expiration or termination of the HSR Act waiting period, at any time before or after consummation of the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or to cause the divestiture of substantial assets of Dan River or Bibb. In addition, states and private parties may also bring legal action under the antitrust laws under certain circumstances. Based on information available to them, Dan River and Bibb believe that the Merger can be effected in compliance with federal and state antitrust laws. There can be no assurance, however, that a challenge to the consummation of the Merger based on an alleged violation of the antitrust laws will not be made or that, if such a challenge were made, Dan River and Bibb would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain United States federal income tax consequences of the Merger. This discussion is based on the Code, the Treasury Regulations thereunder, and rulings of the Internal Revenue Service ("IRS") and the court decisions as of the date hereof, all of which are subject to change (possibly with retroactive effect).

     The tax treatment of each Bibb stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are legal entities formed under the laws of jurisdictions outside the United States, and Bibb stockholders who acquired their shares through the exercise of employee stock options or otherwise as compensation. This discussion also assumes that the Bibb stockholders hold their Bibb Common Stock as a capital asset.

     This discussion is included for general information purposes only and is not intended to be legal or tax advice to any particular holder of Dan River Class A Common Stock or Bibb Common Stock. All Bibb stockholders should consult with their own tax advisors as to the particular consequences of the Merger to them, including the applicability and effect of any state, local and foreign tax laws.

     Tax Consequences of the Merger. Bibb and Dan River expect the Merger to qualify as a "reorganization" for federal income tax purposes so that, as discussed in greater detail below, the following tax consequences generally will ensure: (i) no gain or loss will be recognized by any Bibb stockholder who exchanges Bibb Common Stock solely for Dan River Class A Common Stock; (ii) holders of Bibb Common Stock who receive solely cash in exchange for such shares will recognize gain or loss on such exchange; (iii) holders of Bibb Common Stock who receive a combination of Dan River Class A Common Stock and cash in exchange for their shares will recognize gain up to the amount of cash received, but will not recognize any loss on such exchange; and (iv) holders of Bibb Common Stock may also recognize gain or loss by reason of cash received in lieu of fractional shares of Dan River Class A Common Stock.

     The obligation of Bibb to consummate the Merger is conditioned upon (among other things) receipt by Bibb of an opinion from its counsel, Jones Day and the obligation of Dan River to consummate the Merger is similarly conditioned on receipt of an opinion from its counsel, King & Spalding (collectively, the "Tax Opinions"), that, based on their respective reviews of the Merger Agreement, the Registration Statement, certain other facts and documents which they have considered relevant, and certain representations made by Bibb and Dan River, the Merger will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code. As such, the Merger will have the federal income tax consequences set forth below:

          (i) The exchange in the Merger of Bibb Common Stock solely for Dan River Class A Common Stock will not result in the recognition of gain or loss to the Bibb stockholders with respect to such exchange.

          (ii) A Bibb stockholder who exchanges his Bibb Common Stock for a combination of Dan River Class A Common Stock and cash (other than cash received in lieu of a fractional share interest in Dan River Class A Common Stock) will realize gain equal to the excess of the amount of cash plus the fair market value of the Dan River Class A Common Stock received by such stockholder over the adjusted tax basis of his Bibb Common Stock, but such gain will be recognized for federal income tax purposes only to the extent such gain does not exceed the cash received. In general, this recognized gain will be taxable to the Bibb stockholders as capital gain, although it is possible that such gain will be taxable as dividend income to a particular Bibb stockholder if the cash received by him does not result in a "meaningful reduction" in the percentage ownership of Dan River Class A Common Stock that he otherwise would have received (taking into account both his actual and constructive ownership of Dan River Class A Common Stock under the constructive ownership rules of Section 318 of the Code). A Bibb stockholder who receives both Dan River Class A Common Stock and cash in the Merger will not recognize any loss on the exchange.

          (iii) A Bibb stockholder who receives solely cash in exchange for his Bibb Common Stock will, under the position taken by the IRS in published rulings, be treated as having exchanged such stock for cash in a redemption of his Bibb Common Stock subject to Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in his Bibb Common Stock.

          (iv) A Bibb stockholder who receives cash in the Merger in lieu of a fractional share interest in Dan River Class A Common Stock will be treated as having exchanged such fractional share for cash in a redemption subject to Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the portion of such stockholder's tax basis that is allocable to the fractional share so exchanged.

          (v) A Bibb stockholder who perfects his appraisal rights under Delaware law and who receives payment in cash for the "fair value" of his Bibb Common Stock will be treated as having exchanged such stock for cash in a redemption subject to Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such stock.

          (vi) In the case of a Bibb stockholder who receives solely Dan River Class A Common Stock in the Merger, the tax basis of the Dan River Class A Common Stock received will be the same as the stockholder's tax basis in the Bibb Common Stock surrendered in exchange therefor. In the case of a Bibb stockholder who receives both Dan River Class A Common Stock and cash (other than cash received in lieu of a fractional share interest in Dan River Class A Common Stock), the tax basis of the Dan River Class A Common Stock received will equal the stockholder's tax basis in the Bibb Common Stock exchanged therefor, decreased by the amount of any cash received and increased by the amount of any gain recognized in the exchange.

          (vii) The holding period of the Dan River Class A Common Stock received by the Bibb stockholders in the Merger will include the holding period of the Bibb Common Stock surrendered in exchange therefor.

          (viii) No gain or loss will be recognized by Dan River or Bibb as a result of the Merger.

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

     In rendering their respective tax opinions, King & Spalding and Jones Day will rely on certain written representations as to factual matters made by appropriate officers of Dan River and Bibb. One particularly important representation will be that the aggregate fair market value of the Dan River stock issued in the Merger will represent a sufficient portion, in the respective judgments of King & Spalding and Jones Day, of the aggregate value of the Merger Consideration as of the Effective Time (taking into account any cash paid in lieu of fractional shares of Dan River Class A Common Stock or paid to Bibb stockholders who dissent from the Merger) such that the Merger will satisfy the "continuity of interest" requirement applicable to tax-free reorganizations under Section 368 of the Code. Such representations are customary for opinions of this type; however, the tax opinions cannot be relied upon if any such representation is, or later becomes, inaccurate.

     Backup Withholding. Any cash received in the Merger by a Bibb stockholder may be subject to backup withholding at a rate of 31%. Backup withholding will not apply, however, to a taxpayer who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on IRS Form W-9 (or an appropriate substitute form), (ii) provides a certificate of foreign status on IRS Form W-8 (or an appropriate substitute form), or (iii) is otherwise exempt from backup withholding. The IRS may impose a $50 penalty upon any taxpayer who fails to provide the correct TIN, as required.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A BIBB STOCKHOLDER'S DECISION WHETHER TO VOTE IN FAVOR OF THE MERGER. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH BIBB STOCKHOLDER, EACH BIBB STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

RESALE OF DAN RIVER CLASS A COMMON STOCK

     Shares of Dan River Class A Common Stock to be issued to Bibb stockholders in connection with the Merger will be freely transferrable under the Securities Act, except for shares issued to any person or entity who, at the time of the Merger, may be deemed an "affiliate" of Bibb within the meaning of Rule 145 promulgated under the Securities Act. See "-- Terms of the Merger
Agreement -- Registration Rights." In general, affiliates of Bibb include its executive officers and directors and any other person or entity who controls, is controlled by or is under common control with Bibb. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. These restrictions will consist of volume and manner of sale restrictions on the resale of shares of Dan River Class A Common Stock issued to such person and entities. Pursuant to the Merger Agreement, Bibb has agreed to use its reasonable best efforts to cause each person who it identifies as an "affiliate" for purposes of Rule 145 to deliver to Dan River, on or prior to the Effective Time, a written statement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Dan River Class A Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Dan River may place legends on certificates representing shares of Dan River Class A Common Stock that are issued to Bibb stockholders in the Merger to restrict such transfers.

COMPARISON OF RIGHTS OF HOLDERS OF DAN RIVER CLASS A COMMON STOCK AND BIBB COMMON STOCK

     Bibb is incorporated under the laws of Delaware. The rights of the stockholders of Bibb are currently governed by the DGCL, the Restated Certificate of Incorporation of Bibb (the "Bibb Charter") and the Amended and Restated Bylaws of Bibb (the "Bibb Bylaws"). Upon consummation of the Merger and receipt of shares of Dan River Class A Common Stock pursuant to the Merger Agreement, Bibb stockholders will become shareholders of Dan River, and their rights thereafter will be governed by the GBCC, the Amended and Restated Articles of Incorporation of Dan River (the "Dan River Charter"), and the Bylaws of Dan River (the "Dan River Bylaws"). This summary is qualified in its entirety by reference to the full text of the Dan River Charter, the Dan River Bylaws, the GBCC, the Bibb Charter, the Bibb Bylaws and the DGCL.

     The following discussion is intended only to highlight certain material differences between the rights of corporate shareholders under Georgia law and Delaware law generally and specifically with respect to shareholders of Dan River and stockholders of Bibb pursuant to their respective charters and bylaws. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the GBCC, the DGCL, the Bibb Charter and the Bibb Bylaws and the Dan River Charter and the Dan River Bylaws, and Bibb stockholders are referred to the DGCL, the Bibb Charter and the Bibb Bylaws and the GBCC, the Dan River Charter and the Dan River Bylaws for more complete information regarding such differences.

     Authorized Shares. Under the Dan River Charter, Dan River is authorized to issue 175,000,000 shares of Dan River Class A Common Stock, 35,000,000 shares of Dan River Class B Common Stock, 5,000,000 shares of Class C Common Stock, par value $.01 per share ("Class C Common"), and 50,000,000 shares of Preferred Stock ("Dan River Preferred"), par value $.01 per share. The powers, preferences, and rights of the Class A Common, Class B Common, Class C Common, and Dan River Preferred are identical except that with respect to all matters upon which shareholders are entitled to vote or give consent, holders of outstanding shares of Dan River Class A Common Stock and Dan River Class B Common Stock shall vote together as a single group. Each holder of Dan River Class A Common Stock shall be entitled to one (1) vote for each share of Dan River Class A Common Stock held, and each holder of Dan River Class B Common Stock shall be entitled to four and thirty-nine hundredths (4.39) votes for each share of Dan River Class B Common Stock held. However, with respect to certain proposed amendments to the Dan River Charter concerning the powers, rights, preferences, or limitations of Dan River Class B Common Stock, holders of Dan River Class A Common Stock and Dan River Class B Common Stock will each be entitled to one vote for each share of Dan River Class A Common Stock or Dan River Class B Common Stock held. Holders of Class C Common will not be entitled to vote or give consent on matters upon which shareholders are entitled to vote or give consent. Notwithstanding the foregoing, with respect to certain mergers, consolidations, recapitalizations, or reorganizations of Dan River, or amendments to the conversion or voting rights of Class C Common, wherein shares of Class C Common would receive different consideration than shares of Dan River Class A Common Stock, holders of shares of Class C Common will be entitled to vote or give consent as a single group. Rights of holders of Dan River Preferred may have different voting and other rights from all or any of the holders of the Dan River Class A Common Stock, Dan River Class B Common Stock or Class C Common, depending on the rights given to holders of Dan River Preferred by the Dan River Board pursuant to paragraph (c) of Article II of the Dan River Charter. Under the Bibb Charter, Bibb is authorized to issue 25,000,000 shares of Common Stock ("Bibb Common"), par value $.01 per share, and 5,000,000 shares of Preferred Stock ("Bibb Preferred"), par value $.01 per share. No shares of Bibb Preferred are outstanding. The powers, preferences, and rights of the Bibb Preferred may differ from those of the Bibb Common Stock depending on the rights given to holders of Bibb Preferred pursuant to Section 4 of the Bibb Charter.

     As of the Dan River Record Date, the executive officers and directors of Dan River beneficially owned approximately 13% of the shares of Dan River Common Stock then outstanding, representing approximately 37% of the voting power of the Dan River Common Stock. Upon consummation of the Merger, the executive officers and directors of Dan River will own approximately 9% of the shares of Dan River Common Stock then outstanding, representing approximately 31% of the voting power of the Dan River Common Stock.

     Amendments to Charters and Bylaws. Under the GBCC, significant amendments to a corporation's articles of incorporation must be approved by the shareholders after being proposed by the board of directors. Certain amendments to a corporation's articles of incorporation may be adopted with approval by the board alone. The Dan River Charter additionally requires an affirmative vote of the holders of at least 66 2/3% of the outstanding voting power of the Dan River Class A Common Stock and Dan River Class B Common Stock voting together as a single voting group to amend, modify, or repeal any provision inconsistent with Articles III, IV, V, or VI of the Dan River Charter. Under the GBCC and the Dan River Bylaws, the Dan River Bylaws may be amended or repealed by Dan River's Board of Directors, subject to the power of the shareholders to amend or repeal any such change to the Dan River Bylaws. Additionally, under the Dan River Charter, any provision inconsistent with Articles I or II of the Dan River Bylaws requires an affirmative vote of the holders of at least 66 2/3% of the outstanding voting power of the Dan River Class A Common Stock and

Dan River Class B Common Stock voting together as a single voting group or the affirmative vote of a majority of the directors then in office. Under the DGCL, amendments to a corporation's certificate of incorporation must be approved by the board of directors and by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. The DGCL reserves the power to amend or repeal the bylaws exclusively to the stockholders of the corporation unless the certificate of incorporation confers such powers upon the directors. The Bibb Charter provides that the Bylaws may be amended or repealed by a majority of the stockholders or by the Board of Directors of Bibb, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders.

     Special Meetings of the Shareholders. Under the GBCC and the Dan River Bylaws, a special meeting of the shareholders of Dan River may be called by a majority of the Board of Directors, by the Chairman of the Board of Directors or by the Chief Executive Officer, but no such special meetings may be called by any other person or persons. Under the DGCL and the Bibb Bylaws, a special meeting of the stockholders may be called only by (i) the Chairman or the President or (ii) the Secretary within 10 calendar days after receipt of the written request of a majority of the whole Board of Directors or (iii) the Board of Directors upon the receipt by Bibb of a written request executed by the holders of not less than a majority of the outstanding shares of Bibb Common Stock.

     Shareholder Nominations. Under the Dan River Bylaws, only persons nominated in accordance with the procedures set forth therein will be eligible for election as directors of Dan River. Shareholders are entitled to nominate persons for election to the Dan River Board of Directors only if a timely notice in writing is sent to the Secretary of Dan River. To be timely, a shareholder's notice must be received at the principal executive offices of Dan River not less than 130 days prior to the date of the meeting at which directors are to be elected (subject to limited exceptions). Such notice must set forth certain information, including, among other things, (a) all information relating to the person nominated that would be required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14(A) under the Exchange Act, and (b) with respect to such shareholder giving such notice, (i) the name and address of such shareholder and (ii) the class and number of shares of Dan River Common Stock beneficially owned by such shareholder.

     Under the Bibb Bylaws, only persons nominated in accordance with the procedures set forth therein will be eligible for election as directors. Stockholders are entitled to nominate persons for election to the Board of Directors of Bibb only if a timely notice in writing is sent to the Secretary of Bibb. To be timely, a stockholder's notice must be received at the principal executive offices of Bibb not less than 60 days prior to the date of the meeting at which directors are to be elected (subject to limited exceptions). To be in proper written form, such stockholder's notice must set forth or include (i) the name and address of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of Bibb entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;(iii) the class and number of shares of stock of Bibb owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf such notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission under the Exchange Act had the nominee been nominated, or intended to be nominated, by the Bibb Board of Directors; and (vi) the signed consent of each nominee to serve as a director of Bibb if so elected.

     Shareholder Proposals. Under the Dan River Bylaws, at an annual meeting of shareholders, only business properly brought before the meeting may be conducted. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Dan River. To be timely, a shareholder's notice must be received at the principal executive offices of Dan River not less than 130 days prior to the annual meeting (with limited exceptions). Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business to be brought and the reasons for conducting such business, (ii) the name and address of such shareholder, (iii) the class and number of shares of Dan River Common Stock beneficially owned by such shareholder and (iv) any material interests of the shareholder in such proposed business.

     Under the Bibb Bylaws, at an annual meeting of stockholders, only business properly brought before the meeting may be conducted. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Bibb. To be timely, a stockholder's notice must be received at the principal executive office of Bibb not less than 60 days prior to the annual meeting (with limited exceptions). Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a description in reasonable detail of the business to be brought and the reasons for conducting such business; (ii) the name and address of such stockholder, (iii) the class and number of shares of Bibb Common Stock beneficially owned by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interests of the stockholder and by the beneficial owner, if any, on whose behalf the proposal is made in such proposed business.

     Cumulative Voting. Under the GBCC, cumulative voting in the election of directors is not permitted unless otherwise provided in the Articles of Incorporation. The Dan River Charter does not grant cumulative voting rights to Dan River shareholders. Under the DGCL, cumulative voting in the election of directors is not mandatory. Neither the Bibb Charter nor the Bibb Bylaws grants any cumulative voting rights to Bibb stockholders.

     Board of Directors. The number of directors constituting the Dan River Board of Directors is currently five. The Dan River Bylaws provide that the Board shall have between one and 20 directors. The directors of Dan River are divided into three classes, with approximately one-third of the directors elected by the shareholders annually. Consequently, the members of the Dan River Board of Directors serve staggered three-year terms. Vacancies and newly created directorships may be filled by the vote of the remaining directors (even though less than a quorum remains). A member of the Dan River Board of Directors may be removed only for cause and only at a shareholders' meeting.

     The number of directors constituting the Bibb Board of Directors is seven. The Bibb Charter provides that the Board of Directors shall have between three and nine directors. Vacancies and newly-created directorships may be filled solely by the vote of the remaining directors (even though less than a quorum remains). A member of the Bibb Board of Directors may be removed with or without cause by a vote of a majority of the whole Bibb Board of Directors or by the vote of the holders of a majority of the Bibb Common Stock.

     Quorum. Under the GBCC, the presence of a majority of the authorized number of directors is necessary to constitute a quorum. By resolution of the Dan River Board of Directors, the presence of four directors currently is required to constitute a quorum. Under the Bibb Bylaws, the presence of a majority of the directors then in office is necessary to constitute a quorum.

     Limitation on Personal Liability of Directors. Under the Dan River Charter, no director of Dan River will be personally liable to Dan River or its shareholders for monetary damages for breach of fiduciary duty as a director, except in limited circumstances. Under the Bibb Charter, no director will be personally liable to Bibb or its stockholders for monetary damages in his capacity as a director, except in limited circumstances.

     Indemnification of Directors and Officers. Both the GBCC and DGCL permit indemnification of directors and officers. Under the GBCC, a Georgia corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director, against liability incurred in such proceeding, provided that such individual acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that such individual had no reasonable cause to believe that such conduct was unlawful. A Georgia corporation may not indemnify a director under the GBCC (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit. Additionally, a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification.

     The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested. Under the Dan River Bylaws, Dan River shall indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was a director or officer of Dan River, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Dan River and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Dan River shall have the power to indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was an employee or agent of Dan River, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Dan River and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     Under the DGCL, a corporation may indemnify its directors, officers, employees or agents, acting in their capacities as such, for expenses, judgments, fines and settlement amounts actually and reasonably incurred by them in connection with any action, suit or proceeding in which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, under the DGCL, with respect to any action by or in the right of the corporation, a corporation may indemnify any of such persons unless such person is adjudged liable to the corporation, a corporation may advance expenses to directors, officers and others as long as, in the case of directors and officers, they undertake to repay the amounts advanced if it is ultimately determined that the director or officer was not entitled to be indemnified. Finally, under the DGCL, a corporation must indemnify a director, officer, employee or agent of a corporation for expenses actually and reasonably incurred in connection with any action, suit or proceeding as to which such person has been successful on the merits. Under the Bibb Charter and Bibb Bylaws, Bibb is required to indemnify, and advance expenses in connection therewith, to the fullest extent permitted by the DGCL, any person who is involved in any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee, or agent of Bibb, or had agreed to serve at the request of the Board of Directors as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit.

     Vote on Extraordinary Corporate Transactions. Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of the DGCL discussed below under "-- Business Combination Restrictions" are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the Board of Directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to Bibb and its stockholders. Georgia law is similar to Delaware law in that, except as described below under "-- Business Combination Restrictions," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation, a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation must be adopted by the Board of Directors plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon. Under the Dan River Charter, the shareholders of Dan River shall not approve any merger, consolidation of Dan River with or into any other entity or the sale of all or substantially all of Dan River's assets or a dissolution of Dan River except with the approval of the holders of two thirds of the voting power of the outstanding Dan River Common Stock.

     Certain Business Combinations. Both the GBCC and DGCL include business combination statutes which are generally designed to deter hostile takeovers by protecting minority shareholders in the second stage of freeze-out mergers. Freeze-out mergers occur when controlling shareholders prevent minority shareholders from receiving any direct or indirect financial return from the corporation to persuade them to liquidate their investment in the corporation on terms favorable to the controlling shareholders. As defined under the GBCC and DGCL, "business combinations" encompass, among other types of combinations, a merger of a corporation with any "interested shareholder" or a corporation associated or affiliated with an "interested shareholder" who was an "interested shareholder" prior to the transaction. Under Georgia Law, an "Interested Shareholder" is any person who owns at least ten percent (10%) of the outstanding voting shares or an affiliate of the corporation owning at least ten percent (10%) of the outstanding voting shares within the prior two years. Under the GBCC, certain "business combinations" (including a merger, consolidation, asset transfer or reclassification of equity Securities) between a Georgia corporation and an Interested Shareholder, are prohibited for five years from the time that such Interested Shareholder becomes an Interested Shareholder unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) in the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder became the beneficial owner of at least 90% of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors and officers of the corporation, subsidiaries of the corporation, and certain employee stock plans of the corporation; or (iii) subsequent to becoming an Interested Shareholder, such shareholder acquired additional shares resulting in the Interested Shareholder being the beneficial owner of at least 90% of the outstanding voting stock of the corporation, excluding shares owned by directors and officers of the corporation, subsidiaries of the corporation, and certain employee stock plans of the corporation.

     Furthermore, the GBCC provides that a business combination must be either
(i) unanimously approved by the continuing directors provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the Interested Shareholder unless, among other conditions, the Georgia corporation's common shareholders receive a minimum price (as defined in the GBCC) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. However, because the Dan River Bylaws do not currently explicitly provide so, these GBCC provisions do not apply to business combinations with Interested Shareholders with respect to Dan River. Delaware Law defines an "Interested Stockholder" as
(i) any person who is the direct or indirect beneficial owner of at least fifteen percent (15%) of the voting power of any class or series of the then outstanding stock of the corporation or (ii) an affiliate or associate of the corporation and within three (3) years of the date in question was the direct or indirect owner of at least fifteen percent (15%) of the voting power of any class or series of the then outstanding stock of the corporation. Delaware Law prohibits a corporation from engaging in any business combination with any Interested Stockholder for a period of three (3) years following the date that such stockholder became an interested Stockholder unless sixty-six and two-thirds percent (66 2/3%) of the voting stock not beneficially owned by the Interested Stockholder or any affiliate or associate of the Interested Stockholder is cast in favor of the merger. In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. Bibb has not made such an election and therefore, is currently subject to these provisions of the DGCL.

     Anti-Takeover Provisions. Certain provisions of the GBCC and the Dan River Charter and the DGCL and the Bibb Charter may discourage an attempt to acquire control of Dan River or Bibb, respectively, even when a majority of either corporation's shareholders determined that such an acquisition was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay a change of control that the Dan River Board of Directors or Bibb Board of Directors, respectively, did not approve.

     Authorized Preferred Stock. The Dan River Board of Directors may authorize the issuance of Dan River Preferred at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. The issuance of Dan River Preferred under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Dan River by, for example, authorizing the issuance of a series of Dan River Preferred with the rights and preferences designed to impede the proposed transaction, or by making it more difficult for a person who has gained a substantial equity interest in Dan River to obtain control or to exercise control effectively.

     The Bibb Board of Directors may authorize the issuance of Bibb Preferred at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. The issuance of Bibb Preferred under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Bibb by, for example, authorizing the issuance of a series of Bibb Preferred with the rights and preferences designed to impede the proposed transaction, or by making it more difficult for a person who has gained a substantial equity interest in Bibb to obtain control or to exercise control effectively.

     Rights Plan. In September 1997, the Bibb Board of Directors adopted a stockholder rights plan and in connection therewith entered into the Bibb Rights Agreement. Rights to acquire Series A Junior Participating Preferred Stock rights (the "Bibb Rights") were declared for the holders of Bibb Common Stock of record on October 15, 1997, and the Bibb Rights attach to all shares of Bibb Common Stock then outstanding and issued thereafter. Each Bibb Right entitles its registered holder to purchase from Bibb, after the Distribution Date (as defined therein), one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $49 subject to adjustment. The Bibb Rights become exercisable only if a person or group acquires 15% or more of Bibb Common Stock or commences a tender offer after the consummation of which such person or group would own 15% or more of the then-outstanding Bibb Common Stock.

     The Bibb Rights have certain anti-takeover effects. The Bibb Rights will cause substantial dilution to a person or group that attempts to acquire, or merge with, Bibb without conditioning the offer on the Bibb Rights being rendered unapplicable.

     The Bibb Board of Directors has approved and Bibb has entered into an amendment to the Bibb Rights Agreement to provide that neither the approval, execution or delivery of the Merger Agreement, the announcement thereof, nor the consummation of the transactions contemplated thereby will result in the Bibb Rights being exercised, distributed or triggered.

APPRAISAL RIGHTS

     Holders of Dan River Common Stock are not entitled to appraisal rights under the GBCC in connection with the Merger. Stockholders of Bibb who do not vote in favor of the Merger, who deliver a written demand for an appraisal with Bibb before the vote is taken on the Merger, and who have otherwise properly complied with the Section 262 of the DGCL, will be entitled to appraisal rights. THIS DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF
SECTION 262 OF THE DGCL ("SECTION 262"), WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF BIBB COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under the DGCL, record holders of Bibb Common Stock who follow the procedures set forth in Section 262 and who do not vote in favor of the Merger Agreement will be entitled to have their shares of Bibb Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. Such holders are, in such circumstances, entitled to appraisal rights because they hold stock of constituent corporations to the Merger, and may be required by the Merger Agreement to accept Merger Consideration in the form of Cash

Consideration. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF BIBB COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE APPRAISAL RIGHTS PROVIDED UNDER SECTION 262.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Bibb Special Meeting, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in each such notice a copy of Section 262.

     This Joint Proxy Statement/Prospectus constitutes the required notice to the record holders of Bibb Common Stock and a copy of Section 262 is attached to this Joint Proxy Statement/Prospectus as Annex D. Any such stockholder who wishes to exercise such appraisal rights should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     A holder of shares of Bibb Common Stock wishing to exercise his or her appraisal rights (a) must deliver to the Secretary of Bibb, before the vote on the Merger Agreement at the Bibb Special Meeting a written demand for appraisal of his or her shares of Bibb Common Stock and (b) must not vote in favor of the Merger. A proxy or vote against the Merger shall not constitute a demand. In addition, mere failure, after the completion of the Merger, to execute and return a Form of Election to the Exchange Agent does not constitute a demand. A holder of Bibb Common Stock electing to demand appraisal must do so before the taking of a vote on the Merger Agreement by a separate written demand that reasonably informs Bibb of the identity of the record holder of Bibb Common Stock and of such holder's intention thereby to demand the appraisal of such holder's Bibb Common Stock. ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE DELIVERED TO BIBB AT 100 GALLERIA PARKWAY, SUITE 1750, ATLANTA, GEORGIA 30339,
ATTENTION: SECRETARY.

     A holder of shares of Bibb Common Stock wishing to exercise his or her appraisal rights must hold his or her shares of record on the date the written demand for appraisal is made and must hold his or her shares continuously through the Effective Time. Accordingly, a record holder of Bibb Common Stock who is the record holder of Bibb Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such stock prior to the consummation of the Merger, will lose any right to appraisal in respect of such shares.

     Only a holder of record of shares of Bibb Common Stock is entitled to assert appraisal rights for the shares of Bibb Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares of Bibb Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Bibb Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Bibb Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Bibb Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Bibb Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Bibb Common Stock as to which appraisal is sought. When no number of shares of Bibb Common Stock is expressly mentioned the demand will be presumed to cover all shares of Bibb Common Stock held in the name of the record owner.

     Stockholders who hold their shares of Bibb Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of those shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

     Within ten days after the Effective Time, Dan River must send a notice of the effectiveness of the merger to each person who has properly asserted appraisal rights under Section 262 and has not voted in favor of or consented to the Merger. Within 120 days after the Effective Time, but not thereafter, Dan River, or any holder of shares of Bibb Common Stock who has complied with the procedures under Section 262 and who is entitled to appraisal rights under
Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. Dan River is not under any obligation to file a petition seeking the appraisal of the shares of Bibb Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Dan River a statement setting forth the aggregate number of shares of Bibb Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Bibb Common Stock. Such statements must be mailed within 10 days after a written request therefor has been received by Dan River or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

     A holder of shares of Bibb Common Stock will fail to perfect, or effectively lose, his or her right to appraisal if, among other things, no petition for appraisal of shares of Bibb Common Stock is filed within 120 days after the Effective Time, or if the stockholder delivers to Bibb a written withdrawal of his or her demand for appraisal.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of Bibb Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Bibb Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Bibb Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in appraisal proceedings.

     The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Bibb Common Stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Bibb Common Stock entitled to appraisal.

     If any holder of shares of Bibb Common Stock who demands appraisal of his shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the shares of Bibb Common Stock of such stockholder will be deemed to be Non-Election Shares in accordance with the Merger Agreement. See "-- Terms of the Merger Agreement -- Election Procedure." A holder may withdraw his demand for appraisal by delivering to Dan River a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Dan River. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be treated as a stockholder with Non-Election Shares in accordance with the Merger Agreement).

     Any holder of shares of Bibb Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Bibb Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Bibb Common Stock as of a date prior to the Effective Time).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Bibb Board of Directors with respect to the Merger, one should be aware that certain members of the Bibb Board of Directors and certain executive officers of Bibb have interests in the Merger separate from their interests as Bibb stockholders.

     As a result of a severance and change in control policy put in place for certain Bibb "Executive Officers" on January 1, 1998 (the "Executive Officer Policy") these Bibb Executive Officers may have certain interests that may present them with potential conflicts of interest with respect to the Merger. Pursuant to the Executive Officer Policy, an Executive Officer will be paid his or her monthly base compensation in effect immediately prior to a Change of Control (as defined in the Executive Officer Policy) multiplied by either twelve or twenty-four months, plus a payment in lieu of a target incentive payment a percentage of base compensation, in a lump sum in cash upon the closing of any transaction which meets the definition of "Change in Control" (as defined in the Executive Officer Policy). Such payment will be made whether or not the Executive Officer's employment has terminated and regardless of the reason for any such termination. In addition, Bibb also adopted on January 1, 1998 a Key Management Severance Policy (the "Key Management Policy") pertaining to certain additional executive officers and key employees of Bibb in the event of termination of employment following a change in control. The anticipated payments to Bibb's executive officers under the Executive Officer Policy and under the Key Management Policy, if applicable, as a result of the Merger are as follows: Mr. Fulbright -- $1,225,000; Mr. Tutterow -- $202,500; Mr. L.C.
Brown -- $156,250; Ms. Jeanne Cumiskey -- $150,000 and Mr. Robert E.
Major -- $175,000.

     The Executive Officer Policy provides for a "gross-up" payment if the Executive Officer is subject to excise taxes under Section 4999 of the Code (which relates to excess parachute payments under Section 280G of the Code). In addition, the Executive Officer Policy provides for the payment of accounting expenses related to any tax or severance agreement benefits for the Executive Officer and payment of legal fees incurred by the Executive Officer, if needed, to enforce his or her rights under the agreement.

     Mr. Fulbright also is a party to a separate employment agreement with Bibb (the "Fulbright Agreement"), providing that Bibb will pay Mr. Fulbright 200% of his annual base salary and continue to provide insurance and other employee benefits through August 26, 1999 (or cash payments in lieu thereof if continuation is contrary to the terms of the applicable benefit plans), if Bibb terminates his employment, other than for cause or due to death or disability, or if Mr. Fulbright terminates his employment because Bibb fails to observe the requirements of the employment agreement prior to August 26, 1998; if such termination occurs after August 26, 1998 but prior to August 26, 1999, the payment would be 100% of his annual base salary, or if it follows a change in control which occurs during said period, 200% of his annual base salary. This amount would be offset against the amounts paid pursuant to the Executive Officer Policy if paid under the same circumstances.

     All stock options granted under the Omnibus Plan and all benefits under The Bibb Company Executive Deferred Compensation Plan as revised May 12, 1998 will vest upon consummation of the Merger which will constitute a "Change of Control" under such plans. The options granted to Mr. Fulbright pursuant to the Fulbright Agreement also will vest upon consummation of the Merger. Upon consummation of the Merger, certain of these options to purchase Bibb Common Stock held by certain members of the Bibb Board of Directors and certain executive officers of Bibb will be canceled and in consideration therefor, Dan River will pay the holders of such options the Option Cancellation Amount. In addition, certain other options held by certain executive officers of Bibb will be assumed by Dan River and converted into an outstanding and exercisable option to purchase Dan River Class A Common Stock. See "-- Terms of the Merger Agreement -- Options."

     From and after the Effective Time, Dan River has agreed to indemnify, defend and hold harmless, to the fullest extent permitted under the DGCL and the GBCC, the present and former officers and directors of Bibb against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees) arising out of acts or omissions, or alleged acts or omissions, by them in their capacities as such officers or directors incurring at or prior to the Effective Time. Such indemnification rights of each Bibb officer and director are in addition to any other rights that such officers and directors may have under the Bibb Charter or the Bibb Bylaws, under the GBCC or otherwise. Dan River has also agreed to purchase directors and officers insurance for the officers and directors of Bibb for a period of three years from the Effective Time.

     An affiliate and certain officers of HLHZ, which is the parent company of Houlihan Lokey, Bibb's financial advisor, own Bibb Common Stock, which shares of Common Stock in the aggregate constitute less than one percent of the total issued and outstanding shares of Bibb Common Stock. In addition, Irwin Gold, a Senior Managing Director of HLHZ, is a member of the Bibb Board of Directors. Houlihan Lokey will receive a fee of approximately $1 million upon consummation of the Merger and will be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. See "The Merger -- Opinion of Bibb's Financial Advisor."

        UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF DAN RIVER

     On February 3, 1997 Dan River acquired substantially all of the assets of Cherokee for $65 million in cash, subject to a working capital adjustment, and the assumption of certain operating liabilities. On November 20, 1997 Dan River completed an initial public offering of its Class A Common Stock.

     The Unaudited Pro Forma Combined Statement of Income (Pre-Merger) for the fiscal year ended January 3, 1998 gives effect to the acquisition of Cherokee and the initial public offering of Common Stock, as if each had occurred on the first day of the 1997 fiscal year. The Unaudited Pro Forma Combined Statement of Income (Merger) for the fiscal year ended January 3, 1998 is based upon the Unaudited Pro Forma Combined Statement of Income (Pre-Merger) for the same period and gives effect to the Merger and the financing thereof as if they had also occurred on the first day of the 1997 fiscal year.

     The Unaudited Pro Forma Combined Balance Sheet as of April 4, 1998 gives effect to the Merger and the financing thereof as if they had occurred at April 4, 1998. The Unaudited Pro Forma Combined Statement of Income for the three months ended April 4, 1998 gives effect to the Merger and the financing thereof as if they had occurred on the first day of the period presented.

     The Merger has been accounted for under the purchase method of accounting. The total cost of the Merger has been preliminarily allocated to the assets acquired and liabilities assumed based upon their respective fair values as determined through internal estimates that the Company believes are reasonable. The actual allocation of purchase cost, however, and the resulting effect on income may differ from the pro forma amounts included herein.

     The following unaudited pro forma combined financial information does not purport to reflect the financial position or results of operations that actually would have resulted had the above transactions occurred as of the dates indicated or to project the results of operations for any future period. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements of Dan River, Cherokee and Bibb and in each case the notes thereto which are incorporated herein by reference.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 APRIL 4, 1998

                                                         HISTORICAL               PRO FORMA
                                                    --------------------   ------------------------
                                                    DAN RIVER     BIBB     ADJUSTMENTS     COMBINED
                                                    ---------   --------   -----------     --------
                                                                    (IN THOUSANDS)
                                              ASSETS
Current assets:
  Cash and cash equivalents.......................  $  2,118    $    110    $     --       $  2,228
  Accounts receivable, net........................    69,263      34,137          --        103,400
  Inventories.....................................    99,274      58,698       1,276 (1)    159,248
  Net assets of discontinued operations...........        --      11,617          --         11,617
  Prepaid expenses and other current assets.......     5,482       3,828        (714)(1)      8,596
  Deferred income taxes...........................     7,628          --          --          7,628
                                                    --------    --------    --------       --------
          Total current assets....................   183,765     108,390         562        292,717
Property, plant and equipment, net................   209,171      70,744          --        279,915
Goodwill, net.....................................        --          --      95,282 (1)     95,282
Other assets......................................     6,604       2,626      (2,626)(1)     10,604
                                                                               4,000 (2)
                                                    --------    --------    --------       --------
          Total assets............................  $399,540    $181,760    $ 97,218       $678,518
                                                    ========    ========    ========       ========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt............  $    198    $  5,363    $ (5,363)(2)   $    198
  Accounts payable................................    30,047      25,796          --         55,843
  Accrued compensation and related benefits.......    15,211       5,168       1,000 (1)     21,379
  Other accrued expenses..........................    14,023       7,670          --         21,693
                                                    --------    --------    --------       --------
          Total current liabilities...............    59,479      43,997      (4,363)        99,113
Other liabilities:
  Long-term debt..................................   139,073      79,555      97,696 (2)    316,324
  Deferred income taxes...........................    20,936          --     (15,780)(1)      5,156
  Other liabilities...............................     8,889          --       2,433 (1)     11,322
Shareholders' equity:
  Preferred stock.................................        --          --          --             --
  Common stock....................................       189         101         (57)(3)        233
  Additional paid-in capital......................   139,140      88,882     (13,486)(3)    214,536
  Retained earnings (deficit).....................    31,834     (30,775)     30,775 (3)     31,834
                                                    --------    --------    --------       --------
          Total shareholders' equity..............   171,163      58,208      17,232        246,603
                                                    --------    --------    --------       --------
          Total liabilities and shareholders'
            equity................................  $399,540    $181,760    $ 97,218       $678,518
                                                    ========    ========    ========       ========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     (1) In connection with the Merger, each outstanding share of Bibb Common Stock will be converted into the right to receive, at the holder's election,
0.84615 shares of Dan River Class A Common Stock or $16.50 in cash. As necessary, holders' elections will be prorated such that the total number of stock election shares equals 50% of the total outstanding shares of Bibb Common Stock. For purposes of the Unaudited Pro Forma Combined Balance Sheet, the fair market value of Dan River Common Stock is assumed to be $17.30 per share, which approximates the average closing market price of the stock for the 10 business days surrounding June 29, 1998, the date the Merger Agreement was announced to the public.

     Also in connection with the Merger, certain nonqualified options to purchase Bibb Common Stock held by employees and directors of Bibb will be cancelled, and the holders will receive 50% of the value of their options in cash, and the remainder in Dan River Class A Common Stock. For purposes of the options buyout, (i) the value of each option is measured as the difference between $16.50 and the exercise price and (ii) the value of Dan River Class A Common Stock is assumed to be $19.50 per share.

  ISSUANCE OF DAN RIVER CLASS A COMMON STOCK:
     Shares of Bibb Common Stock assumed to be
      outstanding...........................................        10,061,576
     Percentage of stock election shares (after
      proration)............................................      X        50%
                                                              ----------------
                                                                     5,030,788
     Conversion ratio.......................................      X    0.84615
                                                              ----------------
       Total shares of Dan River Class A Common Stock to be
        issued to holders of Bibb Common Stock..............         4,256,801
                                                              ----------------
     Value of outstanding Bibb stock options to be
      cancelled.............................................  $      4,049,893
     Percentage of value to be paid out in Dan River Class A
      Common Stock..........................................      X        50%
                                                              ----------------
                                                              $      2,024,947
     Value of Dan River Class A Common Stock for purposes of
      option buyout.........................................  $19.50 per share
                                                              ----------------
       Total shares of Dan River Class A Common Stock to be
        issued to holders of Bibb options...................           103,844
                                                              ----------------
       Grand total -- Dan River Class A Common Stock assumed
        to be issued in connection with the Merger..........         4,360,645
                                                              ================
  AGGREGATE PURCHASE PRICE: (IN THOUSANDS, EXCEPT SHARE AND
  PER SHARE DATA)
     Amount paid for outstanding Bibb Common Stock:
       Cash portion (5,030,788 shares at $16.50 per
        share)..............................................  $         83,008
       Issuance of Dan River Class A Common Stock (4,256,801
        shares at $17.30 per share).........................            73,643
     Buyout of options to purchase Bibb Common Stock:
       Cash portion.........................................             2,025
       Issuance of Dan River Class A Common Stock (103,844
        shares at $17.30 per share).........................             1,797
     Assumed fair value of Bibb incentive stock options that
      will be converted to options to acquire Dan River
      Class A Common Stock..................................             2,433
     Payments to be made to certain executive officers of
      Bibb concurrent with the closing of the Merger
      pursuant to the Executive Officer Policy..............             1,800
     Professional fees and other transaction costs..........             1,500
                                                              ----------------
     Aggregate purchase price...............................  $        166,206
                                                              ================

     EXCESS OF COST OVER FAIR MARKET VALUE OF NET ASSETS ACQUIRED:  (IN
     THOUSANDS)

Aggregate purchase price.................................            $166,206
Less net book value of assets acquired...................              58,208
                                                                     --------
Excess of cost over net book value of assets acquired....             107,998
Less adjustments to recorded assets and liabilities
  acquired at fair market value:
  Inventory..............................................   1,276(a)
  Prepaid expenses and other current assets..............    (714)(b)
  Other assets...........................................  (2,626)(c)
  Accrued compensation and related benefits..............  (1,000)(d)
  Deferred income taxes..................................  15,780(e)   12,716
                                                           ------    --------
Excess of cost over fair market value of net assets
  acquired (goodwill)....................................            $ 95,282
                                                                     ========

        -----------------------

        (a) Reflects the adjustments necessary to state inventory at fair market value.
        (b) Reflects the preliminary fair value remeasurement of the pension asset.
        (c) Reflects the write-off of unamortized debt issuance costs related to Bibb indebtedness that will be refinanced in connection with the Merger.
        (d) Reflects a preliminary estimate of severance costs to be incurred in connection with the merger pursuant to the Key Management Policy.
        (e) Reflects (i) the elimination of the valuation allowance against deferred tax assets ($16.0 million), which Dan River management believes will not be needed after the merger, and (ii) a $0.2 million increase in deferred tax liability related to the differences between the tax basis and adjusted financial statement values of Bibb assets at an assumed income tax rate of 39%.

(2) Reflects (i) the refinancing of all Bibb outstanding indebtedness, (ii) additional financing to fund the cash portion of the buyout of Bibb outstanding Common Stock and stock options, and other transaction costs, and
    (iii) the incurrence of related debt issuance costs of $4.0 million. The new debt is expected to be provided by a combination of bank financing and a public debt issuance, or solely through bank financing.

(3) Reflects (i) the elimination of Bibb's equity as a result of the Merger and
    (ii) the issuance of 4,360,645 shares of Dan River Class A Common Stock in connection with the Merger which results in additional paid-in capital of $75.4 million.

                          UNAUDITED PRO FORMA COMBINED
                        STATEMENT OF INCOME (PRE-MERGER)

                           YEAR ENDED JANUARY 3, 1998

                                                                    PRO FORMA ADJUSTMENTS
                                               HISTORICAL          -----------------------     DAN RIVER
                                         -----------------------    CHEROKEE                   PRO FORMA
                                         DAN RIVER   CHEROKEE(1)   ACQUISITION    OFFERING    (PRE-MERGER)
                                         ---------   -----------   -----------    --------    ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................  $476,448      $9,210         $  --        $   --       $485,658
Costs and expenses:
  Cost of sales........................   372,165       7,208           (83)(2)        --        379,321
                                                                         31 (3)
  Selling, general and administrative
     expenses..........................    54,231       1,085          (344)(4)        --         54,980
                                                                          8 (3)
  Other operating costs, net...........     7,012         302          (302)(5)        --          7,012
                                         --------      ------         -----        ------       --------
Operating income.......................    43,040         615           690                       44,345
Other income (expense).................      (290)          7            --            --           (283)
Interest expense.......................   (21,135)       (318)         (224)(6)     4,862(7)     (16,815)
                                         --------      ------         -----        ------       --------
Income before income taxes and
  extraordinary item...................    21,615         304           466         4,862         27,247
Provision for income taxes.............     8,351          --           299(8)      1,877(6)      10,527
                                         --------      ------         -----        ------       --------
Income before extraordinary item.......  $ 13,264      $  304         $ 167        $2,985       $ 16,720
                                         ========      ======         =====        ======       ========
Earnings per share before extraordinary
  item:
  Basic................................  $   0.90                                               $   0.89
                                         ========                                               ========
  Diluted..............................  $   0.89                                               $   0.88
                                         ========                                               ========
Weighted average shares outstanding:
  Basic................................    14,711                                                 18,841
                                         ========                                               ========
  Diluted..............................    14,839                                                 18,968
                                         ========                                               ========

---------------

(1) Reflects the operating results of Cherokee for the portion of 1997 prior to its acquisition on February 3, 1997.
(2) Decrease in depreciation expense based on adjusted fixed asset values and related estimated remaining useful lives.
(3) Additional costs associated with providing a pension benefit to Cherokee employees hired by Dan River.
(4) Elimination of certain selling, general and administrative expenses, including salaries and benefits of certain officers and other employees of Cherokee who were not employed by Dan River after the acquisition of Cherokee, and costs associated with Cherokee's marketing offices, which Dan River vacated shortly after the acquisition of Cherokee.
(5) Elimination of expenses associated with Cherokee's Employee Stock Ownership Plan, the obligations which were not assumed in connection with the acquisition of Cherokee.
(6) Net increase in interest expense resulting from the acquisition of Cherokee (representing the five week period prior to the consummation of the acquisition of Cherokee on February 3, 1997).
(7) Decrease in interest expense attributable to the assumed repayment of $65 million in borrowings related to the acquisition of Cherokee out of the net proceeds from the Offering.
(8) Adjustment of pro forma income tax expense to reflect an assumed effective tax rate of 38.6% of pre-tax income.

                          UNAUDITED PRO FORMA COMBINED
                          STATEMENT OF INCOME (MERGER)

                           YEAR ENDED JANUARY 3, 1998

                                               DAN RIVER                                     DAN RIVER
                                               PRO FORMA        BIBB         PRO FORMA       PRO FORMA
                                              (PRE-MERGER)   HISTORICAL    ADJUSTMENTS(6)    FOR MERGER
                                              ------------   ----------    --------------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................................    $485,658      $248,836        $    --         $734,494
Costs and expenses:
  Cost of sales.............................     379,321       222,620             --          601,941
  Selling, general and administrative
     expenses...............................      54,980        23,306         (2,500)(1)       75,786
  Amortization of goodwill..................          --            --          3,176(2)         3,176
  Other operating costs, net................       7,012         4,133             --           11,145
                                                --------      --------        -------         --------
Operating income (loss).....................      44,345        (1,223)          (676)          42,446
Other income (expense), net.................        (283)         (162)            --             (445)
Interest expense............................     (16,815)       (6,013)(5)     (7,149)(3)      (29,977)
                                                --------      --------        -------         --------
Income before income taxes and extraordinary
  item......................................      27,247        (7,398)        (7,825)          12,024
Provision for income taxes..................      10,527            --         (4,650)(4)        5,877
                                                --------      --------        -------         --------
Income (loss) before discontinued operations
  and extraordinary item....................    $ 16,720      $ (7,398)       $(3,175)        $  6,147
                                                ========      ========        =======         ========
Earnings per share from continuing
  operations:
  Basic.....................................    $   0.89                                      $   0.26
                                                ========                                      ========
  Diluted...................................    $   0.88                                      $   0.26
                                                ========                                      ========
Weighted average shares outstanding:
  Basic.....................................      18,841                                        23,201
                                                ========                                      ========
  Diluted...................................      18,968                                        23,379
                                                ========                                      ========

---------------

(1) Reflects the elimination of duplicative Bibb administrative expenses, principally management compensation and related fringe benefits.
(2) Reflects non-deductible amortization of goodwill based on an estimated life of 30 years.
(3) Reflects additional interest expense, consisting of the following: (in thousands)

Interest expense attributable to incremental debt of $92.2
  million resulting from the Merger, at annual rates
  averaging 8.5%............................................  $7,848
Amortization of debt issuance costs related to debt incurred
  to fund the Merger........................................     571
Reversal of the amortization of debt issuance costs on Bibb
  debt that will be refinanced in connection with the
  Merger....................................................  (1,270)
                                                              ------
Net increase in pro forma interest expense..................  $7,149
                                                              ======

(4) Adjustment of pro forma income tax expense to reflect an assumed effective tax rate of 38.6%.
(5) Includes interest expense and loan fee amortization and related expense.
(6) The pro forma adjustments do not include the impact of certain merger-related cost savings initiatives that Dan River intends to implement. The additional cost savings, which are expected to total $15.5 million (pre-tax) on an annual basis, include:

    - reduced selling, general and administrative expense, principally from the elimination of overlapping administrative functions;

    - manufacturing cost savings from certain plant alignment and capacity utilization synergies, and manufacturing practices expected to result in improved operating efficiencies;

    - cost savings relating to manufacturing techniques and specifications; and

    - savings expected to be realized through volume purchasing of certain raw materials, such as polyester and packaging materials.

    The projected cost savings are based on estimates and assumptions believed to be reasonable by management. Due to the inherent uncertainty associated with such estimates and assumptions, there can be no assurance that these cost savings will actually be realized.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                        THREE MONTHS ENDED APRIL 4, 1998

                                                     HISTORICAL                 PRO FORMA
                                                 -------------------    --------------------------
                                                 DAN RIVER    BIBB      ADJUSTMENTS(6)    COMBINED
                                                 ---------   -------    --------------    --------
                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales......................................  $120,943    $56,825       $    --        $177,768
Costs and expenses:
  Cost of sales................................    94,898     48,958            --         143,856
  Selling, general and administrative
     expenses..................................    13,901      5,682          (625)(1)      18,958
  Amortization of goodwill.....................        --         --           794(2)          794
                                                 --------    -------       -------        --------
Operating income...............................    12,144      2,185          (169)         14,160
Other income (expense), net....................       280         --            --             280
Interest expense...............................    (3,820)    (2,074)(5)     (1,771)(3)     (7,665)
                                                 --------    -------       -------        --------
Income before income taxes and discontinued
  operations...................................     8,604        111        (1,940)          6,775
Provision for income taxes.....................     3,202         --          (400)(4)       2,802
                                                 --------    -------       -------        --------
Income from continuing operations..............  $  5,402    $   111       $(1,540)       $  3,973
                                                 ========    =======       =======        ========
Earnings per share from continuing operations:
  Basic........................................  $   0.29                                 $   0.17
                                                 ========                                 ========
  Diluted......................................  $   0.28                                 $   0.17
                                                 ========                                 ========
Weighted average shares outstanding:
  Basic........................................    18,838                                   23,199
                                                 ========                                 ========
  Diluted......................................    19,074                                   23,541
                                                 ========                                 ========

---------------

(1) Reflects the elimination of duplicative Bibb administrative expenses, principally management compensation and related fringe benefits.
(2) Reflects non-deductible amortization of goodwill based on an estimated life of 30 years.
(3) Reflects additional interest expense, consisting of the following:

Interest expense attributable to incremental debt of $92.2
  million resulting from the Merger, at annual rates
  averaging 8.5%............................................  $1,962
Amortization of debt issuance costs related to debt incurred
  to fund the Merger........................................     143
Reversal of the amortization of debt issuance costs on Bibb
  debt that will be refinanced in connection with the
  Merger....................................................    (334)
                                                              ------
Net increase in pro forma interest expense..................  $1,771
                                                              ======

(4) Adjustment of pro forma income tax expense to reflect an assumed effective tax rate of 38.6%.
(5) Includes interest expense and loan fee amortization and related expense.
(6) The pro forma adjustments do not include the impact of certain merger-related cost savings initiatives that Dan River intends to implement. The additional cost savings, which are expected to total $15.5 million (pre-tax) on an annual basis, include:

    - reduced selling, general and administrative expense, principally from the elimination of overlapping administrative functions;

    - manufacturing cost savings from certain plant alignment and capacity utilization synergies, and manufacturing practices expected to result in improved operating efficiencies;

    - cost savings relating to manufacturing techniques and specifications; and

    - savings expected to be realized through volume purchasing of certain raw materials, such as polyester and packaging materials.

    The projected cost savings are based on estimates and assumptions believed to be reasonable by management. Due to the inherent uncertainty associated with such estimates and assumptions, there can be no assurance that these cost savings will actually be realized.

                                    EXPERTS

     The consolidated financial statements of Dan River incorporated by reference in Dan River's Annual Report on Form 10-K for the year ended January 3, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Bibb at January 3, 1998 and December 28, 1996 and for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996 and the year ended December 30, 1995, included in this Joint Proxy Statement/Prospectus by reference to its Annual Report on Form 10-K for the year ended January 3, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Cherokee for the three years in the period ended September 28, 1996 incorporated herein by reference to Dan River's Current Report on Form 8-K/A Amendment No. 1 filed on April 18, 1997, have been audited by Pugh & Company, P.C., independent auditors, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Dan River Class A Common Stock to be issued pursuant to the terms of the Merger Agreement will be passed upon for Dan River by King & Spalding, Atlanta, Georgia. Certain legal matters in connection with the Merger will be passed upon for Bibb by Jones, Day, Reavis & Pogue, Atlanta, Georgia.

                             SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in Dan River's proxy solicitation materials for its 1999 annual meeting of shareholders, any shareholders proposal to be considered at such meeting must have been received by Dan River on or before November 12, 1998. Any such proposal will be subject to the requirements contained in the Dan River Bylaws relating to shareholders proposals and the proxy rules under the Exchange Act. See "The Merger -- Comparison of Rights of Holders of Dan River Class A Common Stock and Bibb Common Stock."

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                 DAN RIVER INC.

                                      AND

                                THE BIBB COMPANY

                           DATED AS OF JUNE 28, 1998

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE I  THE MERGER........................................................   A-1
  Section 1.1.   Surviving Corporation.......................................   A-1
  Section 1.2.   Effective Time..............................................   A-1
  Section 1.3.   Articles of Incorporation...................................   A-1
  Section 1.4.   Bylaws......................................................   A-1
  Section 1.5.   Officers....................................................   A-2
  Section 1.6.   Directors...................................................   A-2
  Section 1.7.   Tax-Free Reorganization.....................................   A-2
ARTICLE II  CONVERSION OF SHARES AND TREATMENT OF OPTIONS....................   A-2
  Section 2.1.   Conversion of Shares in the Merger..........................   A-2
  Section 2.2.   Exchange of and Payment for Shares of Company Common
                 Stock.......................................................   A-4
  Section 2.3.   Treatment of the Company Stock Options......................   A-6
  Section 2.4.   Adjustment Event............................................   A-7
  Section 2.5.   Appraisal Rights............................................   A-7
  Section 2.6.   Share Purchase Rights.......................................   A-7
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................   A-7
  Section 3.1.   Organization................................................   A-7
  Section 3.2.   Authorization...............................................   A-8
  Section 3.3.   Absence of Restrictions and Conflicts.......................   A-8
  Section 3.4.   Capitalization..............................................   A-8
  Section 3.5.   Company Subsidiaries........................................   A-9
  Section 3.6.   Financial Statements........................................   A-9
  Section 3.7.   SEC Reports.................................................   A-9
  Section 3.8.   Absence of Changes..........................................   A-9
  Section 3.9.   Absence of Undisclosed Liabilities..........................  A-10
  Section 3.10.  Litigation..................................................  A-10
  Section 3.11.  Compliance with Laws........................................  A-10
  Section 3.12.  Bankruptcy Matters..........................................  A-10
  Section 3.13.  Taxes.......................................................  A-10
  Section 3.14.  Employee Benefit Plans......................................  A-11
  Section 3.15.  Material Contracts..........................................  A-12
  Section 3.16.  Labor Matters...............................................  A-13
  Section 3.17.  Brokers and Finders.........................................  A-13
  Section 3.18.  DGCL Section 203............................................  A-13
  Section 3.19.  Voting Requirement..........................................  A-13
  Section 3.20.  Fairness Opinion............................................  A-13
  Section 3.21.  Rights Agreement Matters....................................  A-13
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT.........................  A-14
  Section 4.1.   Organization................................................  A-14
  Section 4.2.   Authorization...............................................  A-14
  Section 4.3.   Absence of Restrictions and Conflicts.......................  A-14
  Section 4.4.   Capitalization..............................................  A-15
  Section 4.5.   Parent's Subsidiaries.......................................  A-15
  Section 4.6.   Financial Statements; SEC Filings...........................  A-15
  Section 4.7.   SEC Reports.................................................  A-15
  Section 4.8.   Absence of Changes..........................................  A-16
  Section 4.9.   Absence of Undisclosed Liabilities..........................  A-16

                                                                               PAGE
                                                                               ----
  Section 4.10.  Litigation..................................................  A-16
  Section 4.11.  Compliance with Laws........................................  A-16
  Section 4.12.  Taxes.......................................................  A-17
  Section 4.13.  Employee Benefit Plans......................................  A-17
  Section 4.14.  Labor Matters...............................................  A-17
  Section 4.15.  Brokers and Finders.........................................  A-17
  Section 4.16.  Ownership of Company Common Stock...........................  A-17
  Section 4.17.  Fairness Opinion............................................  A-17
  Section 4.18.  Funds.......................................................  A-17
  Section 4.19.  Inconsistencies in Company Representations..................  A-17
ARTICLE V  COVENANTS OF PARENT AND THE COMPANY...............................  A-18
  Section 5.1.   Joint Proxy Statement; Registration Statement...............  A-18
  Section 5.2.   HSR Act.....................................................  A-18
  Section 5.3.   Access and Investigation....................................  A-19
  Section 5.4.   Stockholder Meetings........................................  A-19
  Section 5.5.   No Solicitation.............................................  A-19
  Section 5.6.   Conduct of Business.........................................  A-20
  Section 5.7.   Consents....................................................  A-21
  Section 5.8.   Filings.....................................................  A-21
  Section 5.9.   Best Efforts; Further Assurances............................  A-21
  Section 5.10.  Publicity...................................................  A-22
  Section 5.11.  Notification of Certain Matters.............................  A-22
  Section 5.12.  Indemnification and Insurance...............................  A-22
  Section 5.13.  Parent Common Stock.........................................  A-23
  Section 5.14.  Employee Benefits...........................................  A-23
  Section 5.15.  Affiliate Letters...........................................  A-23
  Section 5.16.  Rights Plan Amendment/Redemption............................  A-24
  Section 5.17.  Resale Registration.........................................  A-24
ARTICLE VI  CONDITIONS.......................................................  A-24
  Section 6.1.   Conditions to Each Party's Obligations......................  A-24
  Section 6.2.   Conditions to Obligations of Parent.........................  A-25
  Section 6.3.   Conditions to Obligations of the Company....................  A-25
ARTICLE VII  CLOSING.........................................................  A-26
ARTICLE VIII  TERMINATION....................................................  A-26
  Section 8.1.   Termination.................................................  A-26
  Section 8.2.   Effect of Termination.......................................  A-27
  Section 8.3.   Fees and Expenses...........................................  A-27
ARTICLE IX  MISCELLANEOUS....................................................  A-28
  Section 9.1.   Survival of Representations and Warranties..................  A-28
  Section 9.2.   Notices.....................................................  A-28
  Section 9.3.   Waiver and Amendment........................................  A-28
  Section 9.4.   Entire Agreement............................................  A-29
  Section 9.5.   Counterparts................................................  A-29
  Section 9.6.   Applicable Law..............................................  A-29
  Section 9.7.   Construction................................................  A-29
  Section 9.8.   Disclosure Letters..........................................  A-29
  Section 9.9.   Assignment..................................................  A-29
  Section 9.10.  Severability................................................  A-29
  Section 9.11.  Specific Performance........................................  A-29
  Section 9.12.  Company and Parent Knowledge................................  A-30

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 28, 1998, by and between DAN RIVER INC., a corporation organized and existing under the laws of the State of Georgia ("Parent"), and THE BIBB COMPANY, a corporation organized and existing under the laws of the State of Delaware (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of each of the Company and Parent deem it advisable and in the best interests of each corporation and its respective stockholders, that the Company and Parent combine in order to advance the long-term business strategies of the Company and Parent;

     WHEREAS, the respective Boards of Directors of each of Parent and the Company have approved in accordance with the Georgia Business Corporation Code (the "GBCC") and the General Corporation Law of the State of Delaware ("DGCL") this Agreement and the merger (the "Merger") of the Company with and into Parent on the terms and conditions contained in this Agreement; and

     WHEREAS, for federal income tax purposes it is intended by the parties hereto that the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. Surviving Corporation. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined) of the Merger, the Company shall be merged with and into Parent. As a result of the Merger, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation (the "Surviving Corporation").

     Section 1.2. Effective Time. If all the conditions set forth in Article VI have been fulfilled or waived in accordance with the terms of this Agreement and this Agreement has not been terminated in accordance with Article VIII, the parties shall cause a certificate of merger as contemplated by Section 251 of the DGCL (the "Delaware Certificate of Merger") to be properly executed and filed on the Closing Date (as hereinafter defined) with the Secretary of State of the State of Delaware and a certificate of merger as contemplated by Section 14-2-1105 of the GBCC (the "Georgia Certificate of Merger") to be properly executed and filed on the Closing Date with the Secretary of State of the State of Georgia. The Merger shall become effective as of the time of filing of a properly executed Delaware Certificate of Merger and a Georgia Certificate of Merger or at such later time as is set forth in such Certificates of Merger. The date and time when the Merger becomes effective is referred to as the Effective Time. The Merger shall have the effects set forth in the applicable provisions of the GBCC and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company, shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.3. Articles of Incorporation. The Restated Articles of Incorporation of Parent as in effect immediately prior to the Effective Time shall be the Restated Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with law or such Restated Articles of Incorporation.

     Section 1.4. Bylaws. The Bylaws of Parent as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with law, the Restated Articles of Incorporation of the Surviving Corporation or such Bylaws.

     Section 1.5. Officers. The officers of the Surviving Corporation shall be the officers of Parent immediately prior to the Effective Time, and such individuals shall serve until their successors shall have been duly elected and qualified.

     Section 1.6. Directors. The directors of the Surviving Corporation shall be the directors of Parent immediately prior to the Effective Time.

     Section 1.7 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368(a)(1) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The parties hereto will agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a)(1). Neither of the parties hereto will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a)(1).

                                   ARTICLE II

                 CONVERSION OF SHARES AND TREATMENT OF OPTIONS

     Section 2.1. Conversion of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of any share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"):

          (a) Subject to the other provisions of this Section 2.1, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Parent and Dissenting Shares (as defined in Section 2.5)) shall be converted into (i) the right to receive 0.84615 shares (the "Exchange Ratio") of class A common stock, par value $.01 per share ("Parent Common Stock"), of Parent,
     (ii) the right to receive $16.50 in cash, without interest (the "Per Share Cash Amount"), or (iii) the right to receive a combination of shares of Parent Common Stock and cash determined in accordance with this Section
     2.1. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of Company Common Stock shall be exchanged for (i) certificates evidencing whole shares of Parent Common Stock issued in consideration therefor or (ii) the Per Share Cash Amount multiplied by the number of shares previously evidenced by the canceled certificate, in each case in accordance with the allocation procedures of this Section 2.1 and upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(f).

          (b) The number of shares of Company Common Stock to be converted into the right to receive cash in the Merger shall be equal to 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Cash Election Number") less the sum of (i) the number of Dissenting Shares, if any, which are not to be treated as Non-Election Shares pursuant to Section 2.5 and (ii) the number of shares of Company Common Stock to be exchanged for cash in lieu of fractional shares pursuant to Section 2.2(f). The number of shares of Company Common Stock to be converted into the right to receive Parent Common Stock in the Merger shall be equal to 50% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Stock Election Number").

          (c) Subject to the allocation and election procedures set forth in this Section 2.1, each record holder immediately prior to the Effective Time of shares of Company Common Stock will be entitled in respect to each share (i) to elect to receive cash for such share (a "Cash Election"), (ii) to elect to receive Parent Common Stock for such share (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a "Non-Election"). All such elections shall be made on a form designed for that purpose (a "Form of Election"). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by each Representative for a particular beneficial owner.

          (d) If the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Company Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Company Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

        each Cash Election Share shall be converted into the right to receive
        (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

          (e) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

        each Stock Election Share shall be converted into the right to receive
        (i) a number of shares of Parent Common Stock equal to the product of
        (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of
        (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction.

          (f) In the event that neither subparagraph (d) nor subparagraph (e) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Parent Common Stock, and all Non-Election Shares shall be converted into the right to receive Parent Common Stock and the right to receive cash on a proportionate basis so that the Stock Election Number and the Cash Election Number equal their respective percentages of the number of shares of Company Common Stock outstanding as closely as possible.

          (g) Parent and the Company will mail a Form of Election to all holders of record of shares of Company Common Stock as of the record date of the Company Stockholder Meeting (as hereinafter defined). Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The

     Exchange Agent shall also make all computations contemplated by this
     Section 2.1 and all such computations shall be conclusive and binding on the holders of Company Common Stock.

          (h) For the purposes hereof, a holder of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall for purposes hereof, be deemed to have made a Non-Election.

          (i) Parent and the Company shall each use its reasonable best efforts to mail the Form of Election to all persons who become holders of Company Common Stock during the period between the record date for the Company Stockholders Meeting (as hereinafter defined) and 10:00 a.m. New York time, on the date seven calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Company Common Stock subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Exchange Agent by the close of business on the last business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections will be irrevocable.

          (j) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (k) Each share of Parent Common Stock, Class B Stock, Class C Stock and Preferred Stock (each as hereinafter defined) issued and outstanding prior to the Effective Time shall remain issued and outstanding after the Effective Time and represent one share of Parent Common Stock, Class B Stock, Class C Stock and Preferred Stock, respectively.

     Section 2.2.  Exchange of and Payment for Shares of Company Common
Stock. (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the "Exchange Agent"), for purposes of making the exchanges of Company Common Stock for Merger Consideration contemplated hereby. When and as needed, Parent shall provide the Exchange Agent with certificates representing the shares of Parent Common Stock issuable pursuant to
Section 2.1 and with sufficient funds to make payments of cash in accordance with Sections 2.1(a) and 2.2(f) on a timely basis. Parent shall enter into an exchange agent agreement with the Exchange Agent which shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

     (b) Parent shall cause the Exchange Agent to mail to each record holder of shares of Company Common Stock entitled to receive Merger Consideration pursuant to Section 2.1(a) a form of letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Company Common Stock to the Exchange Agent) and instructions for use in effecting the surrender to the Exchange Agent of Certificates in exchange for Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the Exchange Agent or Parent, at the Effective Time the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (B) cash to which such holder is entitled to receive in accordance with Section 2.1, (C) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(f) and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), (the shares of Parent Common Stock, dividends, distributions and cash described in clauses (A),
(B), (C) and (D) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be canceled. If any Merger Consideration is to be issued or paid in the name of, a person other than the person in whose name the Certificate so surrendered in exchange therefor is registered, it shall be a condition of the payment and issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer and other taxes required by reason of the payment of the Merger Consideration in the name of, a person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of the Exchange Agent and Parent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 2.2, each Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) No dividends or other distributions that are declared or made after the Effective Time with respect to shares of Parent Common Stock included in the Merger Consideration payable to the holders of record thereof after the Effective Time shall be paid to a Company stockholder entitled to receive certificates representing Parent Common Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificate representing such Parent Common Stock shall be issued any dividend on such Parent Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends, subject in any case to any applicable abandoned property, escheat and similar laws.

     (d) All rights to receive cash and shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged in accordance with the procedures set forth in this Article II.

     (f) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of Parent on Parent Common Stock shall relate to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, upon surrender of such holder's Certificates in accordance with this Section 2.2, a cash payment in lieu of such fractional share of Parent Common Stock equal to the fractional portion of the arithmetic mean of the closing sales price of a share of Parent Common Stock as reported on the New York Stock Exchange (the "NYSE"), for each of the ten consecutive trading days ending with the trading day which occurs five trading days immediately prior to the Closing Date.

     (g) From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of Company Common Stock represented thereby except as otherwise provided in this Agreement or by applicable law.

     (h) The Surviving Corporation may require any person claiming a Certificate to have been lost, stolen or destroyed to provide reasonable indemnification to the Surviving Corporation to protect it against possible loss prior to the payment of any Merger Consideration otherwise payable hereunder.

     (i) At any time following six months after the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock or funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which had not been disbursed to holders of Certificates, and thereafter such holders will be entitled to look solely to the Surviving Corporation with respect to the Merger Consideration payable or issuable upon due surrender of their Certificates, without any interest thereon; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of Certificates for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat and similar laws.

     Section 2.3. Treatment of the Company Stock Options. (a) Except as described in Section 2.3(b), in the case of any option, or part of any option, to purchase Company Common Stock under the Company's 1997 Omnibus Stock Incentive Plan (the "Omnibus Plan") that at the Effective Time would under the terms of such option (after giving effect to any accelerated vesting caused by the Merger) still constitute an "incentive stock option," each option (or part of any option) to purchase Company Common Stock under the Omnibus Plan, that certain employment agreement by and between the Company and Michael L. Fulbright (the "Fulbright Agreement") and the Company's Non-Employee Director Stock Plan (the "Director Plan" and together with the Omnibus Plan and the Fulbright Agreement hereinafter collectively referred to as the "Company's Option Plans") which is outstanding and unexercised (whether or not then exercisable or vested) will be canceled by the Company (pursuant to the proper exercise of such powers as vested in the Company under the Omnibus Plan, the Fulbright Agreement and the Director Plan) and, in consideration of such cancellation, Parent will pay promptly after the Effective Time to the holder of each such option in respect thereof an amount equal to the product of (a) the Applicable Amount and (b) the number of shares of Company Common Stock subject to such option (the "Option Cancellation Consideration"). The term "Applicable Amount" means the excess of
(i) $16.50 over (ii) the exercise price of such option.

     The Option Cancellation Consideration shall consist of a cash component and a stock component. The cash component will be an amount equal to the Option Cancellation Consideration times 0.5. The stock component will be the number of shares of Parent Common Stock (rounded to the next highest whole number in the case of a fractional amount) equal to the product of the Option Cancellation Consideration times 0.5 divided by $19.50 which Parent Common Stock shall be issued by Parent subject to such restrictions as Parent deems necessary or appropriate under applicable securities laws.

     (b) At the Effective Time, Parent shall assume the Omnibus Plan and each option (or part of any option) to purchase Company Common Stock under the Omnibus Plan that at the Effective Time would under the terms of such option (after giving effect to any accelerated vesting caused by the Merger) still constitute an "incentive stock option" and that is otherwise described in
Section 2.3(a). Each such assumed option shall be converted into an outstanding and exercisable option to purchase Parent Common Stock in accordance with the terms of the Omnibus Plan and each such assumed option. Each such option shall constitute an option to acquire, on the same terms and conditions (giving effect to any accelerated vesting caused by the Merger) as were applicable under such assumed option, a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock purchasable pursuant to such option multiplied by the Option Exchange Ratio (as hereinafter defined), at a price per share equal to the per-share exercise price for the shares of Company Common Stock purchasable pursuant to such option divided by the Option Exchange Ratio; provided, however, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and provided further, that the number of shares of Parent Common Stock that may be purchased upon exercise of such option shall not include any fractional share and, upon exercise of such option, a cash payment shall be made for any fractional share based upon the closing price of a share of Parent Common Stock on the NYSE on the last trading day immediately preceding the date of exercise. The Option Exchange Ratio shall be the quotient determined by dividing the closing price of a share of Company Common Stock on the AMEX on the last trading day immediately preceding the Closing Date by the closing price of a share of Parent Common Stock on the NYSE of the last trading day immediately preceding the Closing Date.

     (c) Parent shall take all corporate action necessary to reserve for issuance under the Omnibus Plan a sufficient number of shares of Parent Common Stock for delivery upon exercise of the options described in

Section 2.3(b). As soon as practicable after the Effective Time, Parent shall file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to the options converted in accordance with Section 2.3(b) and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     Section 2.4. Adjustment Event. If, between the date of this Agreement and the Closing, Parent shall have declared a stock split (including a reverse split) or combination of Parent Common Stock or a dividend payable in Parent Common Stock, or any other distribution of Parent Common Stock to holders of Parent Common Stock with respect to their Parent Common Stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), or otherwise have changed the Parent Common Stock into any other securities, then the number of shares of Parent Common Stock specified in Section 2.1(a) shall be correspondingly appropriately adjusted to reflect such stock split, combination or dividend or other distribution or change of securities.

     Section 2.5. Appraisal Rights. To the extent that appraisal rights are available under Section 262 of DGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of this Agreement and with respect to which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Section 2.1 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event which ever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration, as if such shares of Company Common Stock were covered by Non-Elections. If any holder of Company Common Stock shall assert the right to be paid the fair value of such Company Common Stock as described above, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the DGCL.

     Section 2.6. Share Purchase Rights. Each reference in this Article II to a share of Company Common Stock is a reference to such share together with the Rights (as hereinafter defined), if any, associated with such share.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     With such exceptions as are set forth in a letter (the "Company Disclosure Letter") delivered by the Company to Parent prior to the date of this Agreement specifically referring to one or more of the Sections in this Article III, the Company hereby represents and warrants to Parent:

     Section 3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is qualified to transact business, and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means any change, condition, event, occurrence or breach of a representation or warranty which, individually or in the aggregate, has an adverse effect on the assets, results of operations, financial condition or business of the Company in an amount that exceeds $10,000,000. The Company has made available to Parent accurate and complete copies of its Restated Certificate of Incorporation and Bylaws, as currently in effect.

     Section 3.2. Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the adoption of this Agreement by the holders of Company Common Stock, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations under this Agreement and the consummation of the Merger and the other transactions provided for by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the requisite approval of the adoption of this Agreement by the holders of Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 3.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, permit the acceleration of any obligation under, or give rise to any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien (as hereinafter defined) on, any property or asset of the Company pursuant to, (i) any term or provision of the Restated Certificate of Incorporation or Bylaws of the Company, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected (a "Company Contract"), (iii) any judgment, decree or order of any court or governmental authority or agency to which the Company is a party or by which the Company or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to the Company that would, individually or in the aggregate, have in the case of subsections (ii) through (iv) above, a Company Material Adverse Effect. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable state securities laws and the filing of the Delaware Certificate of Merger as required by the DGCL and the Georgia Certificate of Merger as required by the GBCC, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority ("Governmental Entity") with respect to the Company is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement by the Company, the failure to obtain which would, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.4. Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of the date hereof: (i) 10,061,576 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 697,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding options under the Company's Option Plans and (iv) 250,000 shares of Company Series A Junior Preferred Stock were authorized for issuance solely pursuant to the exercise of the preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated September 30, 1997, by and between the Company and American Stock Transfer and Trust Company (the "Company Rights Agreement"). All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. There are no outstanding securities or other instruments convertible into or exchangeable for shares of capital stock of the Company. There are no outstanding obligations, options or rights to acquire shares of capital stock of the Company or any securities or other instruments convertible into or exchangeable for shares of capital stock of the Company.

     Section 3.5. Company Subsidiaries. The Company does not own an equity interest in any corporation, partnership, joint venture or other entity.

     Section 3.6. Financial Statements. The balance sheets of the Company as of January 3, 1998 and December 28, 1996 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended January 3, 1998, the three months ended December 28, 1996, the nine months ended September 28, 1996 and the year ended December 30, 1995, contained in the Annual Report on Form 10-K of the Company for the fiscal year ended January 3, 1998, as filed with the Commission, present fairly, in all material respects, the financial position of the Company at the respective dates thereof and the results of operations and cash flows of the Company for the periods respectively then ended in conformity with generally accepted accounting principles; and (ii) the unaudited condensed balance sheet of the Company as of April 4, 1998, and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the three-month period then ended included in the Quarterly Report on Form 10-Q for the quarterly period ending April 4, 1998, as filed with the Commission, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X, and accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements (the financial statements described in (i) and (ii) are herein collectively referred to as the "Company Financial Statements"). In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the Company's financial position as of April 4, 1998 and the results of its operations and its cash flows for three month periods ended April 4, 1998 and March 29, 1997, have been included, and certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Commission's rules and regulations. The Company Financial Statements referred to in this Agreement shall be deemed to include any notes to such financial statements.

     Section 3.7. SEC Reports. Since June 2, 1997, the Company has filed, and prior to the Effective Time the Company will file, with the Commission all forms, reports and documents required to be filed by it pursuant to the Securities Act and the Exchange Act (collectively, the "Company SEC Filings"), each of which, as of its respective filing date, complied or will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company SEC Filings as of the respective dates on which they were filed with the Commission contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.8. Absence of Changes. Except as disclosed in the Company SEC Filings filed and publicly available prior to the date hereof (the "Prior Company SEC Filings") or the Company Financial Statements, and except as specifically contemplated by this Agreement, since January 3, 1998, the Company has conducted its businesses in the ordinary course and there has not been: (a) any change that would, individually or in the aggregate, have a Company Material Adverse Effect, except for market and economic conditions affecting the textile industry in general; (b) any condition, event or occurrence which, individually or in the aggregate, would have a Company Material Adverse Effect, except for market and economic conditions affecting the textile industry in general; (c) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company which would, individually or in the aggregate, have a Company Material Adverse Effect; (d) any change by the Company in the method of accounting or accounting practice of the Company, other than changes required by generally accepted accounting principles; (e) any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any entry by the Company into, or any amendment or modification to, any Material Contract (as hereinafter defined); (g) any direct or indirect redemption, purchase or other acquisition of any shares of Company Common Stock or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Company Common Stock, (h) any issuance, sale or other disposition of (1) shares of capital stock of the Company or (2) securities convertible into or exchangeable for, or otherwise evidencing a right to acquire, shares of capital stock of the Company, other than shares issuable under options that have been granted under a Company Option Plan; (i) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or key employees of the Company, except for increases in base compensation in the ordinary course of business consistent with past practice, or contemplated in any existing employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or key employees; or (j) any other action which, if it had been taken after the date hereof, would have required consent of Parent under Section 5.6.

     Section 3.9. Absence of Undisclosed Liabilities. There are no liabilities of the Company of a nature which would be required to be disclosed in financial statements of the Company prepared in accordance with generally accepted accounting principles, whether or not accrued and whether or not contingent or absolute, other than (a) liabilities reflected in the Company Financial Statements, (b) liabilities disclosed in the Prior Company SEC Filings, (c) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (d) liabilities incurred in the ordinary course of business consistent with past practice since January 3, 1998, none of which, individually or in the aggregate, would have a Company Material Adverse Effect.

     Section 3.10. Litigation. Except as disclosed in the Prior Company SEC Filings or in the Company Financial Statements, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its properties or assets before any domestic or foreign court or governmental or regulatory authority or body which would, individually or in the aggregate, have a Company Material Adverse Effect. The Company is not subject to any outstanding order, writ, injunction or decree which would, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.11. Compliance with Laws. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits," including, without limitation, Permits required under Environmental Laws) necessary for the Company to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Company Material Adverse Effect. Except as disclosed in the Prior Company SEC Filings, the Company is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which individually or in the aggregate would not have a Company Material Adverse Effect.

     Section 3.12. Bankruptcy Matters. The approval of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in the Chapter 11 bankruptcy case of the Bibb Company (case no. 96-01050) is not required in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement. The plan of reorganization of the Bibb Company that was confirmed by the Bankruptcy Court pursuant to 11 U.S.C. sec. 1129 on or about September 12, 1996 (the "Plan of Reorganization") has been "substantially consummated" within the meaning of 11 U.S.C. sec. 1127(b). The Company has delivered to Parent true, correct and complete copies of each of the following documents, as amended, modified or supplemented to the date of this Agreement,
(i) the Plan of Reorganization, and (ii) the order entered by the Bankruptcy Court pursuant to 11 U.S.C. sec. 1129 confirming the Plan of Reorganization.

     Section 3.13. Taxes. The Company has duly and timely filed or caused to be filed, or will duly and timely file or cause to be filed, all income Tax Returns (as hereinafter defined) and all other material Tax Returns required to be filed at or before the Effective Time, taking into account any extension for time to file granted to or obtained on behalf of the Company, except where the failure to file any such Tax Return would not have a Company Material Adverse Effect. All such Tax Returns (including amendments) are, or will be when filed, complete and accurate in all respects, except where such incompleteness or inaccuracy would not have a Company Material Adverse Effect. The Company has paid (or there has been paid on its behalf), or has established, or, with respect to Taxes which are or will be due but not yet payable as of the Effective Time, will establish, reserves which are adequate for the payment of, all Taxes (as defined below) for all taxable periods (or portions thereof) ending on or before the Effective Time except where the failure to establish such reserves would not have a Company Material Adverse Effect. The Company is not delinquent in the payment of any Tax, except where such delinquency would not have a Company Material Adverse Effect. No deficiencies for any Tax have been proposed, asserted or assessed (tentatively or definitely), in each case by any taxing authority, against the Company, except where such deficiency would not have a Company Material Adverse Effect. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax. No employee benefit plan for which the Company files, or is required to file, an IRS Form 5500 is currently under employee plan examination by the Internal Revenue Service ("IRS"). The Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation all income, gross receipts, excise, property (including any escheat or other obligation arising under laws governing unclaimed or abandoned property), sales, use, transfer, license, payroll, withholding, employment, unemployment compensation, environmental, severance, occupation, premium, windfall profit, intangible tax, franchise or other taxes imposed by the United States or any state, local or foreign taxing authority, including any interest, penalties or additions thereto, and "Tax Returns" shall mean all returns, reports, schedules and other information filed or required to be filed with any taxing authority with respect to Taxes.

     Section 3.14. Employee Benefit Plans. (a) Executive Compensation Arrangements. (i) The Company does not have any obligation to any individual under any employment contract except for the Company's obligation under an employment contract with Michael L. Fulbright, a current and accurate copy of which employment agreement has been furnished to Parent.

     (ii) No grants or awards have been made under the Omnibus Plan except for incentive stock option grants made pursuant to the terms of such plan to purchase 377,000 shares of the Company's Common Stock, and there are no other outstanding options to purchase shares of Company Common Stock except for the option granted to M.L. Fulbright to purchase 200,000 shares and the options described in Section 3.14(a)(iii).

     (iii) No stock option grants have been made under the Directors Plan other than non-incentive stock option grants to purchase 120,000 shares of the Company's Common Stock.

     (iv) There are no more than 78 participants in The Bibb Company Executive Deferred Compensation Plan, and the Company Financial Statements accurately set forth the Company's obligations to such participants under the terms of such plan as revised on May 12, 1998.

     (v) There are four executives who are eligible for benefits under The Bibb Company Severance and Change in Control Policies for Executive Officers, Michael
L. Fulbright, Charles R. Tutterow, R. A. Batsel and L. C. Brown, a current and accurate copy of such policies have been furnished to Parent, the total aggregate benefits payable under such policies to such individuals is no more than $1,798,750 (before taking into account any tax gross up payments) and the Company does not have any obligation to any individuals to pay any excise taxes which such individuals might incur under section 4999 of the Code except for these four individuals.

     (vi) There are fifteen individuals eligible for benefits under The Bibb Company Severance Policy for Key Management, the aggregate benefits payable under such policy to such individuals is no more than $1,175,790 and a current and accurate copy of such plan have been furnished to Parent.

     (vii) The Company does not have any contractual obligation to pay, or make available, any benefits to, or on behalf of, any individual to whom options have been granted under the Omnibus Plan or the Director Plan or who is covered by The Bibb Company Executive Deferred Compensation Plan, The Bibb Company Severance Policy for Key Management or The Bibb Company Severance and Change in Control Policies for Executive Officers other than (A) the benefits called for under such plans or policies, (B) the compensation and benefits for Michael L. Fulbright called for in his employment contract and
(C) the plans or policies which cover substantially all employees of the Company or substantially all exempt or non-exempt employees of the Company.

     (b) Broad Based Employee Benefit Plans. (i) There are three plans or policies through which the Company provides deferred compensation benefits to any individuals, The Bibb Company Executive Deferred Compensation Plan, The Bibb Company Pension Plan and The Bibb Company 401(k) and Retirement Savings Plan, current and accurate copies of which have been furnished to Parent.

     (ii) The only plans or policies through which the Company provides benefits described in Section 3(1) of ERISA are The Bibb Company Medical and Dental Plan, Short-Term Disability Plan, Long-Term Disability Plan, Group Life Insurance Plan, Pre-Tax Premium Plan and Post-Retirement Medical Benefits Plan, current and accurate copies of which have been furnished to Parent.

     (iii) The Company has not failed to satisfy any reporting and disclosure requirements under ERISA or the Code which would result in a Company Material Adverse Effect.

     (iv) The Company does not have any liability for any transaction with an employee benefit plan which would constitute a prohibited transaction under ERISA or the Code or a breach of fiduciary duty under ERISA which would result in a Company Material Adverse Effect, and the Company does not have any obligation to indemnify any person for any liability for any such transaction other than through an agreement dated August 9, and August 13, 1997 with Frank
X. Sheehan, an accurate copy of which has been furnished to Parent, and standard by-law and officer and director indemnification provisions and policies, none of which could have a Company Material Adverse Effect.

     (v) The liabilities of The Bibb Company Pension Plan on a termination basis did not exceed the assets of such plan as of December 31, 1997 by more than $8.7 million.

     (vi) The assets of each employee benefit plan which are required under ERISA to be held in trust in fact are held in trust in accordance with such requirement, and no claims have been made or threatened with respect to the investment of such assets which would have a Company Material Adverse Effect.

     (vii) No employees of the Company are employed subject to a collective bargaining agreement, and the Company does not have any obligation to make any contributions or other payments to a multiemployer plan (as defined in ERISA section 4001(a)(3)).

     Section 3.15. Material Contracts. Except for those contracts listed in the Company Disclosure Letter (except as otherwise set forth herein, true and complete copies of which contracts have been made available to Parent) (collectively, the "Material Contracts"), the Company is not a party to any: (i) contracts with any current officer, director or employee of the Company; (ii) contracts for the sale of any of the assets of the Company other than contracts entered into for the sale of inventory in the ordinary course of business; (iii) contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (iv) indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money, in any case related to borrowings of over $1,000,000; (v) any lease relating to personal property which involves annual lease payments greater than $120,000; (vi) any lease, sublease or other agreement under which the Company uses or occupies or has the right to use or occupy, any real property or facility, which involves annual lease payments greater than $120,000; (vii) any license agreement which involves annual payments in excess of $120,000; (viii) any computer services or software agreement which involves annual payments in excess of $120,000 or which is otherwise material to the Company; (ix) any agreement or commitment with respect to the purchase of raw materials or supplies in excess of $1,000,000 which cannot be performed within nine months or any other agreement or commitment involving payments or obligations in an amount exceeding $500,000. The Company has discussed with Parent the Company's purchase orders for raw materials (including cotton and polyester), supplies, expense items, and equipment, and the purchase orders from the Company's customers as well as the Company's acknowledgments of those orders, certain of which purchase orders or acknowledgments have been made available to Parent. All of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Company is not in default in any material respect under any Material Contract nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder, which in any case would have a Company Material Adverse Effect.

     Section 3.16. Labor Matters. There are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company which, if resolved against the Company would, individually or in the aggregate, have a Company Material Adverse Effect, or (B) complaints, charges or claims against the Company pending, or threatened in writing to be brought or filed, with any governmental entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company which, if resolved against the Company would, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.17. Brokers and Finders. Except for Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan"), whose fee (which has been previously disclosed to Parent) the Company shall be solely responsible for, no financial adviser, broker, agent or finder has been retained by the Company in connection with this Agreement or any transaction contemplated hereby and no such financial adviser, broker, agent or finder is entitled to any fee or other compensation on account of this Agreement or any transaction contemplated hereby.

     Section 3.18. DGCL Section 203. The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated hereby and has approved the Merger and such approval renders the restrictions on "business combinations" set forth in Section 203 of the DGCL inapplicable to Parent, this Agreement, the Merger and the transactions contemplated hereby.

     Section 3.19. Voting Requirement. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and the transactions contemplated by this Agreement under any applicable law, rule or regulation or pursuant to the requirements of the Company's Restated Certificate of Incorporation and By-laws.

     Section 3.20. Fairness Opinion. The Company has received the opinion of Houlihan, financial advisor to the Company, dated the date hereof, to the effect that the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock.

     Section 3.21. Rights Agreement Matters. The Company's Board of Directors has approved and the Company has entered into an amendment to the Company's Rights Agreement so that (i) the approval, execution or delivery of this Agreement, or the public announcement or consummation of the transactions contemplated hereby and the other matters provided for herein will not result in
(A) Parent or any of its respective Affiliates or Associates or its permitted assignees or transferees being an Acquiring Person, (B) the occurrence of a Distribution Date, a Share Acquisition Date, a Flip-In Event or a Flip-Over Event or (C) the Rights becoming exercisable (the terms "Acquiring Person," "Affiliates," "Associates," "Distribution Date," "Share Acquisition Date," "Flip-In Event," and "Flip-Over Event" having the respective meanings ascribed thereto in the Company Rights Agreement). A true, correct and complete copy of the Company Rights Agreement (including all amendments thereto) is included in the Prior Company SEC Filings.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     With such exceptions as are set forth in a letter (the "Parent Disclosure Letter") delivered by Parent to the Company prior to the date of this Agreement specifically referring to one or more of the Sections in this Article IV, Parent hereby represents and warrants to the Company:

     Section 4.1. Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent is qualified to transact business, and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Parent (a "Parent Material Adverse Effect"). Parent has made available to the Company accurate and complete copies of its Restated Articles of Incorporation and Bylaws, as currently in effect.

     Section 4.2. Authorization. Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the adoption of this Agreement by the holders of Parent Common Stock, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations under this Agreement, and the consummation of the Merger and the other transactions provided for by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent, subject to the requisite approval of the adoption of this Agreement by the holders of Parent Common Stock. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding agreement of Parent, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, permit the acceleration of any obligation under, or give rise to any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on, any property or asset of Parent or of any Parent Subsidiary (as hereinafter defined) pursuant to, (i) any term or provision of the Restated Articles of Incorporation or Bylaws of Parent or the Parent Subsidiaries, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound or affected ("Parent Contract"), (iii) any judgment, decree or order of any court of governmental authority or agency to which Parent or any of the Parent Subsidiaries is a party or by which Parent or the Parent Subsidiaries or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Parent or the Parent Subsidiaries, that would, individually or in the aggregate, in the case of subsections (ii) through (iv) above, have a Parent Material Adverse Effect. Except for compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act, applicable state securities laws and the filing of the Georgia Certificate of Merger as required by the GBCC and the Delaware Certificate of Merger as required by the DGCL and filings with and approval of the NYSE, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Parent or the Parent Subsidiaries is required in connection with the execution, delivery or performance of this Agreement by Parent or the consummation of the transactions contemplated by this Agreement by Parent, the failure to obtain which would, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.4. Capitalization. The authorized capital stock of Parent consists of (i) 175,000,000 shares of Parent Common Stock, (ii) 35,000,000 shares of Class B Common Stock, $.01 par value per share ("Class B Stock"),
(iii) 5,000,000 shares of Class C Common Stock, $.01 par value per share ("Class C Stock") and (iv) 50,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). As of the date hereof: (i) 16,769,402 shares of Parent Common Stock were issued and outstanding, (ii) 2,062,070 shares of Class B Stock were issued and outstanding, (iii) no shares of Class C Stock were issued and outstanding, (iv) no shares of Preferred Stock were issued and outstanding and (v) 2,508,400 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options under the Parent stock option plans. Each share of the Parent Common Stock and Class B Stock outstanding as of the date of this Agreement is duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. There are no outstanding securities or other instruments convertible into or exchangeable for shares of capital stock of Parent. There are no outstanding obligations, options or rights to acquire shares of the Parent's capital stock or any securities or other instruments convertible into or exchangeable for shares of Parent's capital stock.

     Section 4.5. Parent's Subsidiaries. The Parent Disclosure Letter sets forth a true and complete list of all corporations, partnerships and other entities in which Parent owns or controls, directly or indirectly, at least 50% of the outstanding equity securities (such corporations, partnerships and other entities being hereinafter referred to as the "Parent Subsidiaries"), the jurisdiction in which each of the Parent Subsidiaries is incorporated or organized, and all shares of capital stock or other ownership interests authorized, issued and outstanding of each of the Parent Subsidiaries.

     Section 4.6. Financial Statements; SEC Filings. The consolidated balance sheets of Parent and the Parent Subsidiaries as of January 3, 1998 and December 28, 1996 and the related consolidated statements of income, shareholders' equity, and consolidated cash flows for each of the three fiscal years ended January 3, 1998, December 28, 1996 and December 30, 1995, incorporated by reference in the Annual Report on Form 10-K of Parent for the fiscal year ended January 3, 1998, as filed with the Commission present fairly, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of Parent and the Parent Subsidiaries for the periods respectively then ended in conformity with generally accepted accounting principles; and (ii) the unaudited condensed consolidated balance sheet of the Company as of April 4, 1998, and the related unaudited condensed consolidated statements of income, shareholders' equity and cash flows for the three-month period then ended included in the Quarterly Report on Form 10-Q for the quarterly period ending April 4, 1998, as filed with the Commission have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X, and accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of Parent, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the Company's financial position as of April 4, 1998 and the results of its operations and its cash flows for the three month periods ended April 4, 1998 and March 29, 1997, have been included, and certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Commission's rules and regulations (collectively, the "Parent Financial Statements"). The Parent Financial Statements referred to in this Agreement shall be deemed to include any notes and schedules to such financial statements.

     Section 4.7. SEC Reports. Since January 3, 1998, each of Parent and the Parent Subsidiaries has filed, and prior to the Effective Time the Company will file, with the Commission all forms, reports and documents required to be filed by it pursuant to the Securities Act and the Exchange Act (the "Parent SEC Filings"), each of which, as of its respective filing date, complied or will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Parent SEC Filings as of the respective dates on which they were filed with the Commission contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.8. Absence of Changes. Except as disclosed in the Parent SEC Filings filed and publicly available prior to the date hereof (the "Prior Parent SEC Filings") or the Parent Financial Statements, and except as specifically contemplated by this Agreement, since January 3, 1998, Parent and the Parent Subsidiaries have conducted their respective businesses in the ordinary course and there has not been: (a) any change that would, individually or in the aggregate, have a Parent Material Adverse Effect; except for market and economic conditions affecting the textile industry in general; (b) any condition, event or occurrence which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect, except for market and economic conditions affecting the textile industry in general; (c) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Parent or the Parent Subsidiaries which would, individually or in the aggregate, have a Parent Material Adverse Effect; (d) any change in the method of accounting or accounting practice of Parent and the Parent Subsidiaries on a consolidated basis, other than changes required by generally accepted accounting principles;
(e) any revaluation by Parent of any of its material assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business; (f) any direct or indirect redemption, purchase or other acquisition of any shares of Parent Common Stock or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Parent Common Stock; (g) any issuance, sale or other disposition of (1) shares of capital stock of Parent or of any Parent Subsidiaries or (2) securities convertible into or exchangeable for, or otherwise evidencing a right to acquire, shares of capital stock of Parent or of the Parent Subsidiaries, other than shares issuable under options that have been granted, but unexercised as of the date hereof; or (h) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or key employees of Parent or the Parent Subsidiaries, except for increases in base compensation in the ordinary course of business consistent with past practice, or contemplated in any existing employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or key employees.

     Section 4.9. Absence of Undisclosed Liabilities. There are no liabilities of Parent or any of the Parent Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent and the Parent Subsidiaries taken as a whole, other than (a) liabilities reflected in the Parent Financial Statements, (b) liabilities disclosed in the Prior Parent SEC Filings, (c) liabilities incurred on behalf of Parent in connection with this Agreement and the contemplated Merger, and (d) liabilities incurred in the ordinary course of business consistent with past practice since January 3, 1998, none of which would, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.10. Litigation. Except as disclosed in the Prior Parent SEC Filings or in the Parent Financial Statements, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries before any domestic or foreign court or governmental or regulatory authority or body which would, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries is subject to any outstanding order, writ, injunction or decree which would, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.11. Compliance with Laws. All Permits, including, without limitation, Permits required under Environmental Laws necessary for each of the Parent and the Parent Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Parent Material Adverse Effect. Except as disclosed in the Prior Parent SEC Filings, Parent and the Parent Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which individually or in the aggregate would not have a Parent Material Adverse Effect.

     Section 4.12. Taxes. Parent and the Parent Subsidiaries have duly and timely filed or caused to be filed, or will duly and timely file or cause to be filed, all income Tax Returns and all other material Tax Returns required to be filed at or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Parent and the Parent Subsidiaries, except where the failure to file any such Tax Return would not have a Parent Material Adverse Effect. All such Tax Returns (including amendments) are, or will be when filed, complete and accurate in all respects, except where such incompleteness or inaccuracy would not have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has paid (or there has been paid on its behalf), or has established, or, with respect to Taxes which are or will be due but not yet payable as of the Effective Time, will establish, reserves which are adequate for the payment of, all Taxes for all taxable periods (or portions thereof) ending on or before the Effective Time except where the failure to establish such reserves would not have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries is delinquent in the payment of any Tax, except where such delinquency would not have a Parent Material Adverse Effect. No deficiencies for any Tax have been proposed, asserted or assessed (tentatively or definitely), in each case by any taxing authority, against Parent or any of the Parent Subsidiaries, except where such deficiency would not have a Parent Material Adverse Effect. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax. No employee benefit plan for which Parent files, or is required to file, an IRS Form 5500 is currently under employee plan examination by the IRS. Neither Parent nor any representative of such benefit Plans has received verbal or written notification from the IRS of an impending employee plan examination.

     Section 4.13. Employee Benefit Plans. The Parent Disclosure Letter contains a written list of all stock option plans, stock purchase plans, phantom stock plans, and other incentive or bonus plans, policies or arrangements, and all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which are "qualified" under Section 401(a) of the Code and which cover current employees of Parent (collectively, the "Parent Plans").

     Section 4.14. Labor Matters. There are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Parent which, if resolved against Parent, as the case may be, would, individually or in the aggregate, have a Parent Material Adverse Effect, or (B) complaints, charges or claims against Parent pending, or threatened in writing to be brought or filed, with any governmental entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Parent which, if resolved against Parent would, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.15. Brokers and Finders. Except for Bowles, Hollowell, Conner & Co. ("Bowles, Hollowell") whose fees Parent shall be solely responsible for, no financial adviser, broker, agent or finder has been retained by Parent in connection with this Agreement or any transaction contemplated hereby and no such financial adviser, broker, agent or finder is entitled to any fee or other compensation on account of this Agreement or any transaction contemplated hereby.

     Section 4.16. Ownership of Company Common Stock. Immediately prior to entering into this Agreement and the Merger Agreement, neither Parent nor any of the Parent Subsidiaries owned directly or indirectly shares of Company Common Stock.

     Section 4.17. Fairness Opinion. Parent has received the opinion of Bowles, Hollowell financial advisor to Parent, dated the date hereof, to the effect that the terms of the Merger are fair from a financial point of view to the holders of shares of Parent Common Stock.

     Section 4.18. Funds. Parent, at the Effective Time, will have the funds necessary to consummate the Merger.

     Section 4.19. Inconsistencies in Company Representations. Parent has no knowledge of any fact which would (i) cause any of the representations or warranties of the Company contained in Article III to be untrue or incorrect in any material respect or (ii) make it impossible for the Company to comply in all material respects with the Company's covenants contained in Article V.

                                   ARTICLE V

                      COVENANTS OF PARENT AND THE COMPANY

     Section 5.1. Joint Proxy Statement; Registration Statement. (a) Promptly after the execution of this Agreement, the Company and Parent shall use all reasonable efforts to prepare and, as soon as is reasonably practicable, file with the Commission a Joint Proxy Statement (as hereinafter defined), with respect to the Company Stockholder Meeting and the Parent Shareholder Meeting (as such terms are defined in Section 5.4), and Parent shall file a registration statement on Form S-4 (or such other appropriate form as Parent may select) under the Securities Act for the purpose of registering the Parent Common Stock issuable pursuant to Article II hereof (the "Registration Statement"), which shall contain the Joint Proxy Statement. As used herein, the term "Registration Statement" shall mean such registration statement at the time it becomes effective and all amendments thereto duly filed. The term "Joint Proxy Statement" shall mean such Joint Proxy Statement at the time it initially is mailed to the stockholders of the Company and the shareholders of Parent and all amendments or supplements thereto, if any, similarly filed and mailed. The parties shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing and, as promptly as practicable after the Registration Statement is declared effective, shall mail the Joint Proxy Statement and Prospectus that is a part of the Registration Statement (the "Prospectus") to the stockholders of the Company and the shareholders of Parent as of the respective record dates for the Company Stockholder Meeting and the Parent Shareholder Meeting. Parent and the Company shall also take such actions as reasonably may be required to be taken under applicable "blue sky" laws in connection with the issuance of the Parent Common Stock pursuant to the Merger. None of the information provided and to be provided by Parent and the Company, respectively, for use in the Joint Proxy Statement or the Registration Statement shall, on the date the Registration Statement is declared effective, on the date the Joint Proxy Statement and Prospectus are first mailed to the Company's stockholders and Parent's shareholders and on the date of the Company Stockholder Meeting and the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and the Company each agree to correct any information provided by it for use in the Registration Statement, the Joint Proxy Statement or the Prospectus which shall have become false or misleading in any material respect and shall take all steps necessary to cause the Registration Statement, the Joint Proxy Statement or the Prospectus as so corrected to be filed with the Commission and to be disseminated to the holders of Company Common Stock and Parent Common Stock, in each case as and to the extent required by applicable law. The Joint Proxy Statement, the Registration Statement and the Prospectus shall comply as to form in all material respects with all applicable requirements of the federal securities laws.

     (b) Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments of the Commission and of any request by the Commission for amendments or supplements to the Joint Proxy Statement or the Registration Statement and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the Commission or the members of its staff or any other governmental official, on the other hand, with respect to the Joint Proxy Statement or the Registration Statement. The Company and Parent each shall use all reasonable efforts to respond promptly to any comments made by the Commission or any other governmental official with respect to the Joint Proxy Statement or the Registration Statement.

     Section 5.2. HSR Act. Each party shall timely and promptly make all filings which are required under the HSR Act and Parent shall pay the filing fee. Each party will furnish to the other such necessary information and reasonable assistance as it may request in connection with its preparation of such filings. Each party will supply the other with copies of all correspondence, filings or communications (or memorandum setting forth the substance thereof) between such party or its representatives and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. In the event the government makes a second request for information, the parties agree to submit the required information promptly.

     Section 5.3. Access and Investigation. (a) Between the date of this Agreement and the Effective Time, upon reasonable notice, each party to this Agreement will provide each other party and its accountants, counsel and other authorized representatives reasonable access, during normal business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other party and any of such parties representatives all financial, technical and operating data and other information pertaining to its business, as may be reasonably requested. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other or its subsidiaries, and no party shall have access to information or documents subject to the attorney/client privilege to the extent that providing such access would, in the opinion of counsel to the Company or Parent, as the case may be, constitute a waiver of such privilege. No investigation pursuant to this Section
5.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (b) All information obtained by Parent and the Company pursuant to this
Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated February 17, 1998 between Parent and the Company (the "Confidentiality Agreement").

     Section 5.4. Stockholder Meetings. (a) The Company shall take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of obtaining stockholder approval of this Agreement and the transactions contemplated hereby. The Joint Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the stockholders of the Company vote to adopt the Merger Agreement, and the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of such approval and adoption.

     (b) Parent shall take all action necessary in accordance with applicable law and its Restated Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Parent Shareholder Meeting") for the purpose of obtaining shareholder approval of this Agreement and the transactions contemplated hereby. The Joint Proxy Statement shall contain the recommendation of the Board of Directors of Parent that the shareholders of Parent vote to adopt the Merger Agreement, and Parent shall use its reasonable best efforts to solicit from shareholders of Parent proxies in favor of such approval and adoption.

     Section 5.5. No Solicitation. The Company and its officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with or involving the Company. At any time prior to consummation of the Merger, the Company may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agent after the date hereof, pursuant to appropriate confidentiality agreements containing terms and conditions (including standstill provisions) that are no less favorable than the terms and conditions contained in the Confidentiality Agreement, and may participate in discussions and negotiate with such person concerning any merger, sale of material portion of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or division of the Company (an "Acquisition Proposal"), in each case (whether furnishing information and access or participating in discussions and negotiations) only if such person has submitted a written proposal to the Board of Directors of the Company relating to any such transaction and the Board by a majority vote determines in good faith, based upon the advice of outside counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Board shall provide a copy of any such written proposal to Parent immediately after receipt thereof, shall notify Parent immediately if any Acquisition Proposal (oral or written) is made and shall, in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any Acquisition Proposal and shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. Except as set forth in this Section 5.5, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any affiliate or associate of Parent or any designees of Parent) concerning any Acquisition Proposal or division of the Company; provided, however, that nothing herein shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Board by majority vote shall have determined in good faith, based upon the advice of outside counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board by majority vote shall have determined in good faith, based upon the advice of outside counsel, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors under applicable law.

     Section 5.6. Conduct of Business. (a) From the date of this Agreement to the Effective Time, the Company will, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise specifically permitted hereunder or disclosed in the Company Disclosure Letter, or consented to in writing by the Parent:

          (i) Carry on its businesses in the ordinary course in substantially the same manner as previously conducted;

          (ii) Neither change nor amend its certificate of incorporation or bylaws or other constituent documents;

          (iii) Other than pursuant to the exercise of stock options granted under the Company Stock Option Plans and outstanding on the date hereof and set forth in the Company Disclosure Letter, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of, the capital stock of the Company or rights or obligations convertible into or exchangeable for any shares of capital stock of the Company;

          (iv) Use their reasonable best efforts to preserve intact the corporate existence, goodwill and business organization of the Company;

          (v) Not declare, set aside or pay any dividend or other distribution or payment (whether in cash, stock or property) in respect of shares of its capital stock or other equity securities of the Company owned by any person;

          (vi) Not (A) merge or consolidate with any other person, (B) acquire any real property, plant or equipment, (C) make any investment in any corporation, partnership, joint venture or other entity, (D) form any subsidiary or (E) make any capital expenditures over $100,000 individually, or $500,000 in the aggregate, except in conformity with the Company's existing budget, capital improvements plan or property disposition plan (each of which is attached to the Company Disclosure Letter) (the "Capital Plans");

          (vii) Other than as contemplated by the Capital Plans, not (A) sell any assets, other than finished goods sold in the ordinary course of business, or (B) create or assume any mortgage, lien, pledge, security interest, charge, claim or encumbrance of any nature on any asset other than in the ordinary course consistent with past practices;

          (viii) Not split, combine or reclassify, or take any other similar action with respect to, any capital stock of the Company, or repurchase, redeem or otherwise acquire an amount of shares of capital stock of, or other ownership interests in, the Company;

          (ix) Not incur or assume any indebtedness from any third party for borrowed money or guarantee any such indebtedness other than pursuant to the Loan and Security Agreement, dated September 12,

     1996, by and among Congress Financial Corporation, the lenders party thereto and the Company (the "Credit Agreement") and other than in accordance with the Capital Plans;

          (x) Not (A) grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any employee of the Company, (B) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (C) increase benefits payable under or add any additional individuals to any existing severance or termination pay policies or employment agreements, or (D) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company, other than, in the case of cash compensation, in the ordinary course of business consistent with past practice and except for employment of nonmanagerial personnel under existing Company plans or policies in the ordinary course of business;

          (xi) Not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company, or any plan of division or share exchange involving the Company;

          (xii) Not change any method of accounting or any accounting principle or practice used by the Company, except for any such change required by reason of a change in GAAP or Regulation S-X;

          (xiii) Not establish any new plan, policy, program or arrangement or amend or modify any existing plan, policy or arrangement providing benefits or payments of any kind with respect to any employee or former employee of the Company, or amend any Company Plan, except for employment of nonmanagerial personnel under existing Company plans or policies in the ordinary course of business;

          (xiv) Not take any action that would make any representation or warranty of the Company contained herein to be inaccurate in any material respect at or as of any time prior to the Effective Time;

          (xv) Not enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business;

          (xvi) Other than as contemplated by the Capital Plans, not enter into any contract that would be a Material Contract under Section 3.15 or amend any existing Material Contract; or

          (xvii) Not commit or agree to do any of the foregoing.

     (b) Without limiting the generality of the foregoing, the Company will (i) conduct business in accordance with the Company's customary practices with respect to the receipt of goods, and the sale and promotion of goods to insure proper aging and other customary inventory management practices; (ii) use commercially reasonable efforts to make capital expenditures in respect of the facilities of the Company in accordance with the Capital Plans; (iii) use its commercially reasonable efforts to preserve and maintain its existing relationships with suppliers, customers, licensors and employees and others having business with the Company; and (iv) cause all purchases of and purchase orders for merchandise to be documented in accordance with the Company's past practices.

     Section 5.7. Consents. At Parent's request, the Company shall cooperate fully to obtain all consents and approvals required in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the Merger or the other transactions contemplated by this Agreement; provided that the obligations of Parent to consummate the Merger shall not be conditioned on such consents and approvals having been obtained.

     Section 5.8. Filings. Parent and the Company shall, as promptly as practicable, make any required filings, and Parent and the Company shall promptly make any other required submissions, under any law, statute, order, rule or regulation with respect to the Merger and shall cooperate with each other with respect to the foregoing.

     Section 5.9. Best Efforts; Further Assurances. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable (i) to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement (including, without limitation, applicable laws and regulations, including the HSR Act, the DGCL and the GBCC), or (ii) to remove any judgments, injunctions, orders, decrees or other impediments or delays, legal or otherwise, to consummate the Merger and the other transactions contemplated by this Agreement. From the date of this Agreement to the Effective Time, Parent will use its reasonable best efforts to assist the Company to preserve intact the goodwill and business of the Company and to preserve the Company's relationships with its suppliers, customers, licensors and employees; provided, however, that the foregoing shall not prevent Parent from selling its goods in the ordinary course of business.

     (b) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent designated by Parent shall take, or cause to be taken, all such necessary action.

     (c) The Surviving Corporation shall execute and deliver instruments of assumption to the holders of any debt obligations of, and the lessors of any real property to, the Company, which debt obligations or leases expressly require such assumption in order for the Merger to comply with the debt instrument or lease.

     Section 5.10. Publicity. The initial press release(s) with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor the Parent Subsidiaries shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consent of the other party, except as required by law, or by any listing agreement with a national securities exchange.

     Section 5.11. Notification of Certain Matters. Each of the Company and Parent will endeavor to give prompt notice to each other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, promptly upon becoming aware of such event, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.12. Indemnification and Insurance. (a) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Articles of Incorporation and Bylaws of Parent on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

     (b) From and after the Effective Time, Parent shall indemnify, defend and hold harmless the present and former officers and directors of the Company (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Parent (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent a corporation is permitted under the GBCC to indemnify its own directors and officers and Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if it shall ultimately be determined in a final adjudication from which there is no right to appeal that the Indemnified Party is not entitled to indemnification under this Section 5.12.

     (c) Any Indemnified Party wishing to claim indemnification under this
Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (d) The Parent shall cause to be maintained in effect for three years following the Closing Date the current policies of directors' and officers' liability insurance currently maintained by the Company, at no greater than 100% of the annual premiums for such coverage as of the date hereof, provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous (including, without limitation, coverage under Parent's existing policies of directors' and officers' liability insurance). In the event that the premiums for the continued coverage exceed 100% of the premiums for the coverage as of the date hereof (the "100% Amount"), Parent shall either substitute coverage meeting the requirements of the provision in the preceding sentence or continue the existing insurance but reduce the maximum amount of coverage to that available for premiums equal to the 100% Amount.

     (e) This Section 5.12 shall survive the Closing and is intended to benefit the Company and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.12 against the Surviving Corporation) and shall be binding on all successors and assigns of the Surviving Corporation.

     Section 5.13. Parent Common Stock. To the extent necessary under applicable rules and regulations of the NYSE, Parent shall prepare and submit to the NYSE a listing application covering the Parent Common Stock issuable in connection with the Merger and shall obtain, prior to the Effective Time, approval for the listing of such shares upon official notice of issuance.

     Section 5.14. Employee Benefits. (a) Parent shall treat employment with the Company the same as employment with Parent for the Company employees exclusively for purposes of (i) satisfying any service requirement with respect to participation in a Parent Plan or with respect to any exclusion for a pre-existing medical condition,(ii) determining time off for vacation and (iii) if a Parent Plan is a pension plan (as defined in ERISA Section 3(2)), earning a nonforfeitable benefit under such plan, except to the extent such treatment in full would result in an increase or duplication of benefits, in which event such treatment shall be granted only up to the point of such increase or duplication. Parent agrees to provide the Company employees with benefits that Parent reasonably believes, taken as a whole, to be customary in the industry.

     (b) The parties hereto acknowledge that nothing herein shall be deemed to be a commitment on the part of Parent or the Surviving Corporation to provide employment to any person for any period of time and, except as otherwise provided in this Section 5.14, nothing herein shall be deemed to prevent Parent or the Surviving Corporation from amending or terminating any Company plan expressly identified in Section 3.14 in accordance with its terms; provided, however, that no such amendment or termination shall have any retroactive effect unless a retroactive effect is required to satisfy any requirement of applicable law.

     Section 5.15. Affiliate Letters. The Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted to a vote of the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in such letter to deliver to Parent on or prior to the Effective Time a written statement, in form satisfactory to Parent, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Parent Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent shall be entitled to place legends on any certificates of Parent Common Stock issued to such affiliates to restrict transfer of such shares as set forth above.

     Section 5.16. Rights Plan Amendment/Redemption. The Company covenants and agrees that it will not amend the Rights Agreement, except as expressly contemplated by this Agreement. The Company will redeem all outstanding Rights at a redemption price of $.01 per Right immediately prior to the consummation of the Merger; the Rights Agreement permits and will permit such redemption.

     Section 5.17. Resale Registration. Parent covenants and agrees that promptly following the Closing Date, Parent shall file a registration statement (a "Shelf Registration Statement") with the Commission that covers all of the Registrable Stock (as hereinafter defined) to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act; provided, that Parent's obligations under this Section 5.17 to register a shareholder's Registrable Stock shall be subject to (i) such holder providing information requested by Parent and required by the rules and regulations of the Commission to be included in a registration statement, (ii) such holder agreeing to customary "black out" periods during which such holder will not sell Registrable Stock under the Shelf Registration Statement when it has been notified that Parent is in possession of material non-public information that is not reflected in the Shelf Registration Statement and (iii) such holder agreeing to pay its pro rata share of the Commission's filing fee for the Shelf Registration Statement. "Registrable Stock" shall mean the shares of Parent Common Stock received by the Holders (as hereinafter defined) pursuant to the Merger; provided, further, that Parent shall be permitted to include shares of Parent Common Stock held by existing shareholders on the Shelf Registration Statement. The Holders shall mean those stockholders of Bibb which, as of the date of this Agreement, beneficially own ten percent or more of the Company Common Stock. If Parent at any time proposes to register any of the Registrable Stock under the Securities Act for sale to the public for its own account or the account of other shareholders (a "Piggyback Registration"), Parent will promptly give written notice to all Holders of its intention to effect such registration and will include the Registrable Stock in such registration; provided, however, that if the Piggyback Registration is an underwritten registration, and the managing underwriters advise Parent that the aggregate number of shares to be included in such registration exceeds the amount that can be sold without adversely effecting the proposed distribution, Parent may limit the number of shares included in such registration, and existing holders of registration rights with respect to Parent Common Stock will have priority over the Holders with respect to the number of shares to be included in the Piggyback Registration. Parent's obligations under this Section 5.17 shall terminate as of the second anniversary of the Closing Date. Parent further covenants and agrees that it will not grant "piggyback" registration rights after the date hereof and prior to the second anniversary of the Closing Date unless such rights are expressly subject and subordinated to the rights of registration of the Holders granted pursuant to this Section 5.17.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Company Stockholder Approval. This Agreement shall have been adopted at the meeting of the Company stockholders duly called and held in accordance with the DGCL by the holders of a majority of the outstanding shares of the Company's Common Stock having the right to vote on such matters.

          (b) Parent Shareholder Approval. This Agreement shall have been adopted at the meeting of Parent shareholders duly called and held in accordance with the Restated Articles of Incorporation of Parent and the GBCC by the holders of two-thirds of all votes entitled to be cast on such matters by all shares entitled to vote on such matters.

          (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (d) Injunction. At the Effective Time there shall be no law or effective injunction, writ or preliminary temporary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as provided in this Agreement; provided, however, that the party invoking this condition shall have complied with its obligations under Section 5.9.

          (e) Registration Statement. The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Commission. All applicable state securities laws shall have been complied with in connection with the issuance of Parent Common Stock to be issued pursuant to the Merger, and no stop order suspending the effectiveness of any qualification or registration of such Parent Common Stock under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

          (f) NYSE Listing. Parent Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE, subject only to official notice of issuance by Parent.

     Section 6.2. Conditions to Obligations of Parent. The obligation of Parent to consummate the Merger is further subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

          (a) Performance of Obligations by the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of the Company set forth in Article III of this Agreement (except for the representations and warranties contained in Sections 3.8(a), 3.8(b) and 3.15), which representations and warranties shall be deemed for purposes of this Section 6.2(b) not to include any qualification or limitation with respect to materiality (whether by reference to "Company Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had or would not have a Company Material Adverse Effect, with the same effect as though such representations and warranties were made as of the Closing Date. The representations and warranties contained in Sections 3.8(a), 3.8(b) and 3.15 shall be true and correct as of the date of this Agreement, except where the failure to be so true and correct would not have a Company Material Adverse Effect.

          (c) Certificates. The Company shall have furnished Parent with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and (b).

          (d) Company Net Worth. The Company shall be in compliance with the "Tangible Net Worth" covenant contained in Section 9.14 of the Credit Agreement (as such Credit Agreement and covenant are in effect as of the date hereof) as of the month end immediately preceding the Closing Date and the Company shall have furnished Parent with a certificate of its chief financial officer as to such compliance.

          (e) Tax Opinion. Parent shall have received a written opinion of King & Spalding, dated on or about the date that is two business days prior to the date the Joint Proxy Statement is first mailed to Parent shareholders and reaffirmed as of the Closing Date, in form and substance reasonably satisfactory to Parent to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. In rendering such tax opinion, counsel may be entitled to rely upon customary representations of officers of Parent and the Company.

     Section 6.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

          (a) Performance of Obligations by Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

          (b) Representations and Warranties. The representations and warranties of Parent set forth in Article IV of this Agreement (except for the representations and warranties contained in Sections 4.8(a) and 4.8(b)), which representations and warranties shall be deemed for purposes of this Section 6.3(b) not to include any qualification or limitation with respect to materiality (whether by reference to "Parent Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had or would not have a Parent Material Adverse Effect, with the same effect as though such representations and warranties were made as of the Closing Date. The representations and warranties contained in Sections 4.8(a) and 4.8(b) shall be true and correct as of the date of this Agreement except where the failure to be so true and correct would not have a Parent Material Adverse Effect.

          (c) Certificates. Parent shall have furnished the Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a) and (b).

          (d) Tax Opinion. The Company shall have received a written opinion of Jones, Day, Reavis & Pogue, dated on or about the date that is two business days prior to the date the Joint Proxy Statement is first mailed to the Company stockholders and reaffirmed as of the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. In rendering such tax opinion, counsel may be entitled to rely upon customary representations of officers of the Company and Parent.

                                  ARTICLE VII

                                    CLOSING

     The consummation of the transactions contemplated by this Agreement is referred to as the "Closing". The "Closing Date" is the date on which the Closing occurs. The Closing shall occur as soon as possible following the Company Stockholder Meeting and the Parent Shareholder Meeting described in
Section 5.4 and in any event within three business days of the satisfaction or waiver of the conditions set forth in Article VI. The Closing shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other place as Parent and the Company may mutually agree.

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1. Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company and the shareholders of Parent:

          (a) By the mutual written consent of Parent and the Company;

          (b) By Parent or the Company if, without any material breach by such terminating party of its obligations under this Agreement, the Effective Time shall not have occurred (i) on or before October 15, 1998 or (ii) on or before November 30, 1998 if on or prior to (A) July 10, 1998 each of Parent and Company has filed any notification report form required by it to be filed under the HSR Act, (B) on or prior to July 10, 1998 Parent has filed with the Commission the Registration Statement and (C) the delay in the Effective Time past October 15, 1998, is the result of review by the Commission or the United States Department of Justice or the Federal Trade Commission of documents filed with them by Parent or the Company or any of their representatives;

          (c) By Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued a final order, injunction, decree, judgment or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, injunction, decree, judgment, ruling or other action is or shall become final and nonappealable; provided, however, that the party invoking this right of termination shall have complied with its obligations under Section 5.9;

          (d) By Parent or the Company, if the Company Stockholder Meeting or the Parent Shareholder Meeting shall have been held and this Agreement shall not have been approved and adopted by the affirmative vote of the requisite number of stockholders of Company or shareholders of Parent;

          (e) By the Company, if it shall have received an Acquisition Proposal and shall have advised Parent in writing that Company's Board of Directors, after consultation with and based upon the advice of independent legal counsel, determined in good faith that failure to accept such Acquisition Proposal would result in a breach by the Board of Directors of the Company of its fiduciary duties under applicable law; provided, however, that this Agreement shall not be terminated pursuant to this Section 8.1(e) unless simultaneously with the termination the Company shall have made the payment to Parent of the Fee (as hereinafter defined) required to be paid pursuant to Section 8.3(a).

          (f) By Parent, if the Board of Directors of the Company shall have (1) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, (2) approved, endorsed or recommended to its stockholders an Acquisition Proposal or (3) resolved to do any of the foregoing.

     Section 8.2. Effect of Termination. In the event of the termination of this Agreement as provided herein, this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent or the Company, or any of their respective officers, directors, employees, agents or stockholders, except under Sections 5.3, 8.3 and this Section, all of which shall survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof. The payment of any damages for any such willful breach shall be credited against the payment of any fee pursuant to Section 8.3

     Section 8.3.  Fees and Expenses.  (a) If:

          (i) this Agreement is terminated by Parent pursuant to Section 8.1(b) and (A) the Company shall have failed to comply in any material respect with any of the material covenants and agreements contained in this Agreement, or (B) there shall have been a wilful breach by the Company of a representation or warranty of the Company contained in this Agreement as of the date when made (or in the case of any representations and warranties that are made as of a different date, as of such different date) and within 6 months after such termination the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs that contemplates or includes a direct or indirect consideration (or implicit valuation) for shares of Company Common Stock in excess of the per share Merger Consideration;

          (ii) this Agreement is terminated pursuant to Section 8.1(d) because this Agreement shall not have been approved and adopted by the affirmative vote of the requisite number of stockholders of the Company and at on or prior to the time of the Company Stockholder Meeting an Acquisition Proposal shall have been publicly disclosed, publicly proposed or publicly communicated to the Company; or

          (iii) this Agreement is terminated pursuant to Section 8.1(e) or 8.1(f);

then the Company shall pay to Parent, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with any termination contemplated by Section 8.1(e) above, a fee, in cash, of $5.23 million (the "Fee"), provided, however, that the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination.

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or similar business combination by any person other than Parent or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20% or more of the book or fair market value of the consolidated assets of the Company; or (iii) the acquisition by a Third Party of 20% or more of the outstanding shares of Company Common Stock.

     (b) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1. Survival of Representations and Warranties. None of the representations and warranties included or provided for herein, or in any instrument of transfer or other document delivered pursuant hereto, shall survive the Effective Time. The covenants and agreements of each of the Company and Parent set forth in this Agreement and the exhibits to this Agreement shall survive the Closing and shall remain in full force and effect until performed or satisfied by the applicable party responsible for the same.

     Section 9.2. Notices. Each notice, communication and delivery under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by courier or sent by registered or certified mail, postage prepaid, or by facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; provided that a notice of change of address shall be effective only upon receipt thereof:

     If to Parent to:

         Dan River Inc.
         2291 Memorial Drive
         P.O. Box 261
         Danville, Virginia 24543
         Attention: General Counsel
         Fax No.: (804) 799-7276

     With a copy to:

         King & Spalding
         191 Peachtree Street
         Atlanta, Georgia 30303
         Attention: John J. Kelley III, Esq.
         Fax No.: (404) 572-5146

     If to the Company to:

         The Bibb Company
         100 Galleria Parkway, 17th Floor
         Atlanta, Georgia 30339
         Attention: Chairman
         Fax No.: (770) 644-7085

     With a copy to:

         Jones, Day, Reavis & Pogue
         3500 SunTrust Plaza
         303 Peachtree Street, N.E.
         Atlanta, Georgia 30308
         Attention: Lizanne Thomas, Esq.
         Fax No.: (404) 581-8915

     Section 9.3. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof. This Agreement may be amended before stockholder adoption of this Agreement with respect to any of the terms contained herein and, without further approval of such stockholders, may be amended after stockholder approval of the Merger and this Agreement with respect to any of the terms contained herein except as otherwise provided by law. No such amendment shall be effective unless in a writing signed by the parties hereto.

     Section 9.4. Entire Agreement. This Agreement, the Merger Agreement, and the Confidentiality Agreement and the documents contemplated hereby and thereby constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and except as provided in Sections 5.3 and
5.12 with respect to the obligations of the Company or Parent thereunder, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without regard to the principles of conflict of laws thereof).

     Section 9.7. Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 28, 1998.

     Section 9.8. Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Certain information set forth in the Company Disclosure Letter and the Parent Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company or Parent in this Agreement.

     Section 9.9. Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of their rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     Section 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 9.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Georgia or in any Georgia state court, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Georgia or any Georgia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Georgia, and (iv) consents to service being made through the notice procedures set forth in Section 9.2.

     Section 9.12. Company and Parent Knowledge. As used in this Agreement, the terms "the best knowledge of the Company", "known to the Company" or words of similar import used herein with respect to the Company shall mean the actual knowledge of any Company Executive, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Company Executives" shall consist of Michael L. Fulbright, Charles R. Tutterow, Guy Bivens and L.C. Brown. As used in this Agreement, the terms "the best knowledge of Parent", "known to Parent" or words of similar import used herein with respect to Parent shall mean the actual knowledge of any Parent Executive, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Parent Executives" shall consist of Joseph
L. Lanier, Jr., Barry F. Shea, Harry L. Goodrich, Richard L. Williams, Thomas L. Muscalino, Mike Beasley, John A. Gillan, Scott D. Batson, John Littleton and Gregory R. Boozer.

     IN WITNESS WHEREOF, this Agreement has been signed by the duly authorized officers of each of the parties hereto as of the day and year first written above.

                                          DAN RIVER INC.

                                          By:     /s/ J. L. LANIER, JR.
                                            ------------------------------------
                                            Name: J. L. Lanier, Jr.
                                            Title: Chairman

                                          THE BIBB COMPANY

                                          By:   /s/ MICHAEL L. FULBRIGHT
                                            ------------------------------------
                                            Name: Michael L. Fulbright
                                            Title: Chairman and Chief Executive
                                              Officer

                                                                         ANNEX B

                                 June 22, 1998

Board of Directors
Dan River Inc.
2291 Memorial Drive
Post Office Box 261
Danville, Virginia 24543

Dear Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Dan River Inc. ("Dan River") of the consideration to be paid in the proposed Transaction with The Bibb Company ("Bibb"). For purposes of this opinion, the "Transaction" means the proposed merger of Dan River and Bibb in which each outstanding share of common stock, par value $0.01, of Bibb ("Bibb Common Stock") will be converted into the right to receive, at the election of the holder thereof, 0.84615 shares of Dan River Class A common stock ("Dan River Common Stock") or cash in an amount equal to $16.50. The proposed terms of the Transaction are more fully set forth in the draft Agreement and Plan of Merger dated June 22, 1998 (the "Agreement").

     We have been requested by Dan River to render our opinion with respect to fairness, from a financial point of view, to Dan River of the consideration to be paid in the Transaction.

     In arriving at our opinion, we have, among other things:

          (i) reviewed the financial terms of the Transaction, as set forth in the draft dated June 22, 1998 of the Agreement;

          (ii) reviewed financial and other information that was publicly available or furnished to us by Bibb and Dan River, including information provided during discussions with their respective managements;

          (iii) reviewed certain financial forecasts and other data provided to us by the management of Bibb and Dan River relating to their respective businesses;

          (iv) conducted discussions with members of the management of Bibb and Dan River with respect to their respective businesses and prospects;

          (v) conducted discussions with members of the management of Dan River with respect to Bibb's business, prospects, and financial forecasts;

          (vi) conducted discussions with members of the management of Bibb and Dan River with respect to various strategic and operating benefits anticipated from the Transaction;

          (vii) reviewed the historical stock prices and trading history of the Bibb Common Stock and Dan River Common Stock and compared such price and trading history to that of publicly traded companies we deemed relevant;

          (viii) compared the financial position and operating results of Bibb and Dan River with those of publicly traded companies we deemed relevant;

          (ix) compared certain financial terms of the Transaction to certain financial terms of other business combinations we deemed relevant; and

          (x) conducted such other financial studies, analyses, and investigations as we deemed appropriate.

     In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. We have assumed that the strategic and operating benefits currently contemplated by the management of Dan River will result from the Transaction. With respect to Bibb's financial projections, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgment of Bibb's management as to the future financial performance of Bibb. With respect to Dan River's financial projections, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgment of Dan River's management as to the future financial performance of Dan River. We assume no responsibility for and express no view as to such forecasts or the assumptions upon which they are based. In

Board of Directors
Dan River Inc.
June 22, 1998
Page 2

arriving at our opinion, we have not conducted any physical inspection of the properties or facilities of Bibb or Dan River and have not made or obtained any evaluations or appraisals of the assets or liabilities of Bibb or Dan River.

     Further, our opinion is necessarily based on economic, market, financial, and other conditions and the information made available to us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Bibb Common Stock or the Dan River Common Stock will trade at any time.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement that we reviewed, without any waiver of any material terms or conditions. Our opinion does not address the relative merits of the Transaction and the other business strategies considered by Dan River's Board of Directors, nor does it address Dan River's Board of Directors' decision to proceed with the Transaction.

     Bowles Hollowell Conner & Co. is an investment banking firm that is involved on an ongoing basis in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, leveraged buyouts, and private placements of debt and equity securities. We have acted as financial advisor to Dan River in connection with the Transaction and will receive an advisory fee in conjunction with rendering this opinion. In addition, Dan River has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We would also note for you that Bowles Hollowell Conner & Co.'s ultimate parent entity is First Union Corporation. First Union National Bank, an affiliate of Bowles Hollowell Conner & Co. and also a subsidiary of First Union Corporation, provides various financial services to Dan River, including loan financing through participation in a syndicated loan facility headed by Fleet Capital Corporation.

     Our engagement and the opinion expressed herein are solely for the benefit of Dan River and are not on behalf of, and are not intended to confer rights or remedies upon, Bibb, any shareholders of Bibb or Dan River, or any other person.

     Based upon our analysis and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid to the shareholders of Bibb pursuant to the Transaction is fair to Dan River from a financial point of view.

                                          Sincerely,

                                          BOWLES HOLLOWELL CONNER & CO.

                                               /s/ WILLIAM A. MORRISSETT

                                          --------------------------------------
                                          William A. Morrissett

                                                                         ANNEX C

                     HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
                               INVESTMENT BANKERS

June 26, 1998

The Bibb Company
100 Galleria Parkway
17th Floor
Atlanta, GA 30339

Attention: Board of Directors

Gentlemen:

We understand that The Bibb Company (the "Company") is contemplating entering into an agreement and plan of merger (the "Agreement") with Dan River Inc. ("Parent") providing for, among other things, the merger of the Company with and into Parent (the "Merger"). As more specifically set forth in the Agreement, at the effective time of the Merger, holders of each share of issued and outstanding common stock, par value $.01 per share, of the Company will be entitled to receive (i) $16.50 in cash, or (ii) .84615 shares of class A common stock, par value $.01 of Parent, or a combination thereof, subject to pro-ration and adjustment as provided therein. Such transactions and all related transactions are referred to collectively herein as the "Transaction".

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the publicly available financial information of the Company and Parent for recent years and interim periods, including Annual Reports on Form 10-K of the Company and Parent for the three fiscal years ended January 3, 1998 and the Quarterly Report on 10-Q of each of the Company and Parent for the quarter ended April 4, 1998;

     2. reviewed a recent draft of the Agreement;

     3. met with certain members of the senior management of the Company and Parent to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and Parent;

     4. visited certain facilities and offices of the Company and Parent;

     5. reviewed a forecast prepared by Parent's management with respect to Parent for the years ending approximately December 31, 1998 through 2000;

     6. reviewed a forecast prepared by the Company's management with respect to the Company for the years ending approximately December 31, 1998 through 1999;

     7. reviewed the historical market prices and trading volume for publicly traded securities for the Company and Parent;

     8. reviewed publicly available financial data for certain companies that we deem comparable to the Company and Parent, and publicly available prices and premiums paid in other transactions that we deem similar to the Transaction; and

     9. conducted such other studies, analyses and inquiries that we have deemed appropriate.

The Board of Directors
The Bibb Company
June 26, 1998

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and Parent, and that there has been no material change in the assets, financial condition, business or prospects of the Company and Parent since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and Parent and do not assume any responsibility with respect to it. We have not made any independent appraisal of any of the properties or assets of the Company or Parent. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. An affiliate of the undersigned and certain officers of Houlihan, Lokey, Howard & Zukin, Inc. ("HLHZ") own common stock of the Company, which common shares in the aggregate constitute less than one percent of the total issued and outstanding common shares of the Company. In addition a Senior Managing Director of HLHZ is a member of the Board of Directors of the Company.

It is understood that this letter is for the information of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company's common shareholders in the Transaction is fair from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

/s/  Houlihan Lokey Howard & Zukin Capital

                                                                         ANNEX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in receipt thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Part 5 of Article 8 of the Georgia Business Corporation Code states:

     14-2-850.  Part Definitions.  As used in this part, the term:

          (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (2) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

          (3) "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

             (A) A party to the proceeding; or

             (B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

          (4) "Expenses" includes counsel fees.

          (5) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

          (6) "Official capacity" means:

             (A) When used with respect to a director, the office of director in a corporation; and

             (B) When used with respect to an officer, as contemplated in Code
        Section 14-2-857, the office in a corporation held by the officer.

          Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

          (7) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (8) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     14-2-851. Authority to indemnify. (a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

          (1) Such individual conducted himself or herself in good faith; and

          (2) Such individual reasonably believed:

             (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

             (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

             (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(1)(B) of this Code section.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

     (d) A corporation may not indemnify a director under this Code section:

          (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

          (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

     14-2-852. Mandatory indemnification. A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     14-2-853. Advance for expenses. (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

          (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

          (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c) Authorizations under this Code section shall be made:

          (1) By the board of directors:

             (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

             (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

          (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

     14-2-854. Court-ordered indemnification and advances for expenses. (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

          (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

          (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of the Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

     14-2-855. Determination and authorization of indemnification. (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in subsection (a) of Code Section 14-2-851.

     (b) The determination shall be made:

          (1) If there are two or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

          (2) By special legal counsel:

             (A) Selected in the manner prescribed in paragraph (1); or

             (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

          (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

     14-2-856. Shareholder approved indemnification. (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

          (1) For any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

          (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

          (3) For the types of liability set forth in Code Section 14-2-832; or

          (4) For any transaction from which he received an improper personal benefit.

     (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

          (1) the director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

     14-2-857. Indemnification of officers, employees, and agents. (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

          (1) To the same extent as a director; and

          (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

             (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

             (B) Acts or omissions which involve intentional misconduct or a knowing violation of law;

             (C) The types of liability set forth in Code Section 14-2-832; or

             (D) Receipt of an improper personal benefit.

     (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

     (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

     (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     14-2-858. Insurance. A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him or her against the same liability under this part.

     14-2-859. Application of Part. (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

     (b) Any provision pursuant to subsection (a) of the Code section shall not obligate the corporation to indemnify or advance expenses to a director or a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

     (c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

     (d) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

     (e) Except as expressly provided in Code Section 14-2-857, this part does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

ARTICLES OF INCORPORATION

     The Dan River Charter eliminates, to the fullest extent permitted by applicable law, the personal liability of directors to Dan River or its shareholders for monetary damages for breach of duty of care or any other duty owed to Dan River as a director. The GBCC currently provides that such provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of Dan River, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for unlawful corporate distributions or (iv) for any transaction from which the director received an improper personal benefit.

     Article VI of the Dan River Bylaws provides that Dan River shall indemnify to the fullest extent permitted under the GBCC as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Dan River to provide broader indemnification rights than said law permitted Dan River to provide prior to such amendment), any individual made a party to a proceeding (as defined in the GBCC) because he or she is or was a director or officer against liability (as director, officer and liability are defined in the GBCC), incurred in the proceeding, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Dan River and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     Dan River shall have the power to indemnify to the fullest extent permitted by the GBCC, any individual made a party to a proceeding (as defined in the GBCC) because he or she is or was an employee or agent of Dan River against liability (as defined in the GBCC), incurred in the proceeding, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Dan River and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     Dan River shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding, and shall have the authority to pay for or reimburse the reasonable expenses of an employee or agent of Dan River who is a party to a proceeding, in each case in advance of the final disposition of a proceeding if:

          (a) Such person furnishes Dan River a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth above, and

          (b) Such person furnishes Dan River a written undertaking, executed personally on his or her behalf to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.

     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Dan River Charter, provision of Dan River Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits

EXHIBIT                                DESCRIPTION
-------                                -----------
  2.1      --  Agreement and Plan of Merger, dated as of June 28, 1998, by and between Dan River Inc. and the Bibb Company (attached as
               Annex A to the Joint Proxy Statement/Prospectus forming a
               part of this Registration Statement).
  3.1      --  Amended and Restated Articles of Incorporation of Dan River
               Inc. (incorporated by reference to Exhibit 3.1 in Amendment
               No. 1 to Registration Statement on Form S-1 (File No.
               333-36479)).
  3.2      --  Bylaws of Dan River Inc. (incorporated by reference to
               Exhibit 3.2 in Amendment No. 1 to Registration Statement on
               Form S-1 (File No. 333-36479)).
  4.1      --  Form of Indenture between Dan River Inc. and Marine Midland
               Bank, N.A., as Trustee (including Form of Note)
               (incorporated by reference to Exhibit 4 in Dan River's
               Report on Form 10-K (File No. 33-70442) for the fiscal year ended January 1, 1994).
  5.1      --  Opinion of King & Spalding regarding the validity of the securities being registered.
  8.1      --  Opinion of King & Spalding regarding certain tax matters.
  8.2*     --  Opinion of Jones, Day, Reavis & Pogue regarding certain tax matters.
 23.1      --  Consent of King & Spalding (included as part of its opinions filed as Exhibits 5.1 and 8.1).

EXHIBIT                                DESCRIPTION
-------                                -----------
 23.2      --  Consent of Ernst & Young LLP, independent auditors.
 23.3      --  Consent of Arthur Andersen LLP, independent public
               accountants.
 23.4      --  Consent of Pugh & Company, P.C., independent auditors.
 99.1      --  Form of Dan River Inc. Proxy.
 99.2      --  Form of The Bibb Company Proxy.

---------------

* To be filed by amendment

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, State of Virginia, on July 10, 1998.

                                          DAN RIVER INC.

                                          By:   /s/ JOSEPH L. LANIER, JR.

                                            ------------------------------------
                                            Joseph L. Lanier, Jr.
                                            Chairman of the Board and
                                            Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph L. Lanier, Jr., Richard L. Williams, Barry
F. Shea, Scott D. Batson and Harry L. Goodrich and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

              /s/ JOSEPH L. LANIER, JR.                Chairman of the Board, Chief        July 9, 1998
-----------------------------------------------------    Executive Officer and Director
                Joseph L. Lanier, Jr.                    (Principal Executive Officer)

                  /s/ BARRY F. SHEA                    Vice President -- Chief Financial   July 9, 1998
-----------------------------------------------------    Officer (Principal Financial
                    Barry F. Shea                        and
                                                         Accounting Officer)

               /s/ RICHARD L. WILLIAMS                 President, Chief Operating          July 9, 1998
-----------------------------------------------------    Officer and Director
                 Richard L. Williams

                /s/ DONALD J. KELLER                   Director                            July 9, 1998
-----------------------------------------------------
                  Donald J. Keller

                 /s/ EDWARD J. LILL                    Director                            July 9, 1998
-----------------------------------------------------
                   Edward J. Lill

                 /s/ JOHN F. MAYPOLE                   Director                            July 9, 1998
-----------------------------------------------------
                   John F. Maypole

                                      II-9